Exhibit 4.1

EXECUTION VERSION

DIEBOLD NIXDORF, INCORPORATED

as the Issuer

THE GUARANTORS PARTY HERETO FROM TIME TO TIME,

as Guarantors

$950,000,000

7.750% SENIOR SECURED NOTES DUE 2030

INDENTURE

Dated as of December 18, 2024

REGIONS BANK

as Trustee and Collateral Agent

i

EXHIBITS

Exhibit A	FORM OF RULE 144A AND REGULATION S GLOBAL NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF SUPPLEMENTAL INDENTURE
Exhibit E	FORM OF CERTIFICATE OF BENEFICIAL OWNERSHIP

v

INDENTURE dated as of December 18, 2024 among Diebold Nixdorf, Incorporated, a Delaware corporation (the “Company”), the Guarantors (as defined herein) party hereto from time to time, and Regions Bank, as trustee (in such capacity, together with any successor trustee, the “Trustee”) and as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”).

The Company, the Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of (i) the $950,000,000 aggregate principal amount of 7.750% Senior Secured Notes due 2030 initially issued under this Indenture (the “Initial Notes”) and (ii) any additional Notes (“Additional Notes” and, together with the Initial Notes, the “Notes”) that may be issued after the Issue Date:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“Acquired Debt” means, with respect to any specified Person,

(i) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into, or became a Restricted Subsidiary of, such specified Person, including Indebtedness incurred by such Person in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person; provided, however, that any Indebtedness of such acquired Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person merges with or into, consolidates, amalgamates or otherwise combines with or becomes a Subsidiary of such Person shall not be considered to be Acquired Debt; and

(ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means:

(i) any property or assets (other than Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Sale shall be deemed an investment in Additional Assets);

(ii) the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Custodian, Registrar, co-registrar, Transfer Agent, Paying Agent, additional paying agent or Collateral Agent.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(i)	1.0% of the principal amount of the Note; and

(ii)	the excess of (to the extent positive):

(1)

the present value at such redemption date of (A) the redemption price of the Note at December 18, 2026 (such redemption price being set forth in the table appearing in Section 3.07 and/or paragraph 5 of such Note), plus (B) all required interest payments due on the Note through December 18, 2026 (excluding accrued but unpaid interest (if any) to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(2)	the outstanding principal amount of the Note.

Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

“Approved Bank” has the meaning specified in clause (iii) of the definition of “Cash Equivalents.”

“Asset Sale” means:

(i) the sale, lease, conveyance or other disposition of any assets or rights by the Company or any of its Restricted Subsidiaries; provided, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 4.13 and/or Section 5.01 and not by the provisions of Section 4.10; and

(ii) the issuance of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or third parties to the extent required by applicable law or any Preferred Stock or Disqualified Stock of a Restricted Subsidiary of the Company issued in compliance with the provisions of Section 4.09) by any of the Company’s Restricted Subsidiaries or the sale by the Company or any of its Restricted Subsidiaries of Equity Interests in any of the Company’s Restricted Subsidiaries.

Notwithstanding the foregoing, none of the following items will be deemed to be an Asset Sale:

(i) any single transaction or series of related transactions that involves assets, properties or Equity Interests having a Fair Market Value of less than the greater of (x) $75.0 million and (y) 15.0% of LTM EBITDA;

(ii) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(iii) an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company or to any other person (in the case of any joint venture arrangement permitted by this Indenture);

(iv) the sale, lease or other transfer of assets, including services and accounts receivable in the ordinary course of business, including any sale and leaseback of inventory or equipment that is subleased or otherwise leased directly or indirectly by any customer, the discount or forgiveness of accounts receivable or the conversion of accounts receivable into notes receivable in connection with the collection or compromise thereof, the disposition of a business not comprising the disposition of an entire line of business and any sale or other disposition of surplus, damaged, worn-out or obsolete assets in the ordinary course of business, the disposition of assets no longer used or useful in the conduct of the business of the Company or any of its Restricted Subsidiaries (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable or commercially reasonable to maintain or used or useful in any material respect, taken as a whole, in the conduct of the business of the Company and its Restricted Subsidiaries taken as whole) and dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business;

(v) licenses and sublicenses by the Company or any of its Restricted Subsidiaries of software or intellectual property;

(vi) any surrender, termination or waiver of contract rights or settlement, release, waiver of, recovery on or surrender of contract, tort or other claims of any kind;

(vii) the granting of Liens not prohibited by Section 4.12;

(viii) (A) the sale or other disposition of scrap, cash, Cash Equivalents or Investment Grade Securities or (B) the disposition of other assets in the ordinary course of business;

(ix) a conveyance or other disposition of any assets or rights that constitutes (x) a Restricted Payment not prohibited by Section 4.07 and any disposition permitted by Section 5.01 or (y) a Permitted Investment;

(x) leases and subleases and licenses and sublicenses by the Company or any of its Restricted Subsidiaries of real or personal property in the ordinary course of business;

(xi) any liquidation or dissolution of a Restricted Subsidiary of the Company, provided that such Restricted Subsidiary’s direct parent is also either the Company or a Restricted Subsidiary of the Company and becomes the owner of such Restricted Subsidiary’s assets;

(xii) any financing transaction with respect to property built, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Company or any of its Restricted Subsidiaries after the Issue Date, including, without limitation, Sale/Leaseback Transactions and Securitization Transactions permitted by this Indenture;

(xiii) the sale or discount (with or without recourse) or the granting of any option or other right to purchase, lease or otherwise acquire inventory, notes and delinquent accounts receivable in the ordinary course of business;

(xiv) any issuance, sale, pledge or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(xv) the sale, transfer, termination or other disposition of Hedging Obligations incurred in compliance with this Indenture or the partial or total unwinding of any Cash Management Services or Hedging Obligations incurred in compliance with this Indenture;

(xvi) sales of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(xvii) any disposition of (A) Securitization Assets or Receivables/Equipment Assets, or participations therein, in connection with any Qualified Securitization Transaction or Qualified Receivables/Equipment Facility or (B) receivables in the ordinary course of business that do not constitute Indebtedness;

(xviii) any trade-in of equipment by the Company or any of its Restricted Subsidiaries in exchange for other equipment; provided that in the good faith judgment of the Company or such Restricted Subsidiary receives equipment having a Fair Market Value equal or greater than the equipment being traded in;

(xix) dispositions arising from foreclosures, condemnations, expropriations, eminent domain, seizure, nationalization or any similar action with respect to assets, and dispositions of property subject to casualty events (including, without limitation, resulting from any involuntary loss or damage to or destruction of any property or assets of the Company or any of its Restricted Subsidiaries);

(xx) (A) the termination of leases and subleases in the ordinary course of business or (B) the expiration of any option agreement in respect of real or personal property;

(xxi) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(xxii) dispositions of Investments (including Equity Interests) in joint ventures;

(xxiii) any exchange of assets for Related Business Assets (including a combination of Related Business Assets and a de minimis amount of cash or Cash Equivalents) of comparable or greater market value than the assets exchanged, as determined in good faith by the Company;

(xxiv) any Sale/Leaseback Transaction of any property acquired or built after the Issue Date; provided that (i) such sale is for at least Fair Market Value and (ii) the aggregate consideration of all Sale/Leaseback Transactions after the Issue Date shall not exceed the greater of (x) $120.0 million and (y) 25.0% of LTM EBITDA;

(xxv) the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;

(xxvi) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Asset Sale are applied within 180 days of such disposition to the purchase price of such replacement property (which replacement property or other property used or useful to the business of the Company or any of its Restricted Subsidiaries is purchased within 180 days of such disposition);

(xxvii) transfers, sales, leases, assignments, exchanges, conveyances or other dispositions in connection with a Permitted Reorganization;

(xxviii) dispositions related to any transaction with respect to which automated teller machines are financed or leased directly or indirectly by the Company or any of its Restricted Subsidiaries to any customer or other third party;

(xxix) dispositions of assets not constituting Collateral; provided, that this clause (xxix) shall not permit the disposition of any asset that is material to the business of the Company and its Restricted Subsidiaries, taken as a whole;

(xxx) any dispositions existing on, or made pursuant to binding commitments, agreements or arrangements existing on the Issue Date;

(xxxi) dispositions (i) of non-core assets acquired in connection with Permitted Acquisitions or any other acquisition or Permitted Investment, (ii) made to satisfy the Company’s or any of its Restricted Subsidiaries’ obligations under any non-compete agreement or (iii) made to obtain the approval of any anti-trust authority;

(xxxii) the Company or any of its Restricted Subsidiaries may (i) terminate or otherwise collapse its cost-sharing agreements with the Company or any Subsidiary and settle any crossing payments in connection therewith or (ii) surrender, terminate or waive contractual rights and settle or waive contractual or litigation claims;

(xxxiii) any issuance of Equity Interests in any Restricted Subsidiary to any officer, director, consultant, advisor, service provider or employee of the Company or any of its Restricted Subsidiaries in respect of services provided to the Company or any such Restricted Subsidiary in the ordinary course of business approved by the Board of Directors of the Company;

(xxxiv) any disposition of assets to the extent that the original consideration paid in exchange for such assets was in the form of cash equity contributions to the Company or any of its Restricted Subsidiaries (this clause (xxxiv), the “Equity Purchased Assets”);

(xxxv) sales, assignments or other transfers of accounts or lease receivables (and rights and property ancillary thereto) arising under an Integrated Service Contract or otherwise in connection with the incurrence of Integrated Service Contract Debt and any other disposition related to any Integrated Service Contract Transactions; and

(xxxvi) dispositions in connection with any Intercompany Cash Management Arrangement.

“Authorized Representative” means, at any time, (i) in the case of the New Credit Agreement Obligations or the New Credit Agreement Secured Parties, the New Credit Agreement Agent, (ii) in the case of the Notes Obligations or the Notes Secured Parties, the Trustee, (iii) in the case of the Exit Credit Agreement Obligations or the Exit Credit Agreement Secured Parties, the Exit Credit Agreement Administrative Agent, and (iv) in the case of any other First Lien Obligations that become subject to the Pari Passu Intercreditor Agreement after the Issue Date, the trustee, administrative agent or similar representative for the holders of such series of First Lien Obligations named in the applicable joinder agreement to the Pari Passu Intercreditor Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign bankruptcy, insolvency or receivership law for the relief of debtors, including common law, from time to time in effect in respect of voluntary or involuntary insolvency, liquidation, dissolution, wind-up, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, reorganization, or debtor relief.

“Basket” means any amount, threshold, exception or value (including by reference to the Consolidated First Lien Debt Ratio, the Consolidated Secured Debt Ratio, the Consolidated Total Debt Ratio, the Interest Coverage Ratio, Consolidated EBITDA or LTM EBITDA) permitted or prescribed with respect to any Lien, Indebtedness, Asset Sale, Investment, Restricted Payment, transaction, action, judgment or amount under any provision in this Indenture.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(i) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(ii) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(iii) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(iv) with respect to any other Person, the board or committee of such Person serving a similar function.

Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). Unless the context requires otherwise, Board of Directors means the Board of Directors of the Company. The obligations of the “Board of Directors of the Company” under this Indenture may be exercised by the Board of Directors of the Company or any Qualified Reporting Subsidiary, including, in each case, its successors and assigns.

“Broker-Dealer Regulated Subsidiary” means any Subsidiary of the Company that is registered as a broker-dealer under the Exchange Act or any other applicable laws in the United States or any other applicable jurisdiction requiring such registration.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be in New York, New York, the United States or in the jurisdiction of the place of payment a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP (subject to accounting principles to be set forth in this Indenture).

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP (subject to accounting principles set forth in this Indenture).

“Capital Markets Indebtedness” means any Indebtedness consisting of bonds, debentures, notes or other similar Indebtedness securities issued in (a) a public offering registered under the Securities Act or (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S of the Securities Act, whether or not it includes registration rights entitling the holders of such Indebtedness securities to registration thereof with the Commission. The term “Capital Markets Indebtedness” (i) shall not include the Notes (including, for the avoidance of doubt, any Additional Notes) and (ii) for the avoidance of doubt, shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not resold by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and Affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be underwritten), or any Indebtedness under the Credit Agreement, commercial bank or similar Indebtedness, Capital Lease Obligations or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Capital Stock” means:

(i) in the case of a corporation, corporate stock;

(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii) in the case of a partnership, partnership interests (whether general or limited);

(iv) in the case of a limited liability company, membership interests; and

(v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Company and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Company and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means any Subsidiary of the Company that is subject to regulation as an insurance company and provides insurance to the Company or its Restricted Subsidiaries.

“Cash” means cash and the defined term “Cash Equivalents.”

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the common equity capital of the Company or any of its Restricted Subsidiaries described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(i) (A) U.S. dollars, Sterling, Canadian dollars or Euros or any national currency of any participating member state of the EMU; and (B) in the case of any Foreign Subsidiary or any jurisdiction in which the Company or any of its Restricted Subsidiaries conducts business, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(ii) readily marketable obligations issued or directly and fully guaranteed or insured by the United States, the United Kingdom, Canada or any country that is a participating member state of the EMU governments or any agencies or instrumentality thereof the securities of which are guaranteed as a full faith and credit obligation of the United States with maturities of not more than 24 months from the date of acquisition;

(iii) time deposits, Eurodollar time deposits or demand deposits with, insured certificates of deposit, bankers’ acceptances or overnight bank deposits of, or letters of credit issued by, any commercial bank that has combined capital and surplus of at least $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. Banks (any such bank being an “Approved Bank”), in each case with maturities of not more than 24 months from the date of acquisition thereof;

(iv) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Company), in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(v) marketable short-term money market and similar funds having a rating of at least P-2 (or the equivalent thereof) or A-2 (or the equivalent thereof) from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Company);

(vi) repurchase obligations for underlying securities of the types described in clauses (ii), (iii) and (v) above entered into with any Approved Bank;

(vii) securities with average maturities of not more than 24 months from the date of acquisition thereof and issued or fully guaranteed by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof) (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Company);

(viii) Investments with average maturities of not more than 12 months from the date of acquisition thereof in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Company);

(ix) securities with maturities of not more than 12 months from the date of acquisition thereof and backed by standby letters of credit issued by any Approved Bank;

(x) instruments equivalent to those referred to in clauses (i) through (ix) above denominated in any currency comparable in credit quality and tenor to U.S. dollars and those other currencies referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by the Company or any of its Restricted Subsidiaries;

(xi) foreign Investments that are of a similar type of, and that have a rating comparable to, any of the Investments referred to in the preceding clauses (i) through (ix) above;

(xii) Investments, classified in accordance with GAAP as current assets of the Company or any of its Restricted Subsidiaries, in money market investment programs which are registered under the Investment Company Act of 1940, as amended, or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (i) through (ix) of this definition;

(xiii) investment funds investing substantially all of their assets in securities of the types described in clauses (i) through (xii) above; and

(xiv) solely with respect to any Captive Insurance Subsidiary, any investment that the Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those specified in clause (i) above; provided that, except for amounts used to pay non-U.S. dollar-denominated obligations of the Company or any of its Restricted Subsidiaries in the ordinary course of business, such amounts are converted into any currency listed in clause (i) above as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following services or any similar services and any agreement or other arrangement governing the provision of the same: automated clearing house transactions, treasury, depository, credit or debit card, purchasing card (including so-called “procurement cards” or “P-cards”), stored value card, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services, electronic fund transfer services, disbursement services and/ or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit, zero balance and other accounts and merchant services or other cash management arrangements in the ordinary course of business.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.

“CFC Holdco” means any Domestic Subsidiary substantially all the assets of which are Equity Interests and/or Indebtedness of one or more CFC’s or other CFC Holdcos.

“Change of Control” means the occurrence of any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Holders, acquiring beneficial ownership of Voting Stock of the Company representing more than 50% of the aggregate ordinary voting power for the election of directors of the Company (determined on a fully diluted basis). Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Company owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means substantially all of the assets and property of the Company or any Guarantor, whether real, personal or mixed securing or purported to secure any Notes Obligations, excluding, for the avoidance of doubt, any Excluded Assets.

“Collateral Agent” means Regions Bank, as collateral agent for the Notes Secured Parties under the Security Documents and any successor pursuant to the provisions of this Indenture and the Security Documents.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of this Indenture such Commission is not existing and performing the duties now assigned to it under the Securities Act of 1933, as amended, the Exchange Act and the Trust Indenture Act then the body performing such duties at such time.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including the amortization or write-off of (a) intangible assets, non-cash organization costs and purchase accounting adjustments, including asset write-ups, (b) deferred financing fees, debt issuance costs, commissions, fees and expenses, bridge, commitment and other financing fees, discounts, yield and other fees and charges, (c) unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, (d) Capitalized Software Expenditures, capitalized customer acquisition costs and incentive payments and capitalized conversion costs and contract acquisition costs and (e) favorable or unfavorable lease assets or liabilities of such Person and its Restricted Subsidiaries, for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(i) increased (without duplication) by the following, in each case, other than clauses (i)(7), (9) (11) and (12) below, to the extent deducted (and not added back) in determining Consolidated Net Income, for such period with respect to such Person and its Restricted Subsidiaries:

(1) total interest expense determined in accordance with GAAP (including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Leases, (E) net payments, if any, pursuant to interest Swap Contracts with respect to Indebtedness, (F) amortization of deferred financing fees, debt issuance costs, commissions and fees and (G) the interest component of any pension or other post-employment benefit expense) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed), net of interest income and gains on such hedging obligations or other derivative instruments; provided that interest expense attributable to any Integrated Service Contract Debt shall be excluded for the purposes of this clause (1), plus

(2) provision for Taxes based on income or profits or capital gain, including, federal, state, local, provincial, territorial, franchise, property and similar Taxes and foreign withholding Taxes (including any future Taxes or other levies which replace or are intended to be in lieu of such Taxes and any penalties and interest related to such Taxes or arising from tax examinations), plus

(3) Consolidated Depreciation and Amortization Expense for such period, plus

(4) the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any Subsidiaries that are not Wholly-Owned Subsidiaries, plus

(5) the amount of fees and expenses paid to the directors of the Company, plus

(6) any costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management, director or employee benefit plan, agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock) solely to the extent that such cash proceeds are excluded from the calculation set forth in Section 4.07(a)(y) and shall not be, and have not been, designated an Excluded Contribution, plus

(7) the amount of “run-rate” cost savings, synergies and operating expense reductions or other operating improvements or business optimization (including, in each case, as a result of a Specified Transaction) projected by the Company in good faith to result from actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected in good faith to be taken no later than 24 months after the end of such period (calculated on a pro forma basis as though such cost savings, synergies, operating expense reductions or other operating improvements or business optimization had been realized on the first day of such period for which Consolidated EBITDA is being determined and if such cost savings, operating expense reductions or other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings, synergies, operating expense reductions or other operating improvements or business optimization are reasonably identifiable and factually supportable in the good faith judgment of the Company (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken); plus

(8) any fees, costs and expenses related to a Qualified Securitization Transaction or a Qualified Receivables/Equipment Facility, as applicable, to the extent such fees and expenses are included in computing Consolidated Net Income; plus

(9) the non-cash portion of straight line rent expense; plus

(10) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (ii) of this definition below for any previous period and not added back, plus

(11) the amount of loss on sales of Securitization Assets to a Securitization Entity in connection with a Qualified Securitization Transaction or Receivables/Equipment Assets in connection with a Qualified Receivables/Equipment Facility, as applicable, to the extent included in computing Consolidated Net Income, plus

(12) any adjustments of the nature or type (A) used in connection with the calculation of “Adjusted EBITDA” as set forth in “Summary—Summary historical consolidated financial data” contained in the Offering Memorandum and other adjustments of a similar nature to the foregoing, (B) evidenced or contained in any due diligence quality of earnings report from time to time prepared with respect to the target of an acquisition or Investment by a “big four” accounting firm or other nationally recognized or other accounting, consulting or advisory firm or (C) consistent with GAAP or Regulation S-X (which, solely with respect to the requirements of Regulation S-X permitting adjustments for pro forma cost-savings and synergies, shall be deemed to be Regulation S-X as in effect immediately prior to January 1, 2021); and

(ii) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period, any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase, or was otherwise not included in, Consolidated EBITDA in any prior period.

For the avoidance of doubt, (a) Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with the definition of “Pro Forma Basis” in this Indenture and (b) reference to Consolidated EBITDA of the Company means such Consolidated EBITDA calculated on a consolidated basis with respect to the Company and its Restricted Subsidiaries.

“Consolidated First Lien Debt Ratio” means, as of any date of determination, the ratio of (i) Consolidated First Lien Net Debt as of such date to (ii) Consolidated EBITDA of the Company for the most recently ended Test Period immediately preceding such date, calculated on a Pro Forma Basis.

“Consolidated First Lien Net Debt” means, as of any date of determination, (i) any Indebtedness described in clause (i) of the definition of “Consolidated Total Net Debt” outstanding on such date, plus (ii) without duplication, the aggregate undrawn amount of Designated Revolving Commitments in effect on such date, in the case of both clauses (i) and (ii) hereof, that is secured by a Lien on the assets or property of the Company or its Restricted Subsidiaries on a first priority basis (but without regard to the control of remedies), minus (iii) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash), in each case, included on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of such date; provided that Consolidated First Lien Net Debt shall not include Indebtedness (1) that is available to be or may be redrawn (including loans under any other revolving credit facility) other than Designated Revolving Commitments, (2) in respect of letters of credit, except to the extent of unreimbursed amounts under standby letters of credit; provided that any unreimbursed amount under standby letters of credit shall not be counted as Consolidated First Lien Net Debt until 3 Business Days after such amount is drawn, (3) owed by Unrestricted Subsidiaries, (4) in respect of Cash Management Services, (5) in respect of any Qualified Receivables/Equipment Facility or any Qualified Securitization Transaction, (6) in respect of or under Swap Contracts and (7) in respect of Integrated Service Contract Debt.

“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the cash interest expense (including imputed interest expense in respect of Capital Lease Obligations and synthetic lease obligations) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and (b) the aggregate amount of all dividends in respect of Disqualified Stock paid in cash by the Company and its Restricted Subsidiaries during such period. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Company or any of its Restricted Subsidiaries with respect to interest rate Swap Contracts.

“Consolidated Net Income” means, with respect to any Person for any period, the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(i) any after-tax effect of extraordinary, non-recurring, exceptional or unusual gains or losses, charges or expenses (including all fees and expenses related thereto), losses, charges or expenses relating to any strategic initiatives (including any multi-year strategic initiatives), Transaction Expenses, restructuring costs and reserves, relocation costs, Public Company Costs, severance costs and expenses, one-time compensation charges, opening, closing and consolidation or disruption costs for facilities, costs in connection with future lease agreements, stay, signing, upfront, retention or completion bonuses, executive recruiting and retention costs (including payments made to employees pursuant to non-compete agreements), loans and advances that constitute an advance on one-time bonus payments made in connection with recruitment or retention of independent contractors, transition costs, costs incurred in connection with non-ordinary course intellectual property development, integration costs (whether in connection with Permitted Acquisitions, other acquisitions or otherwise), business optimization expenses (including costs and expenses relating to business optimization programs, and new systems design, retention charges, system establishment costs (including information technology systems), technology upgrades and implementation costs (including implementation of operational and reporting systems and technology initiatives (including, without limitation, the rollout of the warehouse management system) and project start-up costs))), losses associated with temporary decreases in work volume and expenses related to maintaining underutilized personnel and facilities, losses arising from natural disasters, operating expenses attributable to the implementation of cost-savings initiatives, consulting fees and curtailments and modifications to pension and post-retirement employee benefit plans, in all cases above for such period, shall be excluded;

(ii) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP, shall be excluded;

(iii) any effect of any fees (including finder’s fees, broker’s fees or any other fees), expenses or charges incurred during such period (including, without limitation, any premiums, make-whole or penalty payments), or any amortization thereof for such period, in connection with any Investment (including loans to independent contractors), Permitted Acquisition or any other acquisition (other than any such other acquisition in the ordinary course of business) permitted under this Indenture, disposition (other than in the ordinary course of business), or other transfer (other than any such transfer in the ordinary course of business), incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the Notes, the loans under the New Credit Agreement and the syndication and incurrence of any securities or credit facilities), issuance of Equity Interests, Equity Offering, recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of any securities, the New Credit Agreement, any other credit facilities or any other debt instrument) and including, in each case, any such transaction whether consummated on, after or prior to the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger or amalgamation costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic 805—Business Combinations), shall be excluded;

(iv) accruals and reserves that are established or adjusted within 18 months after the closing of the Transactions, any Permitted Acquisition or any other acquisition or Investment (other than any such other acquisition in the ordinary course of business) that are so required to be established or adjusted as a result of such Permitted Acquisition or such other acquisition or Investment in accordance with GAAP shall be excluded;

(v) any net after-tax effect of gains or losses on disposal, abandonment (including asset retirement costs) or discontinuance of disposed, abandoned or discontinued operations, as applicable, in each case other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded;

(vi) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person, in each case other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded;

(vii) the Net Income for such period of any Person that is an Unrestricted Subsidiary shall be excluded, and the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of a Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period by any Subsidiary of such Person that is not a Subsidiary or that is accounted for by the equity method of accounting;

(viii) solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(y)(A), the Net Income for such period of any Restricted Subsidiary (other than the Company or any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions that have been waived or otherwise released); provided that Consolidated Net Income of a Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents), or, without duplication, the amount that could have been paid in cash without violating any such restriction or requiring any such approval, to such Person in respect of such period, to the extent not already included therein;

(ix) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP attributable to the application of recapitalization accounting or purchase accounting (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, credit balances and debt line items thereof), as the case may be, in relation to any consummated Permitted Acquisition or other acquisition (other than any such other acquisition in the ordinary course of business) or Investments permitted under this Indenture consummated prior to or after the Issue Date or the amortization or write-off or write-down of any amounts thereof pursuant to GAAP, net of taxes, shall be excluded;

(x) any effect of income (loss) from the early extinguishment or conversion of (1) Indebtedness, (2) Swap Contracts or (3) other derivative instruments shall be excluded;

(xi) any impairment charge or asset write-off or write-down (other than write-offs, write-downs or impairments with respect to accounts receivable in the normal course or inventory), including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or in connection with any disposition of assets, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(xii) other non-cash expenses, charges and losses during such period shall be excluded, in each case other than (A) any non-cash expense, charge or loss charge either (i) expressly excluded from Consolidated Net Income pursuant to another clause of this definition or (ii) expressly added back to Consolidated EBITDA pursuant to the definition thereof or (B) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period; provided that if any non-cash charges or expenses referred to in this clause (l) represents an accrual or reserve for potential cash item in any future period, (i) such Person may elect not to exclude such non-cash charge or expense in the current period or (ii) to the extent such Person elects to exclude such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income in such future period to such extent paid;

(xiii) other non-cash gains during such period shall be excluded other than (x) to the extent expressly excluded from Consolidated Net Income pursuant to another clause of this definition, (y) to the extent expressly deducted from Consolidated EBITDA pursuant to the definition thereof, or (z) any non-cash gains that represent the reversal of an accrual or reserve for any anticipated cash charges in any prior period (other than any such accrual or reserve that has been, or, had this Indenture been in effect at such time, would be, excluded in calculating Consolidated Net Income in accordance with this definition); provided that in the case of any non-cash gain, the cash receipt in such future period in respect of any non-cash gain which was excluded from the calculation of Consolidated Net Income pursuant to this clause (m) shall be added to Consolidated Net Income in such future period to such extent received;

(xiv) any equity- or phantom-equity-based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation rights, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration, or payout of, Equity Interests by management of such Person or of a Restricted Subsidiary or any of its direct or indirect parent companies in connection with the Transactions, shall be excluded;

(xv) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be paid for or reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact paid for or reimbursed within 365 days of the date of such determination (with a deduction to be applied to Consolidated Net Income in the applicable future period for any amount so added back in any prior period to the extent not so paid for or reimbursed within the applicable 365-day period), shall be excluded;

(xvi) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards No. 87, 106 and 112 (or any successor provision or other financial accounting standard having a similar result or effect), and any other items of a similar nature, shall be excluded;

(xvii) any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic 718, Compensation—Stock Compensation or Accounting Standards Codification Topics 505-50 Equity-Based Payments to Non-Employees (or any successor provision or other financial accounting standard having a similar result or effect), shall be excluded; and

(xviii) the following items shall be excluded:

(1) any net unrealized gain or loss (after any offset) resulting in such period from Swap Contracts and the application of Accounting Standards Codification Topic 815—Derivatives and Hedging (or any successor provision or other financial accounting standard having a similar result or effect) and its related pronouncements or mark to market movement of non-U.S. currencies, Indebtedness, derivatives instruments or other financial instruments pursuant to GAAP, including Accounting Standards Codification Topic 825—Financial Instruments (or any successor provision or other financial accounting standard having a similar result or effect) or an alternative basis of accounting applied in lieu of GAAP;

(2) any non-cash adjustments resulting in such period from (x) deferred revenues and the application of Accounting Standards Codification Topic 606—Revenue from Contracts with Customers (or any successor provision or other financial accounting standard having a similar result or effect) and (y) lease assets and liabilities and the application of Accounting Standards Codification Topic 842—Leases (or any successor provision or other financial accounting standard having a similar result or effect);

(3) any net unrealized gain or loss (after any offset) and expenses incurred resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (A) Swap Contracts for currency exchange risk and (B) resulting from intercompany indebtedness among such Person and its Restricted Subsidiaries) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items;

(4) any non-cash adjustments resulting from the application of Accounting Standards Codification Topic 825—Financial Instruments (or any successor provision or other financial accounting standard having a similar result or effect) or any comparable regulation;

(5) any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees or any comparable regulation; and

(6) earn-out obligations and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise (and including deferred performance incentives in connection with Permitted Acquisitions whether or not a service component is required from the transferor or its related party)) and adjustments thereof and purchase price adjustments.

In addition, to the extent not already included in the Consolidated Net Income of such Person in any period and so long as the expenses, charges and losses with respect to which such amounts relate have not been excluded from Consolidated Net Income of such Person in any period, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Permitted Acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

Notwithstanding the foregoing, for the purpose of Section 4.07 only (other than Section 4.07(a)(y)(D)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by such Person and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from such Person and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by such Person or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 4.07(a)(y)(D).

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (i) Consolidated Secured Net Debt as of such date to (ii) Consolidated EBITDA of the Company for the most recently ended Test Period immediately preceding such date, calculated on a Pro Forma Basis.

“Consolidated Secured Net Debt” means, as of any date of determination, (i) any Indebtedness described in clause (i) of the definition of “Consolidated Total Net Debt” outstanding on such date, plus (ii) without duplication, the aggregate undrawn amount of Designated Revolving Commitments in effect on such date, in the case of both clauses (i) and (ii) hereof, that is secured by a Lien on the assets or property of the Company or its Restricted Subsidiaries, minus (iii) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash), in each case, included on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of such date; provided, that Consolidated Secured Net Debt shall not include Indebtedness (1) that is available to be or may be redrawn (including loans under any revolving credit facility) other than Designated Revolving Commitments, (2) in respect of letters of credit, except to the extent of unreimbursed amounts under standby letters of credit; provided that any unreimbursed amount under standby letters of credit shall not be counted as Consolidated Secured Net Debt until 3 Business Days after such amount is drawn, (3) owed by Unrestricted Subsidiaries, (4) in respect of Cash Management Services, (5) in respect of any Qualified Receivables/Equipment Facility or any Qualified Securitization Transaction, (6) in respect of or under Swap Contracts and (7) in respect of Integrated Service Contract Debt.

“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (i) any Consolidated Total Net Debt as of such date to (ii) the Consolidated EBITDA of the Company for the most recently ended Test Period immediately preceding such date, calculated on a Pro Forma Basis.

“Consolidated Total Net Debt” means, as of any date of determination, (i) the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet (but excluding the notes thereto) prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting or recapitalization accounting in connection with any Permitted Acquisition or any other acquisition permitted hereunder) consisting only of Indebtedness for borrowed money and obligations in respect of Capitalized Leases or other purchase money Indebtedness, plus, (ii) without duplication, the aggregate undrawn amount of Designated Revolving Commitments in effect on such date, minus (iii) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash), in each case, included on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of such date; provided, that Consolidated Total Net Debt shall not include Indebtedness (1) that is available to be or may be redrawn (including revolving loans under any revolving credit facility) other than Designated Revolving Commitments, (2) in respect of letters of credit, bank guarantees, bankers’ acceptances and performance or similar bank obligations, except to the extent of unreimbursed amounts under standby letters of credit; provided that any unreimbursed amount under standby letters of credit shall not be counted as Consolidated Total Net Debt until 3 Business Days after such amount is drawn, (3) owed by Unrestricted Subsidiaries, (4) in respect of Cash Management Services, (5) in respect of any Qualified Receivables/Equipment Facility or any Qualified Securitization Transaction, (6) in respect of or under Swap Contracts and (7) in respect of Integrated Service Contract Debt.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contribution Indebtedness” means Indebtedness or issuance of Disqualified Stock of the Company and the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock of any of its Restricted Subsidiaries in an aggregate principal amount or liquidation preference not greater than 100% of the net cash proceeds of the Fair Market Value of marketable securities or the Fair Market Value of Qualified Proceeds received by the Company from the issue or sale of Equity Interests of the Company and the aggregate amount of cash contributions made to the common equity capital of the Company or any of its Restricted Subsidiaries after the Issue Date, including through consolidation, amalgamation or merger (other than Excluded Contributions, Designated Preferred Stock, Disqualified Stock or cash contributed by the Company or any of its Restricted Subsidiaries); provided that:

(i) the cash received or contributed shall not increase the amount available for making Restricted Payments to the extent the Company or its Restricted Subsidiaries incurred Indebtedness in reliance thereon; and

(ii) the cash received or contributed shall be excluded for purposes of incurring Indebtedness to the extent the Company or any of its Restricted Subsidiaries make a Restricted Payment in reliance on such cash.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.

“Corporate Trust Office” means the principal office of the Trustee at which at any particular time its corporate trust business shall be administered, which office at the date of this Indenture is located at Regions Bank, 1180 West Peachtree Street, Suite 1200, Atlanta, Georgia 30309.

“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the New Credit Agreement Agent is the Controlling Collateral Agent with respect to such Shared Collateral, the New Credit Agreement Secured Parties and (ii) at any other time, the First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means (i) each of the New Credit Agreement and the Exit Credit Agreement and (ii) whether or not the New Credit Agreement and/or Exit Credit Agreement remain outstanding, if designated by the Company to be included in the definition of “Credit Agreement,” one or more (1) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (2) debt securities, notes, mortgages, guarantees, collateral documents, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (3) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased (provided that such increase in borrowings is permitted under this Indenture), replaced or refunded in whole or in part from time to time and whether by the same or any other agent, lender or investor or group of lenders or investors.

“Customary Bridge/Interim Debt” means, with respect to any Indebtedness permitted under this Indenture that is subject to a Stated Maturity and/or Weighted Average Life to Maturity requirement contained herein, customary bridge credit facility or customary escrow arrangements to the extent that the long-term Indebtedness into which such facility or arrangement is to be converted, exchanged or extended (or upon release of such escrow) would satisfy the applicable Stated Maturity and/or Weighted Average Life to Maturity requirement.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed by the Company as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration. A particular item of Designated Non-cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 4.10.

“Designated Preferred Stock” means Preferred Stock of the Company (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the date of issuance thereof, the cash proceeds of which are excluded from the calculation set forth in Section 4.07(a)(y).

“Designated Revolving Commitments” means any commitments to make loans or extend credit on a revolving basis (or delayed draw basis) to the Company or any of its Restricted Subsidiaries by any Person other than the Company or any of its Restricted Subsidiaries that have been designated in an Officer’s Certificate delivered to the Trustee as “Designated Revolving Commitments” until such time as the Company subsequently delivers an Officer’s Certificate to the Trustee to the effect that such commitments shall no longer constitute “Designated Revolving Commitments”; provided that during such time (including at the time of the incurrence of such Designated Revolving Commitments), (1) such Designated Revolving Commitments will be deemed an incurrence of Indebtedness on such date and will be deemed outstanding for purposes of calculating the Interest Coverage Ratio, the Consolidated First Lien Debt Ratio, the Consolidated Secured Debt Ratio, the Consolidated Total Debt Ratio and the availability of any Baskets hereunder and (2) commencing on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of the Indebtedness thereunder (but without netting any cash proceeds thereof except to the extent expressly provided for in the definition of Consolidated First Lien Debt Ratio, Consolidated Secured Debt Ratio and Consolidated Total Debt Ratio), such committed amount under such Designated Revolving Commitments may thereafter be borrowed (and reborrowed, if applicable), in whole or in part, from time to time, without further compliance with any Basket or financial ratio or test under this Indenture (including the Interest Coverage Ratio, the Consolidated Total Debt Ratio, the Consolidated First Lien Debt Ratio and the Consolidated Secured Debt Ratio).

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Company having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Company shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than (i) solely for Qualifying Equity Interests and cash in lieu of fractional shares or (ii) solely at the discretion of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Obligations), (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualifying Equity Interests and cash in lieu of fractional shares or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of Notes Obligations), (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of clauses (a), (b), (c) and (d), prior to the date that is 91 days after the maturity date of the Notes then outstanding at the time of issuance of such Equity Interests; provided that any Equity Interests held by any future, current or former employee, director, officer, member of management, independent contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any other entity in which the Company or any of its Restricted Subsidiaries has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof) of the Company, in each case pursuant to any co-invest agreement, equity subscription or shareholders’ agreement, any management, shareholder, director or employee equity plan, any stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, independent contractor’s or consultant’s termination of employment or service, as applicable, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock will not be deemed to be Disqualified Stock.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia (and, for the avoidance of doubt, excluding Puerto Rico or any territory of the United States).

“Domestic Subsidiary” means any Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia (and, for the avoidance of doubt, excluding Puerto Rico or any territory of the United States).

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock whether or not such debt securities include any right of participation with Equity Interests).

“Equity Offering” means a public or private sale of Equity Interests of the Company (other than Disqualified Stock and other than to a Subsidiary of the Company).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means:

(i) (A) any fee owned Real Property (x) outside the United States and (y) in the United States not constituting Material Real Property; provided that any fee-owned Real Property located in the United States that is located in a flood or mudslide hazard area or subject to any flood insurance due diligence, flood insurance requirements or compliance with flood insurance laws shall not be included in the Collateral and (B) any leasehold rights and interests in Real Property (including any obligation to obtain landlord or other third-party waivers, non-disturbance agreements, estoppels, bailee waivers, warehouseman waivers and collateral access letters);

(ii) motor vehicles, airplanes and other assets subject to certificates of title;

(iii) commercial tort claims where the amount of damages claimed by the Company or the applicable Guarantor is less than $10,000,000;

(iv) any governmental or regulatory licenses or federal, state, provincial, territorial or local franchises, charters and authorizations and any other property and assets to the extent that the Collateral Agent may not (or is restricted from) validly possess a Lien therein under applicable law (including, without limitation, rules and regulations of any governmental authority or agency) or the pledge or creation of a Lien in any asset which would require governmental, regulatory or third-party consent, approval, license or authorization (to the extent such consent, approval, license or authorization was not obtained (it being understood and agreed that the Company and the Guarantors shall be under no obligation to obtain such consent, approval, license or authorization)), other than to the extent such prohibition, limitation or restriction is rendered ineffective under the UCC or other applicable law;

(v) any particular asset or right under contract (including any lease, license, permit or other agreement), if the pledge thereof or the Lien therein (A) is prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority or regulatory authority), other than to the extent such prohibition or restriction is rendered ineffective under the UCC or other applicable law and (B) to the extent and for so long as it would violate or invalidate the terms of such contract (in each case, after giving effect to the relevant provisions of the UCC or other applicable law) or would give rise to a termination right of a third party (other than the Company or any Restricted Subsidiary) thereunder or require consent, approval, license or authorization of a third party (other than the Company or any Restricted Subsidiary) thereunder (except to the extent such provision is overridden by the UCC or other applicable law), in each case, only to the extent that such limitation on such pledge or security interest is not otherwise prohibited;

(vi) (A) margin stock, (B) Equity Interests in, and property and assets of, any Person other than Wholly-Owned Restricted Subsidiaries, and (C) Equity Interests in, and property and assets of, any broker-dealer Subsidiary, Unrestricted Subsidiary, Captive Insurance Subsidiary, not-for-profit Subsidiary or special purpose securitization vehicle (or similar entity) or any Subsidiary that is an Immaterial Subsidiary, in each case of this clause (C) that are not Guarantors;

(vii) any lease, license or agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement permitted by this Indenture, in each case, to the extent that a grant of a Lien therein (A) would violate or invalidate such lease, license or agreement, or purchase money or similar arrangement or create a right of termination in favor of any other party thereto other than the Company or any Restricted Subsidiary (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law) or (B) would require governmental, regulatory or third-party (other than the Company or any Restricted Subsidiary) approval, consent or authorization pursuant to the terms thereof (in each case after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law) (other than proceeds and receivables thereof, the assignment of which is deemed effective under the UCC or other applicable law notwithstanding such prohibition) not obtained (without any requirement to obtain such approval, consent or authorization) (in each case of clauses (A) and (B), after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law but only to the extent that such limitation on such pledge or Lien is not otherwise prohibited under this Indenture);

(viii) letter of credit rights, except to the extent perfection of the Lien therein is accomplished by the filing of a UCC financing statement or equivalent financing statement, financing change statement or registration (it being understood that no actions shall be required to perfect a Lien in letter of credit rights, other than the filing of a UCC financing statement or equivalent financing statement, financing change statement or registration);

(ix) any intent-to-use trademark application prior to the filing, and acceptance by the U.S. Patent and Trademark Office, of a “Statement of Use” or “Amendment to Allege Use” with respect thereto;

(x) the creation or perfection of pledges of, or security interests in, any property or assets that could reasonably be expected to result in adverse tax consequences and/or adverse regulatory consequences and assets where the burden or cost (including adverse tax or regulatory consequences) (which are not de minimis) of obtaining a Lien therein or perfection thereof exceeds the practical benefit to the Notes Secured Parties afforded thereby as reasonably determined by the Company in good faith and notified in writing to the Collateral Agent;

(xi) segregated funds held in a fiduciary capacity for others (that are the Company or a Guarantor);

(xii) Securitization Assets sold or otherwise pledged, factored, or transferred in connection with any Securitization Transaction, (ii) Receivables/Equipment Assets sold or otherwise pledged, factored or transferred in connection with any Receivables/Equipment Facility and (iii) any Indebtedness of a Receivables/Equipment Subsidiary or Securitization Entity owed to the Company or a Restricted Subsidiary in respect of the purchase price of the assets sold under a Receivables/Equipment Facility or Securitization Transaction, as applicable;

(xiii) any property subject to a Lien permitted by clauses (iv), (vi) (limited to Capitalized Leases, attributable indebtedness and purchase money security interest and other similar arrangements incurred pursuant thereto), or (xii) of the definition of “Permitted Liens” (in the case of clause (xii) to the extent relating to a Lien originally incurred pursuant to clause (iv) or (vi)) in each case, to the extent the documents governing such Lien do not permit any other Lien on such property;

(xiv) cash collateral held solely for the benefit of holders of Permitted Debt;

(xv) voting Equity Interests (and Indebtedness treated as equity for U.S. federal income tax purposes) of any Subsidiary that is (A) a CFC or (B) a CFC Holdco, in each case, in excess of 65% of the issued and outstanding voting Equity Interests (and Indebtedness treated as equity for U.S. federal income tax purposes) of such CFC or CFC Holdco;

(xvi) any assets of (A) any Subsidiary that is a CFC or a CFC Holdco or (B) any Subsidiary of such a CFC or CFC Holdco (including Equity Interests of any such Subsidiary of such a CFC or CFC Holdco);

(xvii) (i) deposit accounts or securities accounts maintained as (A) tax withholding accounts in respect of withholding taxes collected and held for the benefit of third parties (such as sales tax accounts) or payroll accounts, or (B) trust accounts, custodial accounts, escrow accounts and other similar deposit or securities accounts, in each case, used to hold segregated deposits for the benefit of third parties, (ii) deposit accounts or securities accounts maintained outside of the United States, (iii) deposit accounts or securities accounts maintained in connection with cash pooling, netting or set-off arrangements between the Company and its Restricted Subsidiaries, (iv) other deposit accounts and securities accounts which individually do not have a balance that exceeds $5,000,000 for a period of three (3) consecutive Business Days and (v) segregated lockboxes and collection accounts (and any cash and Cash Equivalents therein) maintained solely in connection with any factoring facility permitted under this Indenture; and

(xviii) any assets located or titled outside the United States or assets that require action under the law of any foreign jurisdiction to create or perfect a security interest in such assets under such foreign jurisdiction, including any intellectual property registered in any foreign jurisdiction (and no security agreements or pledge agreements governed under the laws of any foreign jurisdiction), provided, however, that Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (i) through (xviii) (unless such proceeds, substitutions or replacements would otherwise constitute Excluded Assets referred to in clauses (i) through (xviii)); provided, further, that no assets shall constitute an Excluded Asset unless such asset also constitutes an “Excluded Asset” under and as defined in the New Credit Agreement.

“Excluded Contributions” means the net cash proceeds, Cash Equivalents and/or Fair Market Value of marketable securities or the Fair Market Value of Qualified Proceeds received by the Company or any Restricted Subsidiary after the Issue Date from:

(i) contributions to its common equity capital;

(ii) dividends, distributions, fees and other payments from any joint ventures that are not Restricted Subsidiaries; and

(iii) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary of the Company) of Capital Stock (other than Refunding Capital Stock, Disqualified Stock or Designated Preferred Stock) of the Company; in each case designated as Excluded Contributions pursuant to an Officer’s Certificate, the proceeds of which are excluded from the calculation set forth in Section 4.07(a)(y).

“Excluded Subsidiaries” means (i) any direct or indirect Subsidiary that is not a Wholly-Owned Subsidiary of the Company, (ii) any Unrestricted Subsidiary, (iii) any Immaterial Subsidiary, (iv) any special purpose vehicle (or similar entity, including any Securitization Entity or Receivables/Equipment Subsidiary), (v) any Regulated Subsidiary or Broker-Dealer Regulated Subsidiary, (vi) any Not-for-Profit Subsidiary, (vii) any direct or indirect Foreign Subsidiary and any CFC Holdco, (viii) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC, (ix) any Captive Insurance Subsidiary, (x) any Subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any contractual obligation existing on the date of this Indenture (or, in the case of any newly acquired Subsidiary, existing at the time of acquisition thereof after the date of this Indenture) (so long as such prohibition did not arise in contemplation of avoiding the guarantee and collateral requirements under this Indenture), in each case, from guaranteeing the Notes or which would require governmental (including regulatory) or third party consent, approval, license or authorization or could reasonably be expected to result in adverse tax consequences as reasonably determined by the Company, (xi) any Subsidiary where the burden, difficulty or consequence of obtaining a guarantee by such Subsidiary (taking into account any adverse tax or regulatory consequences to the Company (including the imposition of withholding or other Taxes that are not de minimis)) would outweigh the practical benefit to be obtained by the Notes Secured Parties as reasonably determined by the Company in good faith, (xii) Diebold Self-Service Systems, a New York partnership, and (xiii) any Subsidiary acquired pursuant to a Permitted Acquisition or other permitted Investment that is prohibited from providing a guarantee pursuant to the terms of any permitted Indebtedness (and such prohibition was not entered into in anticipation of such acquisition); provided, that no Subsidiary shall constitute an Excluded Subsidiary unless such Subsidiary also constitutes an “Excluded Subsidiary” under and as defined in the New Credit Agreement.

“Exit Credit Agreement” means the Credit Agreement, dated as of August 11, 2023, among the Company, as the borrower, the Exit Credit Agreement Administrative Agent, the Exit Credit Agreement Collateral Agent and the lenders from time to time party thereto (as amended by Amendment No. 1 to Credit Agreement and consent, dated as of December 6, 2024, and as further amended, restated, amended and restated, supplemented, modified, extended, refinanced or replaced).

“Exit Credit Agreement Administrative Agent” means the administrative agent under the Exit Credit Agreement. Initially, the Exit Credit Agreement Collateral Agent shall be GLAS USA LLC.

“Exit Credit Agreement Collateral Agent” means the collateral agent under the Exit Credit Agreement. Initially, the Exit Credit Agreement Collateral Agent shall be GLAS Americas LLC.

“Exit Credit Agreement Obligations” means all “Obligations” (as such term is defined in the Exit Credit Agreement or any similar term in any refinancing thereof), including, in each case, all amounts accruing on or after the commencement of any Insolvency or Liquidation Proceeding relating to any Guarantor and all amounts that would have accrued or become due under the terms of the Exit Credit Agreement but for the effect of the Insolvency or Liquidation Proceeding (including Post-Petition Interest) and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency or Liquidation Proceeding.

“Exit Credit Agreement Secured Parties” means all “Secured Parties” (as such term is defined in the Exit Credit Agreement or any similar term in any refinancing thereof).

“Exit Credit Agreement Security Agreement” means the Security Agreement, dated as of August 11, 2023, among the Company, the Guarantors party thereto from time to time, the Exit Credit Agreement Collateral Agent and the other Persons party thereto from time to time.

“Fair Market Value” means the value (which, for the avoidance of doubt, will take into account any liabilities, contingent or otherwise, associated with related assets) that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s-length transaction, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Indenture).

“First Lien Obligations” means, collectively, the Notes Obligations, the New Credit Agreement Obligations, the Exit Credit Agreement Obligations and any other Indebtedness or obligations of the Company and the Guarantors that are equally and ratably secured with the Notes Obligations, the New Credit Agreement Obligations and the Exit Credit Agreement Obligations.

“First Lien Secured Parties” means (i) the Notes Secured Parties, (ii) the New Credit Agreement Secured Parties, (iii) the Exit Credit Agreement Secured Parties and (iv) the holders of any other First Lien Obligations and each Authorized Representative thereof.

“Fitch” means Fitch Ratings, Ltd, and its successors.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, except as provided in the next paragraph. For the purposes of this Indenture, the term “consolidated,” with respect to any Person, shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

Notwithstanding any changes in GAAP after December 31, 2018, any lease of the Company or its Subsidiaries that would be characterized as an operating lease under GAAP in effect on December 31, 2018, whether such lease is entered into before or after December 31, 2018, shall not constitute Indebtedness or a Capital Lease Obligation of the Company or any Subsidiary.

“Government Securities” means securities that are:

(i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America

(and for avoidance of doubt, includes money market funds that invest solely in Government Securities), which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Grantors” means the Company and the Guarantors.

“Group” means, collectively, the Company and each of the Company’s Restricted Subsidiaries.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise). “Guaranteed” has a meaning correlative to the foregoing.

“Guarantors” means the Company and any Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of this Indenture and their respective successors and assigns that constitute Wholly-Owned Domestic Restricted Subsidiaries (other than Excluded Subsidiaries), in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture. The Company may in its sole discretion designate any of its Restricted Subsidiaries that is not required to be a Guarantor hereunder to Guarantee the Notes Obligations by causing such Restricted Subsidiary to execute this Indenture on the Issue Date or a guarantor joinder agreement thereafter, and then any such Restricted Subsidiary shall be a Guarantor (and, as applicable, any related defined term that is a subcategory of any of the foregoing) for all purposes.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(i) any Swap Contract;

(ii) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(iii) other agreements or arrangements (including any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements)) designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means each Person in whose name the Notes are registered on the registrar’s books, which shall initially be the nominee of DTC.

“Immaterial Subsidiary” means any Restricted Subsidiary of the Company that is not a Material Subsidiary; provided, that the Consolidated EBITDA of all Immaterial Subsidiaries shall not exceed 10.0% of Consolidated EBITDA of the Company and its Restricted Subsidiaries for the relevant Test Period.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law (including, in each case, adoptive relationships) and/or any direct lineal descendants and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incentive Arrangements” shall mean any (a) customary earn-out arrangements, (b) share or stock appreciation rights, (c) “phantom” share or stock plans, (d) non-competition agreements and (e) other incentive and bonus plans entered into by the Company or any of its Restricted Subsidiaries for the benefit of, and in order to retain, executives, officers, directors, consultants or employees of such Persons or businesses in connection with any Permitted Acquisition of, or other permitted Investment in, such Person or such business after the Issue Date.

“Indebtedness” means, with respect to any specified Person, without duplication, any indebtedness of such Person, whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) (other than commercial letters of credit referred to in clause (v) below), to the extent of the amounts actually borrowed, due and payable or drawn, as the case may be;

(iii) in respect of banker’s acceptances, bank guarantees, surety bonds, performance bonds and similar instruments issued or created for the account of such Person;

(iv) representing Capital Lease Obligations;

(v) representing the balance of deferred and unpaid purchase price of any property due more than 60 days after such property is acquired (other than (i) trade accounts and accrued expenses payable in the ordinary course of business and commercial letters of credit with respect to the foregoing, (ii) any earn-out obligations, including deferred or other contingent purchase price obligations (including deferred performance incentives, whether or not a service component is required from the transferor or its related party), until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid within 60 days after becoming due and payable (unless such obligations are being contested in good faith pursuant to the terms of such obligation), (iii) accruals for payroll and other liabilities accrued in the ordinary course of business) and (iv) any working capital adjustments or similar amounts or payments;

(vi) net obligations of such Person under any Hedging Obligations;

(vii) all obligations of such Person in respect of Disqualified Stock, if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP;

(viii) to the extent not otherwise included above, all Guarantees of such Person in respect of Indebtedness described in clauses (i) through (vii) in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (1) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Debt, (2) in the case of the Company and its Restricted Subsidiaries, exclude all intercompany Indebtedness in the ordinary course of business having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and (3) exclude (A) deferred compensation payable to officers, directors or employees of such Person or any of its Subsidiaries, (B) deferred rent, deferred revenue and deferred Taxes, in each case, in the ordinary course of business, (C) payments and distributions to dissenting stockholders of such Person pursuant to applicable law, (D) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (E) trade liabilities and accounts and accrued expenses payable in the ordinary course of business, (F) any purchase price adjustment or earn-out obligation until such obligation is not paid after becoming due and payable, (G) accruals for payroll, obligations under employment arrangements and other liabilities accrued in the ordinary course of business, (H) obligations under or in respect of Qualified Securitization Transactions or Qualified Receivables/Equipment Facilities, (I) [reserved] and (J) obligations arising under agreements of the Company or a Restricted Subsidiary providing for indemnification or Incentive Arrangements (except to the extent specifically included in the definition of Indebtedness pursuant to clause (v) above) in each case incurred in connection with the disposition or acquisition of the assets of any Person, a business of any Person or the Equity Interests in any Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such debt. The amount of Indebtedness of any Person for purposes of clause (viii) that is made non-recourse or limited recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (1) the aggregate unpaid amount of such Indebtedness and (2) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

The term “Indebtedness” shall not include any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business. Indebtedness shall be calculated without giving effect to the provisions of ASC 815, Derivatives and Hedging and related interpretations to the extent such provisions would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business, in each case of nationally recognized standing that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Insolvency or Liquidation Proceeding” means, with respect to any Person, (a) any voluntary or involuntary case or proceeding under any other Bankruptcy Law, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to such Person or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of such Person whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of such Person.

“Integrated Service Contract” means one or more related contracts pursuant to which the Company and/or a Restricted Subsidiary provides a customer both an equipment lease and supporting services, including, without limitation, first and second line maintenance, software maintenance and support, managed services such as monitoring and event management, integrated service desk, software deployment, telecommunications, transaction processing, deposit automation, video or remote teller, cash in transit or armored car, marketing, combined equipment and cash insurance and other related services.

“Integrated Service Contract Debt” means Indebtedness incurred in connection with and for the primary purpose of financing the acquisition of equipment subject to or anticipated to become subject to an Integrated Service Contract.

“Integrated Service Contract Transactions” means transactions related to or for the purpose of entering into Integrated Service Contracts.

“Intercompany Cash Management Arrangements” means any intercompany cash management in the ordinary course of business or similar arrangements and related activities (including, without limitation, cash pooling arrangements and the issuance of “comfort” letters in respect of obligations of the Company and its Subsidiaries) between or among the Company, any Subsidiary of the Company or any joint venture (or among any of them).

“Intercreditor Agreements” means the collective reference to the Pari Passu Intercreditor Agreement and any Junior Lien Priority Intercreditor Agreement.

“Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) LTM EBITDA for the most recently ended Test Period immediately preceding such date, calculated on a Pro Forma Basis to (b) Consolidated Interest Expenses paid or payable in cash during such Test Period.

“Investment Grade Securities” means:

(i) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition;

(ii) securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act;

(iii) investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (i) and (ii) above, which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(iv) instruments of the general type described in clauses (i), (ii) or (iii) above in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition thereof.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel, and similar advances to any future, present or former employees, directors, officers, independent contractors, members of management, manufacturers and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and the purchase or other acquisition (in one transaction or a series of transactions)

of all or substantially all of the assets or business of another Person or assets constituting a business unit, line of business, book of business or division of such Person (excluding, in the case of the Company and its Restricted Subsidiaries, intercompany advances or Indebtedness in the ordinary course of business having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms)). For purposes of the definitions of “Unrestricted Subsidiary” and “Permitted Investments” and the covenants described under Sections 4.07 and 4.15, “Investments” shall include the portion (proportionate to the Company’s Equity Interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary.

For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time of the original Investment), without adjustment for subsequent increases or decreases in the value of such Investment, less any Returns in respect of such Investment (not in excess of the original amount of such Investment); provided that in lieu of treating any Returns as a deduction to the amount of any applicable Investment, the Company may instead elect that such Returns be used to increase Section 4.07(a)(y)(D)(i) to the extent such Returns would otherwise be permitted to increase such clause pursuant to the terms thereof.

“Issue Date” means the date on which the Initial Notes are issued.

“Junior Lien Priority” means Indebtedness that is secured by a Lien that is junior in priority to the Liens on the Collateral securing the Notes and subject to the Intercreditor Agreements on a basis that is no more favorable to the holders of such Indebtedness than the provisions described in any Junior Lien Priority Intercreditor Agreement.

“Junior Lien Priority Intercreditor Agreement” means a senior priority/junior priority intercreditor agreement (as may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof, including pursuant to any joinder agreement thereto) with (together with other relevant Persons) any collateral agent and/or other authorized representative of any Indebtedness having Junior Lien Priority, which intercreditor agreement shall provide for the subordination of Liens on such Indebtedness to the Liens securing the notes and other intercreditor provisions with respect to such Indebtedness that are reasonably customary in the good faith determination of the Company (for intercreditor agreements providing junior priority liens) (and the Collateral Agent shall (without any obligation to review or negotiate the terms of such Junior Lien Priority Intercreditor Agreement) sign any such Junior Lien Priority Intercreditor Agreement upon delivery of an Officer’s Certificate of the Company, Security Document Order and an Opinion of Counsel, on which it may conclusively rely without liability, certifying that such Junior Lien Priority Intercreditor Agreement is permitted or authorized by the terms of this Indenture and that all covenants and conditions precedent thereto have been complied with).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), hypothec, charge, or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Limited Condition Transaction” means (i) any Investment, Permitted Acquisition or other acquisition (whether by merger, arrangement, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise) whose consummation is not conditioned on the availability of, or on obtaining, third party financing (including for any Indebtedness contemplated or incurred in connection therewith), (ii) any redemption, repurchase, defeasance, refinance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or any Preferred Stock, (iii) any Restricted Payment and (iv) any Asset Sale or other disposition permitted hereunder.

“LTM EBITDA” means Consolidated EBITDA of the Company and its Restricted Subsidiaries measured for the period of the most recently ended Test Period, with such adjustments giving effect to such Indebtedness, acquisition, Investment or other transaction or event, as applicable, since the start of such Test Period on a Pro Forma Basis.

“Management Stockholder” means any present or former members of management of any Group member who are investors in any Group member or any direct or indirect parent thereof, including, for the avoidance of doubt any future members of management of any Group member who are investors in any Group member or any direct or indirect parent thereof.

“Material Adverse Effect” means any event, circumstance or condition that has had a materially adverse effect on the ability of the Company and the Guarantors (taken as a whole) to perform their payment obligations under the Notes and the Note Guarantees.

“Material Real Property” means any fee-owned Real Property located in the United States that is owned by the Company or any Guarantor with a Fair Market Value in excess of $10,000,000.

“Material Subsidiary” means, as of the Issue Date and thereafter at any date of determination, each Restricted Subsidiary of the Company, when consolidated with its Restricted Subsidiaries, contributes Consolidated EBITDA in excess of 5.0% of the Consolidated EBITDA of the Company and its Restricted Subsidiaries, in each case, as of the last day of the most recently ended Test Period; provided, that, other than for purposes of determining an Event of Default hereunder, each Restricted Subsidiary which is an Excluded Subsidiary will not be considered a Material Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Company or any Guarantor in favor or for the benefit of the Collateral Agent on behalf of the Notes Secured Parties creating and evidencing a Lien on any Material Real Property for which a Mortgage is required pursuant to the terms of this Indenture, in each case, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Net Income” means, with respect to any Person, the net income/(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents actually received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed asset or other consideration received in any other non-cash form), any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received, net of (including, without limitation, in connection with the sale and disposition of such Designated non-cash Consideration) (i) out-of-pocket fees and expenses actually incurred in connection therewith (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees and expenses actually incurred in connection therewith), (ii) the principal amount of any Indebtedness (other than Indebtedness owed to the Company or any of its Restricted Subsidiaries) that is secured by a Lien (other than a Lien that ranks pari passu with or junior to the Liens securing the Note Obligations) on the asset subject to such Asset Sale and that is required to be repaid in connection with such Asset Sale (other than Indebtedness under this Indenture), together with any applicable premium, penalty, make-whole payment, interest, breakage costs and other similar amounts, (iii) in the case of any Asset Sale by a Restricted Subsidiary of the Company that is not a Wholly-Owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the Company or any of its Wholly-Owned Restricted Subsidiaries as a result thereof, (iv) taxes (or distributions permitted by this Indenture) paid or reasonably estimated to be payable, directly or indirectly, as a result thereof (including taxes that are or would be imposed on the distribution or repatriation of any such Net Proceeds), (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (iv) above) (x) related to any of the applicable assets and (y) retained by the Company or any of its Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations and (vi) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to the Company or any of its Restricted Subsidiaries, such amounts net of any related expenses shall constitute Net Proceeds).

“New Credit Agreement” means the Credit Agreement, dated as of the Issue Date, among the Company, the lenders party thereto from time to time, the swingline lenders and letter of credit issuers party thereto from time to time and the New Credit Agreement Agent, as amended, restated, amended and restated, supplemented, modified, extended, refinanced or replaced.

“New Credit Agreement Documents” means the New Credit Agreement, the Security Documents (as defined in the New Credit Agreement Security Agreement or any similar term in any refinancing thereof), the other Loan Documents (as defined in the New Credit Agreement or any similar term in any refinancing thereof) and any security documents and other operative agreements, instruments, filings or recordings evidencing or governing the indebtedness thereunder, and the Liens securing such indebtedness, including any agreement entered into for the purpose of securing the New Credit Agreement Obligations.

“New Credit Agreement Agent” means the administrative agent and collateral agent under the New Credit Agreement. Initially, the New Credit Agreement Agent shall be Goldman Sachs Bank USA.

“New Credit Agreement Obligations” means all “Secured Obligations” (as such term is defined in the Credit Agreement Security Agreement or any similar term in any refinancing thereof), including, in each case, all amounts accruing on or after the commencement of any Insolvency or Liquidation Proceeding relating to any Guarantor and all amounts that would have accrued or become due under the terms of the New Credit Agreement but for the effect of the Insolvency or Liquidation Proceeding (including Post-Petition Interest) and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency or Liquidation Proceeding.

“New Credit Agreement Secured Parties” means all “Secured Parties” (as such term is defined in the New Credit Agreement or any similar term in any refinancing thereof).

“New Credit Agreement Security Agreement” means the Guarantee and Collateral Agreement, dated as of the Issue Date, among the Company, the Guarantors party thereto from time to time and the New Credit Agreement Agent.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Non-Guarantor Subsidiary” means a Subsidiary that is not a Guarantor.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Notes Obligations” means Obligations in respect of the Notes, this Indenture, the Note Guarantees and the Security Documents relating to the Notes.

“Notes Secured Parties” means the Trustee, the Collateral Agent and the Holders of the Notes.

“Not-for-Profit Subsidiary” means an entity, including entities qualifying under Section 501 (c)(3) of the Code, that uses surplus revenue to achieve its goals rather than distributing them as profit or dividends.

“Obligations” means any principal, interest (including any interest, fees and other amounts accruing subsequent to the filing of a petition in bankruptcy, reorganization, arrangement or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees and other amounts is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum dated as of December 11, 2024 relating to the offering of the Initial Notes.

“Officer” means any chief executive officer, president, vice president, chief financial officer, chief operating officer, chief administrative officer, secretary or assistant secretary, controller, treasurer or assistant treasurer or other similar officer or Person performing similar functions (including, in the case of a limited partnership, any Person serving in such role or performing such functions of any general partner of such limited partnership) of the Company.

“Officer’s Certificate” means a certificate that meets the requirements set forth in this Indenture signed on behalf of the Company by an Officer of the Company, who in the case of no-default certificates must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company.

“Opinion of Counsel” means a written opinion (which may be subject to customary assumptions and qualifications) from legal counsel who is reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“ordinary course of business” or any variation thereof as used herein means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of the Company or any Subsidiary of the Company, as applicable, (ii) customary and usual in the industry or industries of the Company and its Subsidiaries in any jurisdiction in which the Company or any of its Subsidiaries does business, as applicable, or (iii) generally consistent with the past or current practice of the Company or such Subsidiary, as applicable, or any similarly situated businesses, as applicable.

“Pari Passu Intercreditor Agreement” means that certain pari passu intercreditor agreement among the Collateral Agent, the Trustee, the New Credit Agreement Agent, the Exit Credit Agreement Collateral Agent and the Exit Credit Agreement Administrative Agent, and acknowledged and agreed by the Company and the Guarantors party thereto, dated as of the Issue Date, as amended, modified, restated, supplemented or replaced from time to time, in each case, providing that the Liens securing the Notes shall have Pari Passu Lien Priority with the Liens securing other First Lien Obligations, and subject to the other exceptions set forth therein.

“Pari Passu Lien Priority” means, relative to specified Indebtedness, having equal Lien priority on specified Collateral (without regard to any waterfall provisions or the ability to exercise remedies) and subject to the Pari Passu Intercreditor Agreement.

“Permitted Acquisition” has the meaning specified in clause (iii) of the definition of “Permitted Investments.”

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash and Cash Equivalents; provided, that any cash and Cash Equivalents received are applied in accordance with Section 4.10.

“Permitted Business” means any business, service or activity that is the same as, not substantially different from, or reasonably related, incidental, ancillary, complementary or similar to, or that is a reasonable extension or development of, any of the businesses, services or activities in which the Company and its Restricted Subsidiaries are engaged, or proposed to be in engaged, on the Issue Date.

“Permitted Holders” means (i) (1) the Sponsor and any of its Permitted Transferees, (2) any Management Stockholders and any of their Permitted Transferees, and (3) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clauses (1), (2) or (3) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company held by such “group,” and (ii) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of the Company. Any person or group, together with its Affiliates, whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made or waived in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(i) any Investment in the Company or in a Restricted Subsidiary (including in the Notes and any Capital Stock of the Company or any of its Restricted Subsidiaries);

(ii) any Investment in cash, Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(iii) any Investment by the Company or any of its Restricted Subsidiaries in a Person (each, a “Permitted Acquisition”); provided that:

(a)

such Investment is in the form of an acquisition of all or substantially all of the assets of a Person or a line of business of such Person, or 50% or more of the Equity Interests of a Person (including any Investment in any Subsidiary the effect of which is to increase the Company’s or such other Subsidiary’s ownership of Equity Interests in such Person) (referred to herein as the “Acquired Entity”);

(b)

subject to the provisions in this Indenture governing Limited Condition Transactions, on a Pro Forma Basis immediately after giving effect to such transaction, no Event of Default under Section 6.01(a)(2) or, with respect to the Company, Sections 6.01(a)(6) or 6.01(a)(7), shall have occurred and be continuing; and

(c)

with respect to any Permitted Acquisition of a Person that is to be designated as an Unrestricted Subsidiary, except to the extent consisting of, or financed with the proceeds of, Equity Interests of, or capital contributions to, the Company (other than Disqualified Stock) issued or made substantially contemporaneously with such Permitted Acquisition, the total consideration paid by the Company and the Restricted Subsidiaries for such Permitted Acquisition, when taken together with the total consideration for all other Permitted Acquisitions after the Issue Date pursuant to this clause of Persons that are to be designated as Unrestricted Subsidiaries, shall not in the aggregate exceed the greater of (x) $290.0 million and (y) 60.0% of LTM EBITDA (determined after giving Pro Forma Effect to such transaction);

(iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made in compliance with Section 4.10 or from any disposition of property or assets not constituting an Asset Sale;

(v) any Investment solely in exchange for, or out of the proceeds of, the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(vi) any Investments received in compromise, settlement or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business, including as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or otherwise in respect of any secured Investment or other transfer of title with respect to any secured Investment in default; or (b) litigation, arbitration or other disputes;

(vii) Investments represented by Hedging Obligations or any Cash Management Services;

(viii) loans or advances to, or guaranties of Indebtedness of, any future, present or former directors, officers, employees, independent contractors, consultants, advisors, service providers or members of management (and their Controlled Investment Affiliates and Immediate Family Members) in an aggregate principal amount not to exceed the greater of $100.0 million and 20.0% of LTM EBITDA (with the amount of each Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investment”);

(ix) to the extent constituting an Investment, repurchases of the Notes and other Indebtedness that is not Subordinated Indebtedness;

(x) (1) any guarantee of Indebtedness permitted to be incurred by Section 4.09 and (2) the creation of Liens on the assets of the Company or any of its Restricted Subsidiaries in compliance with Section 4.12;

(xi) any Investment existing on, or made pursuant to binding commitments, agreements or arrangements existing on the Issue Date and any Investment consisting of an extension, modification, renewal, replacement, refunding or refinancing of any investment existing on, or made pursuant to a binding commitment, agreements or arrangements existing on the Issue Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(xii) Investments acquired after the Issue Date as a result of the acquisition by the Company or any of its Restricted Subsidiaries of another Person, including by way of a merger, arrangement, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 5.01 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, arrangement, amalgamation or consolidation and were in existence on the date of such acquisition, merger, arrangement, amalgamation or consolidation;

(xiii) Investments by the Company or its Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or landlords or in connection with bidding on government contracts made in the ordinary course of business;

(xiv) guaranties, keepwells and similar arrangements made in the ordinary course of business of obligations owed to landlords, suppliers, customers, franchisees and licensees of the Company or its Subsidiaries and performance guarantees with respect to the obligations that are permitted by this Indenture or incurred in the ordinary course of business;

(xv) any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Company, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(xvi) Investments made in connection with a Permitted Reorganization;

(xvii) Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(xviii) Investments related to any transaction with respect to which automated teller machines are financed or leased directly or indirectly by the Company or any of its Restricted Subsidiaries to any customer or other third party;

(xix) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or contributions of intellectual property or leases, in each case, in the ordinary course of business; provided, however, that if any Investment pursuant to this clause (xix) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (xix) for so long as such Person continues to be a Restricted Subsidiary of the Company;

(xx) Investments in connection with a Qualified Receivables/Equipment Facility or a Qualified Securitization Transaction;

(xxi) loans and advances to or notes received from employees, directors, officers, members of management, independent contractors, advisors, service providers and consultants for business-related travel expenses, entertainment expenses, moving expenses, payroll advances and other similar expenses or payroll expenses, in each case incurred in the ordinary course of business or to future, present and former employees, directors, officers, members of management, independent contractors, advisors, service providers and consultants (and their Controlled Investment Affiliates and Immediate Family Members) to fund such Person’s purchase of Equity Interests of the Company;

(xxii) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.11 (except transactions described in Sections 4.11(b)(6), 4.11(b)(10), 4.11(b)(11) and 4.11(b)(13));

(xxiii) any acquisition of assets or Capital Stock solely in exchange for, or out of the net cash proceeds received from, the issuance of Equity Interests (other than Disqualified Stock) of the Company or any contribution to the common equity of the Company; provided that the amount of any such net cash proceeds that are utilized for any such Investment pursuant to this clause (xxiii) will be excluded from Section 4.07(a)(y)(B);

(xxiv) other Investments in any Person having an aggregate Fair Market Value, when taken together with all other Investments made pursuant to this clause (24) that are at the time outstanding not to exceed the greater of (x) $290.0 million and (y) 60.0% of LTM EBITDA (with the amount of each Investment and LTM EBITDA being measured at the time such Investment is made and without giving effect to subsequent changes in value but subject to adjustment as set forth in the definition of “Investment”);

(xxv) any Investment by the Company or any of its Restricted Subsidiaries in a Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (xxv) that are at the time outstanding, not to exceed the greater of (x) $170.0 million and (y) 35.0% of LTM EBITDA (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investment”), at any one time outstanding;

(xxvi) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (xxvi) that are at that time outstanding not to exceed (x) the greater of (I) $75.0 million and (II) 15.0% of LTM EBITDA (determined after giving Pro Forma Effect to such transaction) at any one time outstanding plus (y) the amount of any cash returns to the Company or any of its Restricted Subsidiaries (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income or similar amounts) in respect of such Investments; provided, however, that if any Investment pursuant to this clause (xxvi) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (xxvi) for so long as such Person continues to be a Restricted Subsidiary of the Company;

(xxvii) Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;

(xxviii) contributions to a “rabbi” trust for the benefit of employees or other grantor trusts subject to claims of creditors in the case of bankruptcy of the Company;

(xxix) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 (or equivalent) endorsements for collection of deposit and Article 4 (or equivalent) customary trade arrangements with customers;

(xxx) Investments consisting of promissory notes issued by the Company or any Guarantor to future, present or former officers, directors and employees, members of management, or consultants of the Company or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Company, to the extent the applicable Restricted Payment is a permitted by Section 4.07;

(xxxi) Investments at any time outstanding that are made with Excluded Contributions that, together with the Restricted Payments that are made with Excluded Contributions pursuant to Section 4.07(b)(13), shall not exceed the aggregate amount of Excluded Contributions;

(xxxii) any Investments if on a pro forma basis after giving effect to such Investment, the Consolidated Total Debt Ratio would be equal to or less than 2.50 to 1.00 as of the last day of the most recently ended Test Period;

(xxxiii) advances, loans or extensions of trade credit or prepayments to suppliers or loans or advances made to distributors, in each case, in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(xxxiv) Investments made in connection with any Intercompany Cash Management Arrangement or any related activity;

(xxxv) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors;

(xxxvi) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(xxxvii) the purchase or other acquisition of any Indebtedness of the Company or any of its Restricted Subsidiaries to the extent not otherwise prohibited hereunder;

(xxxviii) any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Company or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or permitted by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(xxxix) acquisitions of obligations of one or more directors, officers or other employees or consultants or independent contractors of the Company or any Subsidiary of the Company in connection with such director’s, officer’s, employee’s, consultant’s or independent contractor’s acquisition of Equity Interests of the Company, to the extent no cash is actually advanced by the Company or any of its Restricted Subsidiaries to such directors, officers, employees, consultants or independent contractors in connection with the acquisition of any such obligations;

(xl) Investments in the ordinary course of business in deposit accounts, securities accounts and commodities accounts maintained by the Company or any of its Restricted Subsidiaries, so long as such accounts are used only to maintain cash and Cash Equivalents;

(xli) Investments constituting promissory notes issued by any employee or independent contractors of the Company or any of its Restricted Subsidiaries in favor of the Company or any of its Restricted Subsidiaries in connection with any Permitted Acquisition permitted hereunder of a Person that becomes a Restricted Subsidiary as a result thereof (the “Target”) by the Company or any of its Restricted Subsidiaries in which such employee or independent contractor purchases Equity Interests of the Target, which purchase is financed with funds loaned or advanced by the Company or any of its Restricted Subsidiaries to such employee or independent contractor in connection with such Permitted Acquisition; provided that no Event of Default under Section 6.01(a)(2) or, with respect to the Company, Sections 6.01(a)(6) or 6.01(a)(7) has occurred and is continuing or would result therefrom;

(xlii) [Reserved];

(xliii) loans and advances to employees or independent contractors of the Company or any of its Restricted Subsidiaries so long as such loan or advance (x) constitutes an advance of one-time payment for the purpose of recruitment or retention or (y) is made as an advance on projected payments under any agreement with an independent contractor (including any promissory note issued by such independent contractor to the extent such advances are ultimately earned or repaid) or for the purposes of funding of capital expenditures in the ordinary course of business; or

(xliv) Investments in joint ventures in an aggregate amount, taken together with all other Investments made pursuant to this clause (xliv) that are at the time outstanding, not to exceed the greater of (x) $290.0 million and (y) 60.0% of LTM EBITDA, at any one time outstanding (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any cash returns to the Company or any of its Restricted Subsidiaries (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income or similar amounts) in respect of such Investments.

For purposes of this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clauses (i) through (xliv) above, or is otherwise entitled to be incurred or made pursuant to Section 4.07, the Company will be entitled to divide, classify, or later reclassify, such Investment (or portion thereof) in one or more of such categories set forth above or in Section 4.07.

“Permitted Junior Lien Obligations” means any Indebtedness having Junior Lien Priority related to the Notes with respect to the Collateral and is not secured by any other assets, except to the extent permitted by any applicable Intercreditor Agreement then in effect; provided that (i) an authorized representative of the holders of such Indebtedness shall have executed a Junior Lien Priority Intercreditor Agreement, (ii) no such Indebtedness, to the extent incurred by the Company or any Guarantor, shall be guaranteed by any Person other than the Company or any Guarantor, (iii) no such Indebtedness shall have a final maturity prior to the maturity date of the Notes then outstanding; provided that this clause (iii) shall not apply to Customary Bridge/Interim Debt, (iv) any “asset sale” mandatory prepayment provision or offer to prepay covenant included in the agreement governing such Indebtedness, to the extent incurred by the Company or any Guarantor, shall provide that the Company or the respective Guarantor shall be permitted to repay obligations, and terminate commitments, under this Indenture before prepaying or offering to prepay such Indebtedness, (v) in the case of any such Indebtedness incurred by the Company or any Guarantor that is secured (a) except to the extent permitted by any applicable Intercreditor Agreement then in effect, such Indebtedness is secured by only assets comprising Collateral on a junior-lien basis relative to the Liens on such Collateral securing the Obligations of the Company and the Guarantors in respect of the Notes and the Note Guarantees, and not secured by any property or assets of the Company or any of its Subsidiaries other than the Collateral, except to the extent permitted by any applicable Intercreditor Agreement then in effect, and (b) the security agreements relating to such Indebtedness are substantially the same as the Security Documents as certified to the Trustee and the Collateral Agent by the Company in an Officer’s Certificate.

“Permitted Liens” means:

(i) Liens on assets of the Company or any of its Restricted Subsidiaries securing Indebtedness and other Obligations that were incurred pursuant to clause (1) of the definition of “Permitted Debt” (provided that if any such Indebtedness has Pari Passu Lien Priority relative to the Note Obligations with respect to the Collateral then it shall not be secured by any other assets that do not constitute Collateral, except to the extent permitted by any applicable Intercreditor Agreement then in effect);

(ii) Liens in favor of the Company or Guarantors, if any;

(iii) Liens on assets, property or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged or amalgamated with or into or consolidated with the Company or a Restricted Subsidiary of the Company; provided that such Liens were not created in contemplation of such Person becoming a Restricted Subsidiary of the Company or such merger, amalgamation or consolidation and do not extend to any Collateral;

(iv) Liens on assets or on property (including Capital Stock) existing at the time of acquisition of the assets or property by the Company or any Restricted Subsidiary of the Company; provided that such Liens (1) were in existence prior to such acquisition and not incurred in contemplation of, such acquisition and (2) do not extend to any other assets of the Company or any of its Restricted Subsidiaries (other than (A) after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition, (B) customary security deposits in connection therewith, (C) proceeds and products thereof, (D) insurance on such assets and the books and records regarding the foregoing and (E) in the case of financings of equipment, such other property permitted by clause (vi) hereof), it being agreed and understood that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v) (1) Liens, pledges or deposits to secure the performance of bids, trade contracts, tenders, leases, statutory obligations, warranties, governmental contracts, insurance and other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), judgments, stay, surety or appeal bonds, workers’ compensation obligations, performance bonds, unemployment insurance obligations, social security obligations or other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business (including Liens to secure letters of credit issued, or bank guarantees incurred, to assure payment of such obligations and pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), (2) or pledges or deposits as security for contested Taxes or import or customs duties or for the payment of rent, or other obligations of like nature, incurred in the ordinary course of business and (3) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Subsidiary of the Company;

(vi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause Section 4.09(b)(4) covering only the assets acquired with or financed by such Indebtedness, other than the property financed by such Indebtedness and the proceeds and products thereof, customary security deposits, insurance on such assets and books and records regarding the foregoing, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that individual financings of property or equipment provided by one lender may be cross collateralized to other financings of property or equipment provided by such lender;

(vii) Liens existing on the Issue Date (other than Liens to secure the Notes or the New Credit Agreement Obligations);

(viii) Liens for Taxes, assessments or governmental charges or claims (A) that are not yet overdue for a period of more than 60 days (or any applicable grace period related thereto, if longer) or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP (or the equivalent accounting principles in the relevant local jurisdiction) has been made therefor or (B) where the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ix) Liens imposed by statutory or common law, such as carriers’, warehousemen’s, materialmen’s, landlord’s, workmen’s, repairmen’s and mechanics’ Liens or other customary Liens, so long as, in each case, such Liens secure amounts not overdue for a period of more than 90 days or if more than 90 days overdue, are unfiled and no other action has been taken to enforce such Liens or are being contested in good faith and by appropriate actions or where the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(x) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person, taken as a whole;

(xi) Liens on assets of the Company or any of its Restricted Subsidiaries securing the Notes (and related Note Guarantees) issued on the Issue Date;

(xii) Liens to secure any Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that

(1) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted to be incurred under this Indenture, (B) customary security deposits in connection therewith, (C) proceeds and products thereof and (D) in the case of financings of equipment, such other property permitted by clause (vi) hereof, it being agreed and understood that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender);

(2) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount (or accreted amount, if applicable, or, if greater, committed amount) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(3) the Indebtedness secured by the new Lien shall not have a higher priority than the Indebtedness that is being renewed, refunded, refinanced, replaced, defeased or discharged with such Refinancing Indebtedness; and

(4) the Indebtedness secured by the new Lien, to the extent such Indebtedness has Pari Passu Lien Priority or Junior Lien Priority, shall be subject to the applicable Intercreditor Agreement.

(xiii) Liens arising by operation of law or contract on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(xiv) filing of UCC financing statements or similar financing statements, financing change statements or registrations (or similar filings in other applicable jurisdictions) as a precautionary measure;

(xv) (1) bankers’ Liens, rights of set-off, Liens arising out of judgments, decrees, orders or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made to the extent required by GAAP and (2) Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default;

(xvi) Liens on Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(xvii) Liens on specific items of inventory or other goods and the proceeds thereof (including documents, instruments, accounts, chattel paper, letter of credit rights, general intangibles, supporting obligations, and claims under insurance policies relating thereto) of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xviii) leases, subleases, licenses or sublicenses (including licenses or sublicenses of software and other technology or intellectual property) and terminations thereof, in each case granted to others in the ordinary course of business (or other agreements under which the Company or any Restricted Subsidiary of the Company has granted rights to end users to access and use the Company’s or any of its Restricted Subsidiaries’ products, technologies or services in the ordinary course of business), which do not materially interfere with the conduct of the business of the Company or any of its Restricted Subsidiaries, taken as a whole;

(xix) Liens arising out of conditional sale, title retention, hire purchase, consignment, bailment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(xx) statutory, common law or contractual Liens of creditor depository institutions or institutions holding securities accounts (including the right of set-off or similar rights and remedies);

(xxi) customary Liens granted in favor of a trustee (including the Trustee) or a collateral agent (including the Collateral Agent) to secure fees and other amounts owing to such trustee or collateral agent under an indenture or other agreement pursuant to which Indebtedness not prohibited by this Indenture is issued (including this Indenture);

(xxii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(xxiii) Liens (1) on assets or the Capital Stock of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries permitted to be incurred in accordance with Section 4.09 and (2) Liens on property of any Non-Guarantor Subsidiary, which Liens secure Indebtedness of any Non-Guarantor Subsidiary permitted to be incurred in accordance with Section 4.09 or other obligations of any Non-Guarantor Subsidiary not constituting Indebtedness;

(xxiv) Liens securing Hedging Obligations (including with respect to any hedge agreement, Liens on any margin or collateral posted by the Company or any of its Restricted Subsidiaries under Swap Contract or other hedge agreement as a result of any regulatory requirement, swap clearing organization, or other similar regulations, rule, or requirement) and not for speculative purposes; provided that such Hedging Obligations are permitted to be incurred under this Indenture;

(xxv) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets otherwise permitted under this Indenture for so long as such agreements are in effect;

(xxvi) other Liens with respect to obligations that do not exceed the greater of (x) $290.0 million and (y) 60.0% of LTM EBITDA determined as of the date of incurrence;

(xxvii) Liens securing Indebtedness or other obligations of the Company or a Restricted Subsidiary of the Company owing to the Company or another Restricted Subsidiary of the Company permitted to be incurred in accordance with Section 4.09;

(xxviii) (1) leases and subleases of real property that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries, (2) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets and (3) ground leases in respect of real property on which facilities owned or leased by the Company or any of its Restricted Subsidiaries are located;

(xxix) Liens on Securitization Assets and related assets incurred in connection with a Securitization Transaction or Qualified Securitization Transaction and Liens on Receivables/Equipment and related assets arising in connection with a Receivables/Equipment Facility or Qualified Receivables/Equipment Facility, including Liens on such receivables resulting from precautionary UCC or similar filings or registrations or from re-characterization of any such sale as a financing or a loan;

(xxx) Liens on the real property and tangible personal property (and any related intangible property) that has been sold or transferred by the Company or any of its Restricted Subsidiaries to a third Person to secure Obligations in respect of such Sale/Leaseback Transaction permitted under this Indenture; provided that any Indebtedness incurred in connection therewith is permitted by Section 4.09(b)(5);

(xxxi) Liens incurred to secure any Cash Management Services;

(xxxii) Liens (1) solely on any cash earnest money deposits, escrow arrangements or similar arrangements or other cash advances made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement or other Investment permitted under this Indenture and (2) deemed to exist in connection with Investments in repurchase agreements permitted under the terms of this Indenture;

(xxxiii) any encumbrances or restrictions (including, without limitation, put and call agreements) with respect to the Capital Stock of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary or any joint venture or similar arrangement pursuant to the agreement evidencing such joint venture or similar arrangement;

(xxxiv) Liens that may arise on inventory or equipment in the ordinary course of business as a result of such inventory or equipment being located on premises owned by Persons (including, without limitation, any client or supplier) other than the Company or any of its Restricted Subsidiaries;

(xxxv) (a) Liens on assets not constituting Collateral securing obligations in respect of Indebtedness so long as at the time of any incurrence of such Indebtedness and after giving pro forma effect thereto, the Consolidated Total Debt Ratio would not exceed 4.00 to 1.00 or the Interest Coverage Ratio would be no less than 2.00 to 1.00 on a Pro Forma Basis and (b) Liens securing First Lien Obligations permitted to be incurred pursuant to the covenant described under “—Certain Covenants—Incurrence of Indebtedness and

Issuance of Disqualified Stock or Preferred Stock”, so long as at the time of any incurrence of such First Lien Obligations and after giving pro forma effect thereto the Consolidated First Lien Debt Ratio would not exceed 2.50 to 1.00 and (ii) with respect to Permitted Junior Lien Obligations, additional amounts so long as at the time of any incurrence of such Permitted Junior Lien Obligations and after giving pro forma effect thereto the Consolidated Secured Debt Ratio would not exceed 3.25 to 1.00, in each case determined on a Pro Forma Basis; provided, that any Indebtedness permitted to be secured under this clause (xxxv) except to the extent permitted by any applicable Intercreditor Agreement then in effect shall not be secured by a Lien on any assets other than the Collateral or any other assets that secure the Notes and shall constitute First Lien Obligations or Permitted Junior Lien Obligations, as applicable, to the extent such Indebtedness is secured by a Lien (it being agreed that this proviso shall not be construed to apply to the Exit Credit Agreement or any Exit Credit Agreement Obligations);

(xxxvi) (1) mortgages, Liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any of its Restricted Subsidiaries has easement rights or on any leased property and subordination or similar agreements relating thereto, (2) any condemnation, expropriation or eminent domain proceedings affecting any real property, (3) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating leases, reciprocal easement or similar agreements entered into in the ordinary course of business and (4) deposits of cash with the owner or lessor of premises leased and operated by the Company or any Subsidiary of the Company to secure the performance of the Company’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(xxxvii) Liens (1) on assets or property of a Non-Guarantor Subsidiary or the assets or property of any joint venture, in each case securing Indebtedness of any Non-Guarantor Subsidiary or joint venture, as applicable, permitted by the terms of this Indenture, (2) in favor of the Company or any of its Restricted Subsidiaries on assets of a Non-Guarantor Subsidiary, (3) in favor of the Company or any Guarantor on assets of the Company or any of its Restricted Subsidiaries or (4) in favor of any Captive Insurance Subsidiary on assets of the Company or any of its Restricted Subsidiaries securing Indebtedness owed to any Captive Insurance Subsidiary by the Company or such Restricted Subsidiary;

(xxxviii) Liens (1) of a collection bank (including those arising under Section 4-208 or 4-210 of the Uniform Commercial Code) on items in the course of collection and (2) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business;

(xxxix) Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary;

(xl) any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases, subleases, licenses or sublicenses entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(xli) Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers or suppliers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(xlii) Liens on property of any Foreign Subsidiary arising mandatorily under the laws of the jurisdiction of organization of such Foreign Subsidiary;

(xliii) Liens on equipment or vehicles of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business;

(xliv) Liens arising in connection with any Permitted Reorganization; and

(xlv) Liens arising out of or related to the rights of buyers of accounts under any Integrated Service Contract or otherwise in connection with the incurrence of Integrated Service Contract Debt permitted hereunder.

The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this definition of “Permitted Liens”.

For purposes of determining compliance with this definition, (x) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof, (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more categories of Permitted Liens described above, the Company shall, in its sole discretion, classify (or later reclassify) or divide such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and (z) in the event that a portion of Indebtedness secured by a Lien that is incurred after the Issue Date could be classified as secured in part pursuant to clause (i), (xxvi) or (xxxv) above (giving effect to the Incurrence of such portion of such Indebtedness), the Company, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (i), (xxvi) or (xxxv) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition.

“Permitted Reorganization” means any reorganization or other similar activities among the Company and its Restricted Subsidiaries related to Tax planning reorganization or restructuring, so long as, after giving effect thereto, (a) the Company and the Guarantors are in compliance with the Collateral and Guarantee Requirement and the collateral and further assurances sections in this Indenture, (b) the value of the Collateral securing the Company’s obligations under this Indenture and the Notes and the Note Guarantees, taken as a whole, are not materially reduced, (c) the Liens in favor of the Collateral Agent for the benefit of the Notes Secured Parties under the Security Documents are not materially impaired and (d) no Unrestricted Subsidiaries are formed except as otherwise permitted under this Indenture.

“Permitted Transferees” means, (a) in the case of the Sponsor, (i) any Affiliate of the Sponsor, (ii) any managing director, general partner, limited partner, director, officer or employee of the Sponsor or any of its Affiliates (the Persons described in clauses (i) and (ii), collectively, the “Sponsor Associates”), (iii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Sponsor Associate, (iv) any Immediate Family Member of a Sponsor Associate and (v) any Controlled Investment Affiliate of any Sponsor Associate or his or her Immediate Family Members; and (b) in the case of any Management Stockholder, (i) his or her heirs, executors, administrators, testamentary trustees, legatees or beneficiaries, (ii) his or her Immediate Family Members or (iii) any Controlled Investment Affiliate of any Management Stockholder or his or her Immediate Family Members.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such Insolvency or Liquidation Proceeding.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Pro Forma Basis”, “pro forma basis” and “Pro Forma Effect” means, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to any proposed incurrence or repayment or repurchase of Indebtedness (in each case, other than any Indebtedness incurred or repaid under any revolving credit facility or line of credit in the ordinary course of business for working capital purposes), any proposed Restricted Payment, any proposed Permitted Acquisition or other Investment, any proposed Asset Sale or any other event that by the terms of this Indenture requires such test or covenant to be calculated on a Pro Forma Basis or giving Pro Forma Effect to any such transaction or event, using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold or to be acquired or sold and the consolidated financial statements of Company and its Subsidiaries which shall be reformulated as if such incurrence or repayment or repurchase of Indebtedness, Restricted Payment, Permitted Acquisition, Investment, Asset Sale or other event, and all other incurrences or repayments or repurchases of Indebtedness (in each case, other than any Indebtedness incurred or repaid under any revolving credit facility or line of credit in the ordinary course of business for working capital purposes), Restricted Payments, Permitted Acquisitions or other Investments, Asset Sales or other such events that have been consummated during the period or after the end of such period and on or prior to the applicable date of determination, and any other liabilities incurred in connection with any such transaction, had been consummated and incurred at the beginning of such period. In making the calculations referred to above, pro forma effect shall be given to events that are directly attributable to the proposed

Restricted Payment, Permitted Acquisition, Investment, Asset Sale or other event, or have otherwise occurred since the date of the most recent financial statements of such person, are factually supportable and are expected to have a continuing impact (a) as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the staff of the Commission (which, solely with respect to the requirements of Regulation S-X permitting adjustments for pro forma cost-savings and synergies, shall be deemed to be Regulation S-X as in effect immediately prior to January 1, 2021), and/or (b) as reasonably determined by the Company, subject to the limitations set forth in clause (a)(vii) of the definition of “Consolidated EBITDA”. In addition, calculations on a Pro Forma Basis may include such adjustments as are consistent with the pro forma adjustments set forth in the definition of “Interest Coverage Ratio” and in the Limited Condition transaction section set forth herein.

“Public Company Costs” means costs relating to compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to the Company’s status as a reporting issuer or company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act, the Exchange Act and the rules of national securities exchanges relating to companies with listed equity securities, directors’ compensation, fees and expense reimbursement, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“Qualified Proceeds” means the Fair Market Value of assets that are used or useful in, or Capital Stock of any Person engaged in, a similar business.

“Qualified Receivables/Equipment Facility” means any Receivable/Equipment Facility that meets the following conditions: (x) the Company shall have determined in good faith that such Qualified Receivables/Equipment Facility (including financing terms, covenants, termination events or other provisions) is in the aggregate economically fair and reasonable to the Company or the applicable Subsidiary and any Receivables/Equipment Subsidiary subject thereto; (y) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Receivables Undertakings; and (z) such arrangements are non-recourse to the Company and its Restricted Subsidiaries (other than any Receivables/Equipment Subsidiary) and their assets, other than with respect to Standard Receivables Undertakings.

“Qualified Securitization Transaction” means any Securitization Transaction that meets the following conditions:

(i) the Company shall have determined in good faith that such Qualified Securitization Transaction (including financing terms, covenants, termination events or other provisions) is in the aggregate economically fair and reasonable to the Company or the applicable Subsidiary and any Securitization Entity subject thereto;

(ii) all sales of Securitization Assets to any Securitization Entity are made at Fair Market Value (as determined in good faith by the Company, and that may include any discounts customary for a Securitization Transaction) and may include Standard Securitization Undertakings; and

(iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

“Qualifying Equity Interests” means Equity Interests of a Person other than Disqualified Stock.

“Rating Agency” means S&P and Moody’s.

“Ratings Categories” means:

(a)	with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

(b)	with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Rating Decline” means a decrease in the rating of the Notes by either Rating Agency by one or more gradations (including gradations within Rating Categories as well as between Rating Categories), within 60 days after the earliest of (x) a Change of Control, (y) the date of public notice of the occurrence of a Change of Control or (z) public notice of the intention of the Company to effect a Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either Rating Agency); provided, however, that a Rating Decline otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Decline for purposes of the definition of Change of Control Triggering Event) unless the Rating Agency making the reduction in rating to which this definition would otherwise apply announces or publicly confirms or informs the Trustee in writing at the Company’s or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Decline); provided, further, that notwithstanding the foregoing, a Rating Decline shall not be deemed to have occurred so long as the Notes have a rating of BBB- or better by S&P and a rating of Baa3 or better by Moody’s after giving effect to any decrease in ratings that would otherwise constitute a Ratings Decline in the absence of this proviso. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Ratings Categories, namely + or – for S&P and 1, 2 and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a ratings decline either from BB+ to BB or BB to BB- will constitute a decrease of one gradation.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables/Equipment Assets” means (a) any accounts receivable owed to the Company or a Subsidiary of the Company, any lease, use agreement or installment contract to which the Company or a Subsidiary of the Company is a party and/or any equipment related thereto subject to a Receivables/Equipment Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, lease, use agreement, installment contract and/or equipment and all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, lease, use agreement, installment contract and/or equipment, lockbox accounts and records with respect to such accounts receivable, lease, use agreement, installment contract and/or equipment and any other assets customarily transferred (or in respect of which security interests are customarily granted) in accounts receivable or lease financing transactions of the relevant type in the applicable jurisdictions.

“Receivables/Equipment Facility” means an arrangement pursuant to which the Company or its Subsidiaries, as applicable, may sell, convey, contribute to capital or otherwise transfer to, or grants a Lien in (directly or indirectly) its accounts receivables, leases, installment contracts, use agreements and/or related equipment together with any other Receivables/Equipment Assets related thereto (whether now existing or arising or acquired in the future), which accounts receivables, leases, installment contracts, use agreements and/or equipment may be sold at a market discount (as determined in good faith by the Company or such Subsidiary), to (a) directly or indirectly to a Person that is not the Company or a Subsidiary of the Company or (b) directly or indirectly to a Receivables/Equipment Subsidiary that in turn funds such purchase by purporting to sell, transfer and/or pledge its accounts receivables, leases, installment contracts, use agreements and/or equipment to a Person that is not the Company or a Subsidiary of the Company.

“Receivables/Equipment Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable, lease, installment contract and/or use agreement (or interests therein) issued or sold in connection with, and other fees paid to a Person that is not the Company or a Subsidiary of the Company in connection with, any Receivables/Equipment Facility.

“Receivables/Equipment Repurchase Obligation” means any obligation of a seller of receivables or leases, installment contracts, use agreements or equipment in a Receivables/Equipment Facility to repurchase receivables, leases, installment contracts, use agreements and/or equipment arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable, lease, installment contract or use agreement or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables/Equipment Subsidiary” means any wholly-owned Subsidiary of the Company (or another Person formed for the purpose of engaging in a Qualified Receivables/Equipment Facility with the Company or any of its Subsidiaries) which is designated by the Company as a Receivables/Equipment Subsidiary and engages in no activities other than in connection with facilitating or entering into, one or more Receivables/Equipment Facilities and in each case, engages only in activities reasonably related or incidental thereto and: (x) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by the Company or any of its Restricted Subsidiaries (other than any Receivables/Equipment

Subsidiary) (excluding guarantees of obligations pursuant to Standard Receivables Undertakings), (b) is recourse to or obligates the Company or any of its Restricted Subsidiaries (other than the Receivables/Equipment Subsidiary) in any way other than pursuant to Standard Receivables Undertakings or (c) subjects any asset of the Company or any of its Restricted Subsidiaries (other than the Receivables/Equipment Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Receivables Undertakings; (y) with which neither the Company nor any of its Restricted Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company (except in respect of the transfer of Receivables/Equipment Assets to the Receivables/Equipment Subsidiary and the Standard Receivables Undertakings); and (z) to which neither the Company nor any of its Subsidiaries (other than the Receivables/Equipment Subsidiary) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Regulated Bank” means a commercial bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulated Subsidiary” means any entity that is subject to United States or foreign federal, state or local regulation over its ability to incur Indebtedness or create Liens (including Liens with respect to its own Capital Stock).

“Regulation S Permanent Global Note” means a permanent Global Note issued in a denomination equal to, as applicable, (i) the outstanding principal amount of a Regulation S Temporary Global Note upon expiration of the Restricted Period or (ii) the principal amount of Notes otherwise issued pursuant to Regulation S.

“Regulation S Temporary Global Note” means a temporary Global Note issued in a denomination equal the outstanding principal amount of Notes issued pursuant to Regulation S, which, at the discretion of the Company, has been issued initially in temporary form until expiration of the Restricted Period.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business and not classified as current assets under GAAP; provided that assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary will not qualify as Related Business Assets if they consist of securities of a Person, unless upon receipt of such securities such Person becomes a Restricted Subsidiary of the Company.

“Responsible Officer” means, when used with respect to the Trustee or Collateral Agent, any officer within the corporate trust department of such Trustee or Collateral Agent, respectively, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee or the Collateral Agent, respectively, who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Restricted Cash” means cash and Cash Equivalents which are listed as “Restricted” on the consolidated statement of financial condition of the Company and its Restricted Subsidiaries; provided, that cash and Cash Equivalents restricted under the Security Documents (which may include cash and Cash Equivalents securing other Indebtedness secured by a Lien on the Collateral permitted under this Indenture to the extent the use of such cash and Cash Equivalents is not prohibited by law or any contract or other agreement for application to payment of the Obligations hereunder) shall not be deemed to be “Restricted Cash” as a result of such restrictions.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless otherwise specified, references to a “Restricted Subsidiary” are to a Restricted Subsidiary of the Company.

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a disposition or otherwise) and other amounts received or realized by the Company or any of its Restricted Subsidiaries in respect of such Investment.

“S&P” means Standard & Poor’s Ratings Group, and its successors.

“Sale/Leaseback Transaction” means any arrangement relating to property now owned or hereafter acquired by the Company or any of its Restricted Subsidiaries whereby the Company or any of its Restricted Subsidiaries transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and any of its Restricted Subsidiaries or between the Company’s Restricted Subsidiaries.

“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Services.

“Securitization Assets” means (1) any right to payment (including accounts receivable, installment contracts, licensing fees, royalty payments, lease payments and similar revenue streams) owed to the Company or any Subsidiary (whether now existing or arising or acquired in the future) and (2) all collateral securing such right to payment, all contracts and contract rights, guarantees or other obligations in respect of such right to payment, lockbox accounts and records with respect to such right to payment and any other assets customarily transferred (or in respect of which security interests are customarily granted) in securitization transactions or factoring transactions of the relevant type in the applicable jurisdictions.

“Securitization Entity” means a Wholly-Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Securitization Transaction with the Company or any of its Subsidiaries) that is designated by the Company as a Securitization Entity and engages in no activities other than in connection with the financing of Securitization Assets of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business and:

(i) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by the Company or any of its Restricted Subsidiaries (other than the Securitization Entity) (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates the Company or any of its Restricted Subsidiaries (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of the Company or any of its Restricted Subsidiaries (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(ii) with which neither the Company nor any of its Restricted Subsidiaries (other than the Securitization Entity) has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company (except in respect of the transfer of Securitization Assets to the Securitization Entity and the Standard Securitization Undertakings); and

(iii) to which neither the Company nor any of its Restricted Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any right to payment (or interests therein) issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary of the Company in connection with, a Qualified Securitization Transaction.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Transaction to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Securitization Asset or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or such Subsidiary may sell, convey, contribute to capital or otherwise transfer to, or grant a Lien in, Securitization Assets (whether now existing or arising or acquired in the future) (a) directly or indirectly to a Securitization Entity, which in turn shall sell, transfer and/or pledge such Securitization Assets (or interests therein) to any Person that is not the Company or a Subsidiary of the Company or (b) directly or indirectly to any Person that is not the Company or a Subsidiary of the Company.

“Security Agreement” means that certain Notes Collateral Agreement, dated as of the Issue Date, among the Company, the Guarantors and the Collateral Agent.

“Security Documents” means, collectively, the Pari Passu Intercreditor Agreement, any Junior Lien Priority Intercreditor Agreement, the Security Agreement, other security agreements relating to the Collateral and the mortgages and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral applicable to the Collateral, each for the benefit of the Collateral Agent, as amended, amended and restated, modified, renewed or replaced from time to time.

“Shared Collateral” means, at any time, collateral in which the holders (or their Collateral Agent (as defined in the applicable Intercreditor Agreement)) of two or more series or tranches of First Lien Obligations hold a valid and perfected security interest at such time. If more than two series of First Lien Obligations are outstanding at any time and the holders of less than all series of First Lien Obligations hold a valid and perfected security interest in any collateral at such time, then such collateral shall constitute Shared Collateral for those series of First Lien Obligations that hold a valid and perfected security interest in such collateral at such time and shall not constitute Shared Collateral for any series of First Lien Obligations which does not have a valid and perfected security interest in such collateral at such time.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as deemed in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Specified Debt Maturity Carveout” means, on any date, an aggregate amount equal to (1) (i) the greater of (x) $485.0 million and (y) 100% of LTM EBITDA, minus (ii) the aggregate outstanding principal amount of Incurred Acquisition Debt and Ratio Debt (and Refinancing Indebtedness of any of the foregoing), in each case to which the Specified Debt Maturity Carveout has previously been applied and/or (2) the amount of any Indebtedness incurred in connection with a Permitted Acquisition or other Investments permitted under this Indenture.

“Specified Transaction” means (a) the Transactions, (b) any designation of operations or assets of the Company or any of its Restricted Subsidiaries as discontinued operations, (c) any Investment that results in a Person becoming a Restricted Subsidiary, (d) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (e) any Permitted Acquisition, (f) any disposition that results in a Restricted Subsidiary of the Company ceasing to be a Subsidiary of the Company or any disposition of a business unit, line of business, book of business or division of the Company or any of its Restricted Subsidiaries, in each case whether by merger, arrangement consolidation, amalgamation or otherwise or (g) any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit other than Designated Revolving Commitments), issuance of Equity Interests or a Restricted Payment or other transaction, in each case, that by the terms of this Indenture requires a financial ratio or test to be calculated on a “Pro Forma Basis” or after giving “pro forma effect.”

“Sponsor” means (a) Capital Research and Management Company and (b) Millstreet Capital Management LLC, and, in the case of each of clauses (a) and (b), any funds or partnerships managed or advised by any of them or any of their respective Affiliates.

“Standard Receivables Undertakings” means representations, warranties, covenants, indemnities and guarantees of obligations thereunder entered into by the Company or any of its Subsidiaries which the Company has determined in good faith to be customary in a Receivables/Equipment Facility including, without limitation, those relating to the servicing of the assets of a seller of Receivables/Equipment Assets, it being understood that any Receivables/Equipment Repurchase Obligation and a non-credit related recourse shall each be deemed to be a Standard Receivables Undertaking.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of obligations thereunder entered into by the Company or any of its Subsidiaries that the Company has determined in good faith to be customary in a Securitization Transaction including, without limitation, those relating to the servicing of the assets of a Securitization Entity, it being understood that any Securitization Repurchase Obligation and non-credit related recourse shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company which is by its terms expressly subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms expressly subordinated in right of payment to its Note Guarantee.

“Subsidiary” means, with respect to any specified Person:

(i) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof);

(ii) any partnership, joint venture or limited liability company or similar entity of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; and

(iii) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, commodity hedges, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means any obligation to pay or perform under any Swap Contract.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) of any nature and whatever called, imposed by any governmental authority, including any interest, additions to tax and penalties applicable thereto.

“Test Period” in effect at any time means the Company’s most recently ended four fiscal quarters for which consolidated financial statements are available (which may, at the Company’s election, be internal financial statements).

“Transactions” means, collectively, (a) the consummation of the issuance of the Initial Notes under this Indenture, (b) the entry into the New Credit Agreement, (c) the use of proceeds from the foregoing as detailed in the Offering Memorandum under “Use of proceeds” and (d) the other Refinancing Transactions (as defined elsewhere in the Offering Memorandum).

“Transaction Expenses” means any fees or expenses incurred or paid by the Company or any of its Subsidiaries in connection with the Transactions (including fees and expenses in connection with the issuance of the Initial Notes and the transactions contemplated hereby).

“Treasury Rate” means the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to the redemption date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Selected Interest Rates (Daily) - H.15 (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the redemption date to December 18, 2026; provided, however, that if the period from the redemption date to December 18, 2026 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb), as in effect on the Issue Date and, to the extent required by law, as amended.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or any successor statute) as in effect from time to time in the relevant jurisdiction.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(i) is not party to any agreement, contract, arrangement or understanding with the Company or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to the Company or such Restricted Subsidiary than those that might have been obtained at the time of any such agreement, contract, arrangement or understanding than those that could have been obtained from Persons who are not Affiliates of the Company;

(ii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(iii) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

(iv) owns, licenses or holds no rights in any intellectual property that is material to the business of the Company and its Restricted Subsidiaries.

Any designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolutions of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(i) the sum of the products obtained by multiplying (1) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (2) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Domestic Restricted Subsidiary” means any Wholly-Owned Subsidiary that is a Domestic Restricted Subsidiary.

“Wholly-Owned Restricted Subsidiary” means any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” means, with respect to any Person, a direct or indirect Subsidiary of such Person, 100% of the outstanding Capital Stock of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02 Other Definitions.

Term	Defined in Section
“Action”	12.08(v)
“Additional Notes”	Preamble
“Affiliate Transaction”	4.11(a)
“Applicable Law”	13.15
“Applicable Premium Deficit”	8.04(1)
“Applicable Procedures”	2.01(c)(2)
“Asset Sale Offer”	3.09(a)
“Asset Sale Prepayment Amount”	4.10(b)
“Authenticating Agent”	2.02
“Authentication Order”	2.02

“CERCLA”	12.08(q)
“Certain Capital Markets Debt”	4.14(a)
“Change of Control Offer”	4.13(a)
“Change of Control Payment Date”	4.13(a)
“Change of Control Payment”	148
“Collateral Agent”	Preamble
“Company”	Preamble
“Covenant Defeasance”	8.03
“Custodian”	2.01(b)
“date of determination”	9.03
“Electronic Signature”	13.12
“Event of Default”	6.01(a)
“Excess Proceeds Threshold Amount”	4.10(c)
“Excess Proceeds”	4.10(c)
“Exchange”	Exhibit C
“Financial Incurrence Test”	1.05(d)
“Fixed Basket”	1.05(d)
“Foreign Disposition”	4.10(e)
“Global Note Legend”	2.06(g)(2)
“Guaranteeing Subsidiary”	Exhibit D
“Increased Amount”	4.12(b)
“incur”	4.09(a)
“Incurred Acquisition Debt”	4.09(b)(13)
“Indenture”	Exhibit B
“Initial Default”	6.04(b)
“Initial Notes”	Preamble
“Interest Payment Date”	2.01(a)
“Investment Grade Status”	4.16(a)(1)
“Investment”	4.07(b)(17)
“ISDA CDS Definitions”	9.03
“LCT Election”	1.04(a)
“LCT Test Date”	1.04(a)
“Legal Defeasance”	8.02
“Mortgage Policies”	4.18(b)
“Net Short Holder”	9.03
“Non-Fixed Basket”	1.05(d)
“Notes”	Preamble
“Offer Amount”	3.09(b)
“Offer Period”	3.09(b)
“Owner”	Exhibit C
“Paying Agent”	2.03
“Payment Block”	4.10(e)
“Payment Default”	6.01(a)(4)(A)
“Permitted Debt”	4.09(b)
“Private Placement Legend”	2.06(g)(1)(A)
“Purchase Date”	3.09(b)

“Qualified Reporting Subsidiary”	4.03(f)
“Ratio Debt”	4.09(a)
“Redemption Date”	3.01
“Refinancing Indebtedness”	4.09(b)(5)
“Refunding Capital Stock”	4.07(b)(2)
“Registrar”	2.03
“Regulation S Temporary Global Note Legend”	2.06(g)(3)
“Related Person”	12.08(b)
“Restricted Payments”	4.07(a)
“Restricted Period”	2.01(c)
“Restricted Subordinated Prepayment”	4.07(a)(3)
“Retained Asset Sale Proceeds”	4.10(b)
“Retained Declined Proceeds”	4.10(c)
“Reversion Date”	4.16(c)
“Rule 144A”	Exhibit B
“Secured System”	4.03(a)
“Securities Act”	Exhibit B
“Security Document Order”	12.08(r)
“Specified Indebtedness”	9.03
“Supplemental Indenture”	Exhibit D
“Surviving Entity”	5.01(a)(1)
“Suspended Covenants”	4.16(a)(2)
“Suspension Period”	4.16(c)
“Transfer Agent”	2.03
“Transfer”	Exhibit B
“Transferee”	Exhibit B
“Transferor”	Exhibit B
“Treasury Capital Stock”	4.07(b)(2)
“Trustee”	Preamble

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) “or” is not exclusive;

(c) the term “including” is not limiting;

(d) words in the singular include the plural, and in the plural include the singular;

(e) “will” shall be interpreted to express a command;

(f) provisions apply to successive events and transactions;

(g) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form;

(h) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”;

(i) the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(j) for avoidance of doubt, except where the context shall otherwise require, any reference to any employee, director, officer, member of management, independent contractor, advisor, service provider or consultant shall refer to any future, current or former employee, director, officer, member of management, independent contractor, advisor, service provider or consultant;

(k) all references to “knowledge” of the Company or any Restricted Subsidiary means the actual knowledge of an Officer;

(l) all certifications to be made hereunder by an officer or representative of the Company or any Guarantor shall be made by such person in his or her capacity solely as an officer or a representative of the Company or such Guarantor, on such entities’ behalf and not in such Person’s individual capacity;

(m) any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity), and to the extent any covenant in any Security Document is applicable to such limited liability company immediately prior to such division, such covenant shall apply to any Person resulting from such division immediately after such division. For the avoidance of doubt, for purposes of Section 4.21, any Person resulting from such division of a Restricted Subsidiary constitutes a new Restricted Subsidiary that is created or acquired after the Issue Date;

(n) unless the context requires otherwise, terms not otherwise defined herein and that are defined in the UCC or in similar laws of any relevant jurisdiction, as applicable, shall have the meanings therein defined;

(o) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time; and

(p) notwithstanding anything to the contrary in this Indenture, this Indenture will not be qualified under the TIA, the TIA shall not apply to or in any way govern the terms of this Indenture, and no provision of the TIA shall apply or be incorporated by reference into this Indenture or the Notes.

Section 1.04 Limited Condition Transactions.

(a) Notwithstanding anything in this Indenture to the contrary, when (i) calculating any applicable Financial Incurrence Test or availability under any Basket, in connection with the incurrence of any Limited Condition Transaction, any Indebtedness or any other transaction in connection with a Limited Condition Transaction and any actions or transactions related thereto (including for all purposes under this section, the making of acquisitions and investments, Asset Sales or other dispositions, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments of Indebtedness, the making of Restricted Payments and/or the designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary), (ii) determining (A) compliance with any provision of this Indenture which requires that no Default or Event of Default (or any type of Default or Event of Default) has occurred, is continuing or would result therefrom, or (B) the satisfaction of any other conditions, in each case under this clause (b), in connection with the incurrence of any Limited Condition Transaction, any Indebtedness or any other transaction in connection with a Limited Condition Transaction and any actions or transactions related thereto, in each case under the foregoing clauses (i) and (ii), the date of determination of such Financial Incurrence Test, availability under any Basket or other provisions, determination of whether any Default or Event of Default (or any type of Default or Event of Default) has occurred, is continuing or would result therefrom, determination of the satisfaction of any other conditions shall, at the option of the Company (in its sole discretion) (the Company’s election to exercise such option, an “LCT Election,” which LCT Election may be in respect of one or more of clauses (i), (ii)(A) and (ii)(B) above), be deemed to be (w) in the case of any transaction contemplated by clause (i) of the definition of “Limited Condition Transaction,” either (I) the date the definitive agreements for such Limited Condition Transaction are entered into or (II) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies (or similar laws of another jurisdiction), the date on which a “Rule 2.7 Announcement” of a firm intention to make an offer (or similar announcement under the laws of another jurisdiction) in respect of a target of a Limited Condition Transaction, (x) in the case of any transaction contemplated by clause (ii) of the definition of “Limited Condition Transaction,” at the time of delivery of the notice with respect thereto, (y) in the case of any transaction contemplated by clause (iii) of the definition of “Limited Condition Transaction,” at the time of the declaration of such Restricted Payment so long as such Restricted Payment is made within 60 days after such declaration or (z) in the case of any transaction contemplated by clause (iv) of the definition of “Limited Condition Transaction,” the date the definitive agreements for such Limited Condition Transaction are entered into or, in each case, such later date elected by the Company (each, the “LCT Test Date”) and, subject to the other provisions of this section, if, after giving pro forma effect to the Limited Condition Transaction, any Indebtedness or other transaction in connection therewith and any actions or transactions related thereto and any related pro forma adjustments, the Company or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such Basket (and any related requirements and conditions), such Basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes; provided, that (x) if financial statements for one or more subsequent fiscal quarters shall have become available, the Company may elect, in its sole discretion, to re-determine availability under Baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such Basket (provided that, if the Company elects to re-determine availability under an applicable Basket under this clause (x), to the extent otherwise required under the applicable Basket, the determination of whether any Event of Default under Section 6.01(a)(2) or, with respect to the Company, Sections 6.01(a)(6) or (a)(7) shall be continuing shall also be made at such time), and (y) except as contemplated in the foregoing clause (x), compliance with such Baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction (as such date may be updated to reflect any amendment to the definitive transaction documents as set forth above), any Indebtedness or other transaction incurred in connection therewith and any actions or transactions related thereto.

(b) For the avoidance of doubt, if the Company has made an LCT Election, (i) if any of the ratios, tests or Baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such Financial Incurrence Test or Basket, including due to fluctuations in Consolidated EBITDA of the Company or the Person subject to such Limited Condition Transaction, such Baskets, tests or ratios will be deemed not to have been exceeded or failed to have been complied with as a result of such fluctuations, (ii) other than as expressly set forth in this section, if any related requirements and conditions (including as to the absence of any (or any type of) continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of any Default or Event of Default), such requirements and conditions will be deemed not to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing) and (iii) in calculating the availability under any Financial Incurrence Test or Basket in connection with any action or transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice or declaration for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such Financial Incurrence Test or Basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction and any actions or transactions related thereto.

Section 1.05 Certain Calculations under this Indenture.

(a) For purposes of calculating any Financial Incurrence Test or availability under any Basket (or Consolidated EBITDA), Specified Transactions (with the incurrence or repayment of any Indebtedness in connection therewith to be subject to the second succeeding paragraph (other than Indebtedness incurred or repaid under any revolving facility or line of credit)) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Company or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this section, then such financial ratio or test (or Consolidated EBITDA) shall be calculated to give pro forma effect thereto in accordance with this section; provided that with respect to any pro forma calculations to be made in connection with any acquisition or investment in respect of which financial statements for the relevant target are not available for the same Test Period for which consolidated financial statements are available (which may, at the Company’s election, be internal financial statements), the Company shall determine such pro forma calculations on the basis of the available financial statements (even if for differing periods) or such other basis as determined on a commercially reasonable basis by the Company.

(b) Whenever pro forma effect is to be given to a Specified Transaction or the implementation of an operational initiative or operational change, the pro forma calculations shall be made in good faith by a financial officer of the Company and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions, operating initiatives, other operating improvements and synergies projected by the Company in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (in the good faith determination of the Company) relating to such Specified Transaction or such implementation of an operational initiative or operational change (calculated on a pro forma basis as though such cost savings, operating expense reductions, operating initiatives, other operating improvements and synergies had been realized in full on the first day of such period and as if such cost savings, operating expense reductions, operating initiatives, other operating improvements and synergies were realized in full during the entirety of such period) and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), whether prior to or following the Issue Date, net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized; provided that (i) such amounts are reasonably identifiable, (ii) except as set forth in the definition of “Consolidated EBITDA,” such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) no later than 24 months after the date of such Specified Transaction, such implementation of an operational initiative or operational change (or actions undertaken or implemented prior to the consummation of such Specified Transaction), (iii) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period and (iv) it is understood and agreed that, subject to compliance with the other provisions of this paragraph, amounts to be included in pro forma calculations pursuant to this paragraph may be included in Test Periods in which the Specified Transaction to which such amounts relate to is no longer being given pro forma effect pursuant to the immediately preceding paragraph.

(c) In the event that (i) the Company or any of its Restricted Subsidiaries incurs (including by assumption or guarantees), issues or repays (including by redemption, repurchase, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility), (ii) the Company or any of its Restricted Subsidiaries issues, repurchases or redeems Disqualified Stock, (iii) any Restricted Subsidiary issues, repurchases or redeems Preferred Stock or (iv) the Company or any of its Restricted Subsidiaries establishes or eliminates any Designated Revolving Commitments, in each case included in the calculations of any financial ratio or test (and, in each case of the foregoing clauses (i) and (iv), any Lien incurred in connection therewith), (A) during the applicable Test Period or (B) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, issuance, repayment or redemption of Indebtedness, issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, or establishment or elimination of any Designated Revolving Commitments, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Interest Coverage Ratio (or similar ratio), in which case such incurrence, issuance, guarantee, discharge, defeasance, extinguishment, repayment or redemption of Indebtedness, issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, or establishment or elimination of any Designated Revolving Commitments, in each case will be given effect, as if the same had occurred on the first day of the applicable Test Period) and, in the case of Indebtedness for all purposes such financial ratio or test shall be calculated as if such Indebtedness in the full amount of any undrawn Designated Revolving Commitments had been incurred thereunder throughout such period, it being understood that any such committed amount under such Designated Revolving Commitments may thereafter be borrowed (and reborrowed, if applicable), in whole or in part, from time to time, without further compliance with any Basket or financial ratio or test under this Indenture (including the Interest Coverage Ratio, the Consolidated Total Debt Ratio and the Consolidated First Lien Debt Ratio).

(d) Notwithstanding anything in this Indenture to the contrary, in the event any Lien, Indebtedness (other than Indebtedness under the New Credit Agreement outstanding on the Issue Date, which will be deemed to have been incurred in reliance on Section 4.09(b)(1)), Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment, or other transaction, action, judgment or amount incurred under any provision in this Indenture (or any of the foregoing in concurrent transactions, a single transaction or a series of related transactions) meets the criteria of one or more than one of the categories of Baskets under this Indenture (including within any defined terms), including any Fixed Basket or Non-Fixed Basket, as applicable, the Company shall be permitted, in its sole discretion, to divide and classify and to later, at any time and from time to time, re-divide and re-classify (including to re-classify utilization of any Fixed Basket as being incurred under any Non-Fixed Basket or other Fixed Basket or utilization of any Non-Fixed Basket as being incurred under any Fixed Basket or other Non-Fixed Basket) on one or more occasions (based on circumstances existing on the date of any such re-division and re-classification) any such Lien, Indebtedness, Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment, or other transaction, action, judgment or amount, in whole or in part, among one or more than one applicable Baskets under this Indenture (in the case of re-classification or re-division, so long as the amount so re-classified or re-divided is re-classified or re-divided only within the same negative covenant and permitted at the time of such re-classification or re-division to be incurred pursuant to the applicable Basket into which such amount is re-classified or re-divided at such time). For the avoidance of doubt, the amount of any Lien, Indebtedness, Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment or other transaction, action, judgment or amount that shall be allocated to each such Basket shall be determined by the Company at the time of such division, classification, re-division or reclassification, as applicable. If any Lien, Indebtedness, Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment, or other transaction, action, judgment or amount incurred under any provision in this Indenture (or any portion of the foregoing) previously divided and classified (or re-divided and re-classified) as set forth above under any Fixed Basket, could subsequently be re-divided and re-classified under a Non-Fixed Basket, such re-division and re-classification shall be deemed to occur automatically, in each case, unless otherwise elected by the Company. For all purposes hereunder, (x) “Fixed Basket” shall mean any Basket that is subject to a fixed-dollar limit (including Baskets based on a percentage of Consolidated EBITDA) and (y) “Non-Fixed Basket” shall mean any Basket that is subject to compliance with a financial ratio or test (including the Interest Coverage Ratio, the Consolidated First Lien Debt Ratio or the Consolidated Total Debt Ratio) (any such ratio or test, a “Financial Incurrence Test”).

(e) Notwithstanding anything in this Indenture to the contrary, in calculating any Non-Fixed Basket, (i) any amounts incurred under any revolving facility, (ii) any Indebtedness concurrently incurred to fund original issue discount or upfront fees and (iii) any amounts incurred, or transactions entered into or consummated, in reliance on a Fixed Basket in a concurrent transaction, a single transaction or a series of related transactions with the amount incurred, or transaction entered into or consummated, under an applicable Non-Fixed Basket, in each case of the foregoing clauses (i), (ii) and (iii), shall be disregarded in the calculation of such Non-Fixed Basket; provided that full pro forma effect shall be given to all applicable and related transactions (including the use of proceeds of all applicable Indebtedness incurred and any repayments, repurchases and redemptions of Indebtedness) and all other adjustments as to which pro forma effect may be given under this section. If any Lien, Indebtedness, Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment, or other transaction, action, judgment or amount (any of the foregoing in concurrent transactions, a single transaction or a series of related transactions) is incurred, issued, taken or consummated in reliance on categories of Baskets measured by reference to a percentage of Consolidated EBITDA, and any Lien, Indebtedness, Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment, or other transaction, action, judgment or amount (including in connection with refinancing thereof) would subsequently exceed the applicable percentage of Consolidated EBITDA if calculated based on the Consolidated EBITDA on a later date (including the date of any refinancing or re-classification), such percentage of Consolidated EBITDA will be deemed not to be exceeded (so long as, in the case of refinancing any Indebtedness, Disqualified Stock or Preferred Stock (and any related Lien), the principal amount or the liquidation preference of such newly incurred or issued Indebtedness, Disqualified Stock or Preferred Stock does not exceed the maximum principal amount, liquidation preference or amount of Refinancing Indebtedness in respect of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced, extended, replaced, refunded, renewed or defeased).

Section 1.06 References to Agreements, Laws, Etc.

Unless otherwise provided herein, (a) references to organization documents, agreements (including the Security Documents and the New Credit Agreement Documents) and other contractual obligations shall be deemed to include all subsequent amendments, restatements, refinancings, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, refinancings, extensions, supplements and other modifications are not prohibited by this Indenture or the Security Documents; and (b) references to any law shall include all statutory and regulatory provisions consolidating, amendment, replacing, supplementing or interpreting such law. Any term or section reference herein or in the other Security Documents which refers to a defined term or section reference in any organization document, agreement, contractual obligation or law shall be deemed to be a cross-reference to the same or comparable defined term or section reference, as applicable, in any such amendment, restatement, refinancing or other modification to such organization document, agreement, contractual obligation or any such consolidation, amendment, replacement, supplement or interpretation of such law.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s (or its Authenticating Agent’s) certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage; provided that any such notations, legends or endorsements are in a form reasonably acceptable to the Company. Each Note will be dated the date of its authentication. Each note will bear interest at a rate of 7.750% per annum from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually on each March 31 and September 30 of each year (each such date, an “Interest Payment Date”), commencing on March 31, 2025 to Holders of record at the close of business on the March 15 or September 15, whether or not a Business Day, immediately preceding each Interest Payment Date. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months. The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors, the Trustee and the Collateral Agent, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon (or otherwise in accordance with the Applicable Procedures (as defined below)) and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the custodian for the Depositary (the “Custodian”), at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S will be issued initially in the form of the Regulation S Permanent Global Note or, at the discretion of the Company, the Regulation S Temporary Global Note. If issued, the Regulation S Temporary Global Note will be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as Custodian, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided. After the 40th day after the later of the commencement of the offering of the Initial Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”) and upon the receipt by the Trustee of:

(1) certificates from Euroclear and Clearstream, substantially in the form of Exhibit E hereto, certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who will take delivery of a beneficial ownership interest in a 144A Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b)); and

(2) an Officer’s Certificate from the Company,

beneficial interests in the Regulation S Temporary Global Note will be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the applicable procedures of the Depositary (the “Applicable Procedures”). Simultaneously with such exchange of the Regulation S Permanent Global Note, the Trustee will cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interests as hereinafter provided.

(d) Euroclear and Clearstream Applicable Procedures. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

(e) Issuance of Additional Notes. Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status or otherwise as the Initial Notes, subject to the next paragraph, which terms shall be set forth in an Officer’s Certificate or, at the election of the Company, a supplemental indenture; provided that (i) the Company’s ability to issue Additional Notes shall be subject to the Company’s compliance with Sections 4.09 and 4.12 and (ii) a separate CUSIP, Common Code or ISIN number will be used for Additional Notes, unless the Notes and Additional Notes are treated as fungible for U.S. federal income tax purposes.

The Company may designate the maturity date, interest rate and optional redemption provisions applicable to each series of Additional Notes, which may differ from the maturity date, interest rate and optional redemption provisions applicable to the Initial Notes. Additional Notes that differ with respect to maturity date, interest rate or optional redemption provisions from the Notes issued on the Issue Date will constitute a different series of Notes from such Initial Notes. Unless otherwise designated by the Company, Additional Notes that have the same maturity date, interest rate and optional redemption provisions as the Initial Notes will be treated as the same as the Initial Notes for all purposes under this Indenture. The Company similarly may vary the application of related other provisions (including the issue price and any applicable original issue discount legend) to any series of Additional Notes.

Section 2.02 Execution and Authentication.

At least one Officer must sign the Notes for the Company by manual signature, facsimile signature or Electronic Signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature, facsimile signature or Electronic Signature of an authorized signatory of the Trustee. The signature of the Trustee on a Note will be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

The Trustee will, upon receipt of a written order signed by an Officer of the Company (an “Authentication Order”), authenticate and deliver Notes for original issue, of which $950,000,000 in aggregate principal amount will be issued on the Issue Date. In addition, at any time, from time to time, the Trustee shall, upon receipt of an Authentication Order, together with an Opinion of Counsel addressing such matters as the Trustee may reasonably request, authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued or increased hereunder. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07.

The Trustee may appoint an authenticating agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate Notes. Such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such Authenticating Agent. An Authenticating Agent has the same rights as an agent to deal with Holders or an Affiliate of the Company. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

Section 2.03 Registrar and Paying Agent.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”), an office or agency where Notes may be presented for payment (the “Paying Agent”) and an office or agency where Notes may be presented for transfer or exchange (the “Transfer Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The registered holder of a Note will be treated as the owner of the Note for all purposes. The Company may appoint one or more co-registrars and one or more additional paying agents or transfer agents. The term “Registrar” includes any co-registrar, the term “Paying Agent” includes any additional paying agent and the term “Transfer Agent” includes any additional transfer agent. The Company may change any Paying Agent, Registrar or Transfer Agent without prior notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar, Paying Agent or Transfer Agent, the Trustee shall act as such Paying Agent, Transfer Agent or Registrar. The Company or any of its Subsidiaries may act as Paying Agent, Transfer Agent or Registrar.

The Company initially appoints DTC to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as Custodian with respect to the Global Notes and as Registrar with respect to the Notes. The Company initially appoints the Trustee to act as the Paying Agent with respect to the Notes. The Company initially appoints the Trustee to act as the Transfer Agent with respect to the Notes. Each of the foregoing hereby accepts such respective appointments.

The Company shall be responsible for making calculations called for under the Notes, including but not limited to determination of redemption price, premium, if any, and any additional amounts or other amounts payable on the Notes. The Company will make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders. The Company will provide a schedule of its calculations to the Trustee when requested by the Trustee, and the Trustee is entitled to rely conclusively on the accuracy of the Company’s calculations without independent verification. The Company shall forward its calculations to any Holder upon the written request of such Holder.

Section 2.04 Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders and the Trustee all money held by the Paying Agent for the payment of principal of, premium on, if any, and interest on, the Notes, and will notify the Trustee in writing, as applicable, of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee, as applicable. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee, as applicable. Upon payment over to the Trustee, as applicable, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to any Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee, as applicable, may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor thereto or a nominee of such successor thereto. All Global Notes may be exchanged for Definitive Notes of the same series if:

(A) the Depositary (x) notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, a successor Depositary is not appointed by the Company within 120 days, or

(B) if there shall have occurred and be continuing an Event of Default with respect to the Notes and the beneficial owners thereof have requested such exchange.

Upon the occurrence of any of the events in clauses (A) or (B) above, Definitive Notes delivered in exchange for any Global Note of the same series or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note of the same series or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the events in clause (A) or (B) above and pursuant to Section 2.06(b). A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in this Section 2.06(a) or in Sections 2.06(b) or 2.06(c).

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. None of the Company, Trustee or any agent of the Company shall have any responsibility or liability for any aspect of the records relating to or payment made on account of beneficial ownership interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an initial purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note of the same series in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (B)(i) above;

provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Trustee of the certificates required by Section 2.01(c).

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof, or

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note of the same series, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note of the same series, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in subparagraphs (A) and (B), if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such exchange or transfer is effected pursuant to subparagraphs (A) or (B) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests exchanged or transferred pursuant to subparagraphs (A) or (B) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Company shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.

Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) (except transfer pursuant to clause (F) above) shall bear the Private Placement Legend and the Regulation S Temporary Global Note Legend, as applicable, and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(1)(A) and 2.06(c)(1)(C), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Trustee, as applicable, of the certificates required pursuant to Section 2.01(c), except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3) Beneficial Interest in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following: (i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof, or (ii) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each case, if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in clauses (A) and (B) of Section 2.06(a) and satisfaction of the conditions set forth in Section 2.06(b)(2), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Company shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and send to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall send such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee, as applicable, will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in subparagraphs (A) and (B), if the Registrar or the Company so request or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications and certificates required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following: (i) if the Holder of such Restricted Definitive Note proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(d) thereof; or (ii) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof, and in each case, if the Company so requests, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form (the “Private Placement Legend”):

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON

RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (C), (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.] BY ACQUIRING THIS NOTE OR ANY INTEREST THEREIN, EACH HOLDER IS DEEMED TO REPRESENT AND WARRANT THAT EITHER (A) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THE NOTES CONSTITUTES ASSETS OF (I) AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), (II) A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO TITLE I OF ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAWS”), OR (III) AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH EMPLOYEE BENEFIT PLAN OR PLAN, ACCOUNT OR ARRANGEMENT OR (B) THE ACQUISITION AND HOLDING OF THE NOTES BY SUCH HOLDER WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form (the “Global Note Legend”):

“THIS GLOBAL NOTE IS HELD BY OR ON BEHALF OF THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, 55 WATER STREET, NEW YORK, NEW YORK (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) Regulation S Temporary Global Note Legend. In addition to the Private Placement Legend and the Tax Legend (if applicable), the Regulation S Temporary Global Note may bear a legend in substantially the following form (the “Regulation S Temporary Global Note Legend”):

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT. BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Custodian at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Custodian at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.13 and 9.05). In connection with any proposed transfer of Definitive Notes in exchange for Global Notes, there shall be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

(3) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(4) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of, or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part;

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date; or

(D) to register the transfer of or to exchange any Notes tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer.

(5) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and (subject to the record date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(6) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02.

(7) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(8) The Registrar, Transfer Agent and Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture or the Notes, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(9) Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary or with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof.

(10) Neither the Trustee nor the Registrar shall have any duty to monitor the Company’s compliance with or have any responsibility with respect to the Company’s compliance with any federal or state securities laws in connection with registrations of transfers and exchanges of the Notes.

(11) Members of, or participants in, the Depositary shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as Custodian, or under the Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and Participants, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge for their expenses in replacing a Note.

In case any such mutilated, destroyed, lost, or stolen Note has become due and payable, the Company in its sole discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.07, the Company may require the payment of a sum sufficient to cover any tax, assessment, fee or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section 2.07 in exchange for any mutilated Note or in lieu of any destroyed, lost, or stolen Note will constitute an original additional contractual obligation of the Company, whether or not the mutilated, destroyed, lost, or stolen Note shall be at any time enforceable by anyone, and will be entitled to all the benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.07 are exclusive and will preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost, or stolen Notes.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to the Company for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes with respect to which a Responsible Officer of the Trustee has received written notice as being so owned at the Corporate Trust Office of the Trustee will be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate Definitive Notes in exchange for temporary Notes upon receipt of an Authentication Order. Holders of temporary Notes will be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent and any Transfer Agent will forward to the Trustee for cancellation any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of cancelled Notes in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act). Certification of the disposition of all canceled Notes will be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, the Company will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01; provided that if the Company pays the defaulted interest prior to the date that is 30 days after the date of default in payment of interest, payment shall be to the record-holders of the Notes as of the original record date. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. If such default in interest continues for 30 days, the Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. The Company shall promptly notify the Trustee of any such special record date. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will send or cause to be sent to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 CUSIP, ISIN, Common Code Numbers.

The Company in issuing the Notes may use CUSIP, ISIN and “Common Code” numbers (if then generally in use) and, if so, the Trustee shall use CUSIP, ISIN and “Common Code” numbers in notices of redemption as a convenience to Holders; provided, that the Trustee shall not be responsible for the accuracy of any CUSIP number printed on any note, notice or elsewhere; provided further that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will as promptly as practicable notify the Trustee in writing of any change in CUSIP, ISIN and “Common Code” numbers.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Company elects to redeem the Notes pursuant to Section 3.07 and/or paragraph 5 of such Note, it shall furnish to the Trustee, at least two Business Days (unless the Trustee agrees to a shorter period) before notice of redemption is required to be delivered to Holders pursuant to Section 3.03, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the date of redemption (the “Redemption Date”), (iii) the principal amount of the Notes to be redeemed, (iv) the redemption price (or manner of calculation if not then known), (v) that such election has been duly authorized by all requisite corporate action on the part of the Company, and (vi) that such election complies with any applicable covenants or conditions precedent set forth in this Indenture. If the redemption price is not known at the time such notice is to be given, the actual redemption price, calculated as described in the terms of the Notes, will be set forth in an Officer’s Certificate delivered to the Trustee no later than two Business Days prior to the Redemption Date.

Section 3.02 Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes for redemption in compliance with the requirements of the principal securities exchange, if any, on which the Notes are listed, as certified to the Trustee by the Company, and in compliance with the requirements of DTC, or if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through DTC or DTC prescribes no method of selection, the Trustee will select on a pro rata basis, subject to adjustments so that no Note in an unauthorized denomination remains outstanding after such redemption; provided, however, that no Note of $2,000 in aggregate principal amount or less shall be redeemed in part.

Section 3.03 Notice of Redemption.

(a) Subject to the provisions of Section 3.09, at least 10 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail (or with respect to Global Notes, to the extent permitted or required by the Depositary’s Applicable Procedures, sent electronically), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address (with a copy to the Trustee) or otherwise in accordance with Applicable Procedures, except that redemption notices may be mailed or sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 11.

(b) The notice will identify the Notes to be redeemed and will state:

(1) the redemption date;

(2) the redemption price, or if not then ascertainable, the manner of calculation thereof;

(3) if any Note is being redeemed in part, the notice of redemption that relates to that Note will state the portion of the principal amount of such Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of the Notes upon cancellation of the original Note (or transferred by book entry). In the case of a Global Note, an appropriate notation will be made on such Note (or otherwise in accordance with the procedures of DTC) to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Notes called for redemption become due on the date fixed for redemption, subject to the terms of the redemption notice (including any conditions precedent as described below). Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions of the Notes called for redemption on and after the applicable redemption date;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP, Common Code or ISIN numbers, if any, listed in such notice or printed on the Notes; and

(9) if the redemption is conditional, the one or more conditions precedent and that the Company may delay the redemption in its discretion until such time as the condition or conditions are satisfied or waived.

(c) At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Company shall have delivered to the Trustee at least three Business Days before notice of redemption is required to be given to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph (which may be the same Officer’s Certificate delivered pursuant to Section 3.01).

(d) Notice of any redemption, whether in connection with an Equity Offering, Change of Control, Asset Sale or other transaction or event, may, at the Company’s discretion, be given prior to the completion thereof, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering, Change of Control, Asset Sale or other transaction or event. The Company may redeem Notes pursuant to one or more of the relevant provisions of this Indenture, and a single notice of redemption may be delivered with respect to redemptions made pursuant to different provisions. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice of redemption shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered) as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the redemption date as stated in such notice, or by the redemption date as so delayed or that such notice may be rescinded at any time in the Company’s discretion if the Company determines that any or all of such conditions will not be satisfied. The Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

Section 3.04 Effect of Notice of Redemption.

Except as provided in Sections 3.03(d), 3.07(f) and 4.13(a)(8), once notice of redemption is mailed or transmitted in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. The notice, if mailed or transmitted in a manner herein provided, shall be conclusively presumed to have been given whether or not the Holder receives such notice. In any case, failure to give such notice by mail or by such other means as may be required hereby or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the redemption date, interest will cease to accrue on the Notes or portion thereof called for redemption.

Section 3.05 Deposit of Redemption or Purchase Price.

Prior to 10:00 a.m. New York City time on the redemption date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of, and accrued interest, if any, on, all Notes to be redeemed on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, if any, on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest will cease to accrue on the Notes or the portions of Notes called for redemption. If any Note called for redemption is not so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue, and upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company, a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered (or transfer such Note by book entry). It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07 Optional Redemption.

(a) At any time prior to December 18, 2026, the Company may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes (calculated after giving effect to the issuance of any Additional Notes treated as the same class as the Initial Notes) issued under this Indenture at a redemption price equal to 107.750% of the principal amount of Notes redeemed, plus accrued and unpaid interest, if any, to but excluding, the date of redemption (subject to the right of Holders of Notes on a relevant record date to receive interest on an Interest Payment Date occurring on or prior to the redemption date), with an amount not to exceed the net cash proceeds of an Equity Offering; provided that:

(1) at least 50% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes treated as the same class as the Initial Notes, but excluding Notes held by the Company or any of its Subsidiaries) remain outstanding immediately after the occurrence of such redemption, unless all such Notes are redeemed substantially concurrently; and

(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(b) At any time prior to December 18, 2026, the Company may on any one or more occasions redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the date of redemption (subject to the right of Holders of Notes on a relevant record date to receive interest due on an Interest Payment Date occurring on or prior to the redemption date).

(c) At any time prior to December 18, 2027, the Company may on any one or more occasions redeem up to 10% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes) during any 12-month period at a redemption price equal to 103% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the right of Holders of Notes on a relevant record date to receive interest on an Interest Payment Date occurring on or prior to the redemption date).

(d) Except pursuant to Sections 3.07(a), 3.07(b), 3.07(c) and 3.07(h), the Notes will not be redeemable at the Company’s option prior to December 18, 2026.

(e) On or after December 18, 2026, the Company may on any one or more occasions redeem all or a portion of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed to, but excluding, the applicable date of redemption, if redeemed during the 12-month period beginning on December 18 of the years indicated below (subject to the rights of Holders of Notes on a relevant record date to receive interest on an Interest Payment Date occurring on or prior to the redemption date):

Year	Percentage
2026	103.875%
2027	101.938%
2028 and thereafter	100.000%

(f) In connection with any redemption of Notes (including with an amount not to exceed the net cash proceeds of an Equity Offering), any such redemption may, at the Company’s discretion, be given prior to the completion of a transaction and be subject to one or more conditions precedent, including, but not limited to, consummation of any related Equity Offering, consummation of a Change of Control or consummation of a refinancing of any Indebtedness. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

(g) If the optional redemption date is on or after a record date and on or before the corresponding Interest Payment Date, the accrued and unpaid interest to, but excluding, the redemption date will be paid on the redemption date to the Holder in whose name the Note is registered at the close of business on such record date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

(h) Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Sale Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all (but not less than all) Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption (subject to the right of Holders of Notes on a relevant record date to receive interest on an Interest Payment Date occurring on or prior to the redemption date). In determining whether the Holders of at least 90% of the aggregate principal amount of the outstanding Notes have validly tendered and not validly withdrawn such Notes in a tender offer, including a Change of Control Offer or Asset Sale Offer, Notes owned by the Company or its Affiliates or by funds controlled or managed by any Affiliate of the Company, or any successors thereof, shall be deemed to be outstanding for the purposes of such tender offer.

(i) Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on and after the applicable redemption date.

Section 3.08 Mandatory Redemption.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09 Offer to Purchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10, the Company is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified below.

(b) The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). Promptly after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, other First Lien Obligations in accordance with Section 4.10(c). Payment for any Notes so purchased will be made in the same manner as principal and interest payments are made.

(c) If the Purchase Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d) Upon the commencement of an Asset Sale Offer, the Company will send or cause to be sent, by first class mail (or with respect to Global Notes to the extent permitted or required by the Depositary’s Applicable Procedures, electronically), a notice to each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the Asset Sale Offer will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchase pursuant to an Asset Sale Offer may elect to have Notes purchase in minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof; provided that any unpurchased portion of a Note must be in a minimum denomination of $2,000;

(6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer the Note by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three Business Days before the Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period (or the date otherwise set forth in the notice), a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased, or a withdrawal of the Note by book-entry transfer;

(8) that, if the aggregate principal amount of Notes surrendered by Holders thereof and/or other First Lien Obligations surrendered by holders or lenders thereof exceeds the Offer Amount, the Company will select the Notes and/or other First Lien Obligations to be purchased on a pro rata basis based on the principal amount of Notes and/or such other First Lien Obligations tendered or required to be prepaid or redeemed, and thereafter the Trustee will select the Notes to be purchased on a pro rata basis (subject to the Depositary’s Applicable Procedures with respect to the Global Notes) based on the principal amount tendered (with, in each case, such adjustments as may be deemed appropriate by the Company or the Trustee, as applicable, so that only Notes in minimum denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased; provided that any unpurchased portion of a Note must be in a minimum denomination of $2,000); and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer), as applicable.

(e) On or before the Purchase Date, the Company will, to the extent lawful, accept for payment (on a pro rata basis as described above), the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, will promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and, as applicable, the Company will promptly issue a new Note, and the Trustee will, upon written request from the Company, authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will give notice in accordance with Section 13.01 or post to the Secured System the results of the Asset Sale Offer on the Purchase Date.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Company will pay or cause to be paid the principal of, premium on, if any, and interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary of the Company, holds as of 10:00 a.m. New York City time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest at the same stepped-up rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

The Company will maintain an office or agency (which may be an office of either of the Trustee or an affiliate of either of the Trustee, Transfer Agent, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee; provided that no office of the Trustee shall be an office or agency for purposes of service of legal process on any Company or any Guarantor.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

Section 4.03 Reports.

(a) So long as any Notes are outstanding, the Company will provide to the Trustee and, upon request, to Holders of Notes a copy of all of the information and reports referred to below:

(1) within 90 days after the end of each fiscal year (or if such day is not a Business Day, on the next succeeding Business Day), annual audited consolidated financial statements of the Company prepared on a GAAP basis, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the periods presented, and a report on the annual audited consolidated financial statements by the Company’s independent accountants (but only to the extent similar information is presented in the Offering Memorandum, and all of the foregoing financial information to be prepared on a basis substantially consistent with the corresponding financial information included in the Offering Memorandum);

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or if such day is not a Business Day, on the next succeeding Business Day), unaudited quarterly condensed consolidated interim financial statements of the Company prepared on a GAAP basis, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the periods presented (but only to the extent similar information is presented in the Offering Memorandum, and all of the foregoing financial information to be prepared on a basis substantially consistent with the corresponding financial information included in the Offering Memorandum); and

(3) from and after the Issue Date, within 15 days (or if such day is not a Business Day, on the next succeeding Business Day), occurrence of any of the following events, furnish a report describing the following events in sufficient detail: (a) the entry or termination of non-ordinary course agreements that are material to the Company and its Restricted Subsidiaries, taken as a whole; (b) acquisitions or dispositions that are material under GAAP standards; (c) bankruptcy of the Company; (d) a change in the Company’s independent accountants; (e) the appointment or departure of directors, the principal executive officer, principal financial officer and principal accounting officer; (f) the conclusion that financial statements, covering one or more years or interim periods for which the Company is required to provide under this Indenture can no longer be relied on by the Holders due to one or more material errors; and (g) any Change of Control; provided, however, that no such report will be required to be furnished if the Company determines in its good faith judgment that such event is not material to Holders or the business, assets, operations, financial position or prospects of the Company and its Restricted Subsidiaries, taken as a whole;

provided, however, that the requirement to furnish any of the reports required pursuant to clauses (1), (2) and (3) of this Section 4.03(a) may be satisfied by the posting of such reports within the time periods specified above on Intralinks or any comparable password protected online data system requiring user identification and a confidentiality acknowledgement (the “Secured System”). In addition to providing such information to the Trustee, the Company will be required to make promptly available to the Holders, prospective investors, market makers affiliated with any initial purchaser and securities analysts any password or other login information relating to the Secured System, and shall make readily and promptly available on an “Investor Relations” page on its external website contact information for being provided access to the Secured System to any Holders, prospective investors, market makers affiliated with any initial purchaser and securities analysts and promptly comply with any such requests for access to the Secured System to the extent provided for herein.

(b) Notwithstanding the foregoing, (a) no such report shall be required to provide any information that is not otherwise similar to information currently included in the Offering Memorandum, (b) in no event shall such reports be required to include agreements or documents, except for agreements evidencing material Indebtedness (excluding any schedules and exhibits thereto), (c) such information will not be required to contain any “segment information,” (d) such reports shall not be required to provide beneficial ownership information, (e) with respect to any historical financial statements of an acquired business and related pro forma information required under GAAP and relating to transactions required to be reported pursuant to clause (3) above, such historical financial statements and pro forma information shall only be required to the extent and in the form available to the Company (as determined by the Company in good faith), (f) no such report will be required to include any trade secrets or other confidential information that is competitively sensitive in the good faith and reasonable determination of the Company and (g) no such report will be required to include earnings per share information, free cash flow and any other information customarily excluded from reports for 144A-for-life reporting companies (even if contained in the Offering Memorandum), including any information that is not otherwise of the type and form currently included in the Offering Memorandum.

(c) The Company will be deemed to have furnished such reports referred to above to the Trustee and the Holders of the Notes if the Company, any direct or indirect parent of the Company or any Qualified Reporting Subsidiary (as defined below) has filed or furnished such reports via EDGAR or a successor filing system within the time periods specified above (including any extension as would be permitted by Rule 12b-25 under the Exchange Act) and such reports are publicly available.

(d) For so long as the Company has designated certain of its Subsidiaries as Unrestricted Subsidiaries, unless the Company determines in its good faith judgment that such presentation is not material to the Holders, then the quarterly and annual financial information required to be provided by this covenant will include a reasonably detailed unaudited presentation in any “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company as a group.

(e) In addition, to the extent not satisfied by the foregoing, the Company will agree that, for so long as any Notes are not freely transferrable under the Securities Act, it will furnish to Holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision).

(f) In addition, notwithstanding the foregoing, the financial statements, financial information and other information and documents required to be provided as described above may be, rather than those of the Company, those of (a) any predecessor or successor of the Company or any entity meeting the requirements of clause (b) or (c) of this paragraph, (b) any Wholly-Owned Subsidiary of the Company that, together with its consolidated Subsidiaries, constitutes substantially all of the assets of the Company and its consolidated Subsidiaries (“Qualified Reporting Subsidiary”), (c) any direct or indirect parent company of the Company or (d) any combination of the Company and any entity meeting the requirements of clause (a), (b), or (c) of this paragraph; provided that, if the financial information so furnished relates to such Qualified Reporting Subsidiary or such direct or indirect parent of the Company, the same is accompanied by consolidating information, which may be posted to the website of the Company or Secured System, that explains in reasonable detail (including select quantitative metrics) the differences between the information relating to such Qualified Reporting Subsidiary or such parent entity (as the case may be), on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited.

(g) So long as Notes are outstanding, the Company will also use its commercially reasonable efforts, consistent with its judgment as to what is prudent at the time, to participate in quarterly conference calls, which may be a single conference call open to investors and lenders holding other securities or Indebtedness of the Company or any of its Restricted Subsidiaries, including the Company’s quarterly earnings call, to discuss results of operations. The Trustee has no duty to participate in or monitor such conference calls. The Trustee will not be deemed to have received notice of such conference calls unless provided by the Company to the Trustee in writing.

(h) Any Person who requests or accesses such financial information required by this covenant will be required to represent to the Company (to the reasonable good faith satisfaction of the Company) that:

(1) it is a Holder, a Beneficial Owner of the Notes, a prospective investor in the Notes or a market maker or securities analyst;

(2) it will keep such information confidential and will not communicate the information to any Person; and

(3) it is not a Person (which includes such Person’s Affiliates) that (i) is principally engaged in a Permitted Business or (ii) derives a significant portion of its revenue from operating a Permitted Business.

(i) Notwithstanding anything herein to the contrary, failure by the Company to comply with any of its obligations hereunder for purposes of Section 6.01(a)(3) will not constitute an Event of Default thereunder until 270 days after the receipt of the written notice delivered thereunder.

(j) The delivery of any reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall have no duty to review or analyze reports, information and documents delivered to it. Additionally, the Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants or with respect to any reports or other documents filed with the SEC or any Secured System, or participate on any conference calls.

Section 4.04 Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year beginning with the fiscal year ending December 31, 2025, an Officer’s Certificate stating that in the course of the performance by the signer of his or her duties as an Officer of a Company he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knew of any Default or Event of Default that occurred during such period and is continuing (and, if a Default or Event of Default has occurred and is continuing, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company or Guarantors are taking or propose to take with respect thereto) and that to his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium on, if any, or interest on the Notes is prohibited.

(b) So long as any of the Notes are outstanding, the Company will deliver to the Trustee, within 20 Business Days after any Officer becoming aware of any Default or Event of Default that has occurred and is continuing, an Officer’s Certificate specifying such Default or Event of Default and what action the Company or Guarantors are taking or propose to take with respect thereto (for avoidance of doubt, no such Officer’s Certificate is required to be delivered if such Default or Event of Default is cured prior to the expiration of such 20 Business Day period). The Trustee will not be deemed to have knowledge of any Defaults or Events of Default unless written notice of an event, which is in fact a Default, has been delivered to the Trustee at the Corporate Trust Office specified in this Indenture and such notice references the Notes and this Indenture and states that it is a “Notice of Default.”

Section 4.05 [Reserved].

Section 4.06 Stay, Extension and Usury Laws.

Each of the Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; each of the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend on or make any other payment or distribution on account of, the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger, arrangement, amalgamation or consolidation involving the Company or any of its Restricted Subsidiaries) (other than (x) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company, (y) dividends or distributions payable to the Company or any of its Restricted Subsidiaries and (z) dividends or distributions by a Restricted Subsidiary of the Company so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary of the Company other than a Wholly-Owned Subsidiary, the Company or any of its Restricted Subsidiaries receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger, arrangement, amalgamation or consolidation involving the Company) any Equity Interests of the Company, in each case held by Persons other than the Company or any of its Restricted Subsidiaries;

(3) make any voluntary or optional cash payment on or with respect to, or repurchase, redeem, defease or otherwise acquire for cancellation or retire for cash any Subordinated Indebtedness (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries) with an individual principal amount in excess of the greater of $145.0 million and 30.0% of LTM EBITDA, except (I) a payment of interest when due or principal at the Stated Maturity thereof or the purchase, redemption, repurchase, defeasance, acquisition or retirement for value of any such Indebtedness within 365 days of the Stated Maturity thereof or (II) any other scheduled repayment or sinking fund payment (this clause (3), a “Restricted Subordinated Prepayment”); or

(4) make any Restricted Investment

(all such payments and other actions set forth in Sections 4.07(a)(1) through 4.01(a)(4) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(x) except in respect of a Restricted Investment, no Event of Default shall have occurred and be continuing or would immediately occur as a consequence thereof; and

(y) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company or any of its Restricted Subsidiaries since the Issue Date (and not returned or rescinded) (including, without duplication, Restricted Payments permitted by Section 4.07(b)(3) and excluding Restricted Payments permitted by all other clauses of Section 4.07(b)) is less than the sum, without duplication, of:

(A) 50.0% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from October 1, 2024 to the end of the most recently ended Test Period at the time of such Restricted Payment; provided that in no event shall this clause (A) be less than zero; plus

(B) 100.0% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Company or its Restricted Subsidiaries since the Issue Date from the issue or sale of:

(i) Equity Interests of the Company, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of:

(a) Equity Interests to any future, present or former employees, directors, officers, members of management, independent contractors, advisors, service providers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or any Permitted Transferees thereof) of the Company or any of its Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 4.07(b)(5); and

(b) Designated Preferred Stock;

provided, that this clause (B) will not include the proceeds from (1) Refunding Capital Stock (as defined below) applied in accordance with clause (2) of the next succeeding paragraph, (2) Equity Interests or convertible debt securities of the Company sold to any of its Restricted Subsidiaries, (3) Disqualified Stock or debt securities that have been converted or exchanged into Disqualified Stock or (4) Excluded Contributions; plus

(C) 100.0% of the aggregate amount of cash, Cash Equivalents and the Fair Market Value of marketable securities or other property contributed to the capital of the Company after the Issue Date (including the original principal amount of any Indebtedness (and accrued interest) contributed to the Company or its Subsidiaries for cancellation) or that becomes part of the capital of the Company through consolidation, arrangement, amalgamation or merger following the Issue Date, in each case, not involving cash consideration payable by the Company on account of such consolidation, arrangement, amalgamation or merger (other than (x) cash, Cash Equivalents and marketable securities or other property that are contributed by a Restricted Subsidiary or (y) Excluded Contributions); plus

(D) 100.0% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by the Company or any of its Restricted Subsidiaries by means of:

(i) the sale or other disposition (other than to the Company or any of its Restricted Subsidiaries) of, or other Returns (other than Returns that reduce Investments pursuant to the last paragraph of the definition thereof) on Investments from, Restricted Investments made by the Company or any of its Restricted Subsidiaries (including cash distributions and cash interest received in respect of Restricted Investments) and repurchases and redemptions of such Restricted Investments from the Company or any of its Restricted Subsidiaries (other than by the Company or any of its Restricted Subsidiaries) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Company or any of its Restricted Subsidiaries, in each case after the Issue Date;

(ii) the sale (other than to the Company or any of its Restricted Subsidiaries) of the stock or any assets of an Unrestricted Subsidiary (or any joint venture (other than any Restricted Subsidiary or other minority Investment)) or a dividend or distribution from an Unrestricted Subsidiary, any joint venture (other than any Restricted Subsidiary) or other minority Investment (other than, in each case, to the extent of the amount of such Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but including such cash or Fair Market Value to the extent exceeding the amount of such Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; or

(iii) any returns, profits, distributions and similar amounts received on account of any Permitted Investment subject to a U.S. dollar-denominated or ratio-based Basket (to the extent in excess of the original amount of such Investment); plus

(E) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, arrangement, amalgamation or consolidation of an Unrestricted Subsidiary into the Company or any of its Restricted Subsidiaries or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or any of its Restricted Subsidiaries after the Issue Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, arrangement, amalgamation, consolidation or transfer of assets, other than to the extent of the amount of the Investment in such Unrestricted Subsidiary that constituted a Permitted Investment, but, to the extent exceeding the amount of such Permitted Investment, including such excess amounts of cash or Fair Market Value; plus

(F) Retained Declined Proceeds; plus

(G) the net cash proceeds of sales of Equity Purchased Assets; plus

(H) the amount of any reduction of Indebtedness of the Company or any of its Restricted Subsidiaries resulting from the cancellation or conversion of such Indebtedness by the holders thereof; plus

(I) the greater of $170.0 million and 35.0% of LTM EBITDA.

(b) The provisions of Section 4.07(a) will not prohibit:

(1) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests so long as the Company or any of its Restricted Subsidiaries receives at least its pro rata share of such dividend or distribution;

(2) (a) the redemption, repurchase, defeasance, discharge, retirement or other acquisition of (I) any Equity Interests of the Company or any of its Restricted Subsidiaries, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”), or (II) Subordinated Indebtedness in each case, made in exchange for, or out of the proceeds of, a sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of the Company (other than Disqualified Stock) (“Refunding Capital Stock”) and made within 120 days of such sale or issuance, (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of a sale or issuance (other than to a Restricted Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Restricted Subsidiaries) of Refunding Capital Stock made within 120 days of such sale or issuance, and (c) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon by the Company was permitted under Sections 4.07(b)(20)(A) or 4.07(b)(20)(B), the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per annum no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the payment of any dividend or distribution or the consummation of any redemption, repurchase or retirement of Indebtedness within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Indenture;

(4) the principal payment on, defeasance, redemption, repurchase, exchange or other acquisition or retirement of (i) Subordinated Indebtedness made by exchange for, or out of the proceeds of, the sale, issuance or incurrence of, new Indebtedness of the Company or a Guarantor or Disqualified Stock of the Company or a Guarantor within 120 days of such sale, issuance or incurrence, (ii) Disqualified Stock of the Company or a Guarantor made by exchange for, or out of the proceeds of, the sale, issuance or incurrence of new Disqualified Stock or Subordinated Indebtedness of the Company or a Guarantor, made within 120 days of such sale, issuance or incurrence, (iii) Disqualified Stock of a Restricted Subsidiary that is not a Guarantor made by exchange for, or out of the proceeds of, the sale or issuance of, new Disqualified Stock of a Restricted Subsidiary that is not a Guarantor, made within 120 days of such sale or issuance, that, in each case, is Refinancing Indebtedness incurred or issued, as applicable, in compliance with Section 4.09, (iv) Subordinated Indebtedness made by exchange for, or out of the proceeds of the issuance or incurrence of, any other Indebtedness or Disqualified Stock permitted pursuant to Section 4.09 within 120 days of such sale, issuance or incurrence, and (v) any Subordinated Indebtedness or Disqualified Stock which constitutes Acquired Debt;

(5) a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests (including related to stock appreciation rights or similar securities) of the Company or any of its Restricted Subsidiaries held by any future, present or former employee, director, member of management, independent contractor or consultant (or any of their respective Controlled Investment Affiliates or Immediate Family Members or any Permitted Transferees thereof) of the Company or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other similar agreement or arrangement or any equity subscription, or equity holder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Company in connection with any such repurchase, retirement or other acquisition), provided that the aggregate amounts paid under this clause (5) do not exceed the greater of $100.0 million and 20.0% of LTM EBITDA in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years, subject to a maximum of $200.0 million in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Qualifying Equity Interests of the Company, to employees, directors, officers, members of management, independent contractors or consultants (or any of their respective Controlled Investment Affiliates or Immediate Family Members or any Permitted Transferees thereof) of the Company and its Restricted Subsidiaries that occurs after the Issue Date; provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 4.07(a)(y); plus

(B) the amount of any cash bonuses otherwise payable to members of management, employees, directors, consultants, independent contractors, (or their respective Controlled Investment Affiliates or Immediate Family Members or any Permitted Transferees thereof) of the Company or any of its Subsidiaries that are foregone in exchange for the receipt of Equity Interests of the Company pursuant to any compensation arrangement, including any deferred compensation plan; plus

(C) the cash proceeds of key man life insurance policies received by the Company, and its Restricted Subsidiaries after the Issue Date; less

(D) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A), (B) and (C) of this clause (5);

provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year; provided further that cancellation of Indebtedness owing to the Company or any of its Restricted Subsidiaries from any future, present or former employee, director, officer, member of management, independent contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members or any Permitted Transferees thereof) of any of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of any of the Company or any of its Restricted Subsidiaries will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(6) (a) payments made or expected to be made by the Company or any of its Restricted Subsidiaries in respect of withholding or similar Taxes payable by any future, present or former employee, director, officer, member of management, independent contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members or Permitted Transferees) of the Company or any of its Restricted Subsidiaries, (b) the repurchase of Equity Interests deemed to occur upon (i) the exercise of stock options, warrants or other similar stock-based awards or the vesting of other similar stock-based awards under equity plans of the Company or any of its Restricted Subsidiaries to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other similar stock-based awards under equity plans of the Company or any of its Restricted Subsidiaries or (ii) the withholding of a portion of Equity Interests issued upon any such exercise or vesting to cover any withholding Tax obligations in respect of such issuance and (c) loans or advances to officers, directors, employees, managers, consultants and independent contractors of the Company or any of its Restricted Subsidiaries in connection with such Person’s purchase of Equity Interests of the Company; provided that no cash is actually advanced pursuant to this clause (c) other than to pay Taxes due in connection with such purchase, unless immediately repaid;

(7) a Restricted Payment to make a “catch-up” payment on any “applicable high yield discount obligation” (within the meaning of Section 163(i) of the Code) of the Company or any Restricted Subsidiary;

(8) payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares or upon the purchase, redemption or acquisition of fractional shares, including in connection with (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock or Indebtedness convertible into, or exchangeable for, Capital Stock or (iii) stock dividends, splits or combinations or business combinations;

(9) a Restricted Payment to pay for the repurchase of any outstanding Equity Interests; provided that the aggregate amounts paid under this clause (9) do not exceed the greater of (x) $145.0 million and (y) 30.0% of LTM EBITDA in any calendar year;

(10) the making of any Restricted Payment (i) in connection with the Transactions and the payment of any fees or expenses incurred in connection therewith, (ii) in respect of working capital adjustments or purchase price adjustments pursuant to any Permitted Acquisition or other Permitted Investments, (iii) in order to satisfy indemnity and other similar obligations under or in connection with any Permitted Acquisition or other Permitted Investments or (iv) in connection with a Permitted Reorganization;

(11) (i) purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Transaction and distributions or payments of Securitization Fees, and (ii) purchases of Receivables/Equipment Assets pursuant to a Receivables/Equipment Repurchase Obligation in connection with a Qualified Receivables/Equipment Facility and distributions or payments of Receivables/Equipment Fees;

(12) [reserved];

(13) Restricted Payments that are made with Excluded Contributions that, together with Permitted Investments that are made with Excluded Contributions and outstanding at any time pursuant to clause (31) of the definition of “Permitted Investments”, shall not exceed the aggregate amount of Excluded Contributions;

(14) [reserved];

(15) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Company and its Restricted Subsidiaries (i) from Retained Declined Proceeds (except to the extent utilized to make Restricted Payments pursuant to Section 4.07(a)(y)(F)) or (ii) pursuant to provisions similar to those set forth in Section 4.10 and Section 4.13; provided that, in the case of this clause (ii), prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Company (or a third party to the extent permitted by this Indenture) have made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Notes as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

(16) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or any of its Restricted Subsidiaries by, Unrestricted Subsidiaries;

(17) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (17) not to exceed the greater of (x) $170.0 million and (y) 35.0% of LTM EBITDA;

(18) [reserved];

(19) payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a sale, consolidation, merger, arrangement, amalgamation or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole that complies with the terms of this Indenture, including Section 5.01 or any other transaction that complies with the terms of this Indenture;

(20)

(A) the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Designated Preferred Stock issued by the Company or any of its Restricted Subsidiaries after the Issue Date; and

(B) the declaration and payment of dividends or distributions on Refunding Capital Stock that is Preferred Stock in excess of the dividends or distributions declarable and payable thereon pursuant to Section 4.07(b)(2);

provided, in the case of each of (A) and (B) of this Section 4.07(b)(20), that for the most recently ended Test Period immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such declaration and payment on a pro forma basis, the Company would have had an Interest Coverage Ratio of at least 2.00 to 1.00; and

(21) any Restricted Payment so long as immediately after giving effect to the making of such Restricted Payment on a Pro Forma Basis, (i) in the case of any Restricted Payment (other than a Restricted Subordinated Prepayment or a Restricted Investment), (A) no Event of Default shall have occurred and be continuing and (B) the Company’s Consolidated Total Debt Ratio would be no greater than 2.00 to 1.00 and (ii) in the case of any Restricted Subordinated Prepayment, (A) no Event of Default shall have occurred and be continuing and (B) the Company’s Consolidated Total Debt Ratio would be no greater than 2.25 to 1.00.

(c) The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount, and the Fair Market Value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Company acting in good faith. For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment or Investment meets the criteria of more than one of the categories of Restricted Payments described in Sections 4.07(b)(1) through 4.07(b)(21), or is entitled to be incurred pursuant to Section 4.07(a), the Company will be entitled to classify such Restricted Payment or Investment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment or Investment (or portion thereof) in any manner that complies with this Section 4.07 or the definition of “Permitted Investment” and/or one or more of the exceptions contained in the definition of “Permitted Investment.”

(d) If the Company or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted under the provisions of this Indenture based on the financial statements available at such time, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements affecting Consolidated Net Income or Consolidated EBITDA of the Company for any period.

(e) Notwithstanding anything herein to the contrary, in no event shall the Company or any of its Restricted Subsidiaries make a Restricted Payment, Restricted Investment, Asset Sale or other transfer that results in the transfer of any intellectual property that is material to the business of the Company and its Restricted Subsidiaries, taken as a whole, to an Unrestricted Subsidiary.

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) The restrictions in Section 4.08(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions of the Company or any of its Restricted Subsidiaries in effect on the Issue Date, including pursuant to the New Credit Agreement and other documents relating to the New Credit Agreement and this Indenture;

(2) this Indenture, the Notes and the Note Guarantees, the Security Documents and the Intercreditor Agreements;

(3) agreements governing other Indebtedness permitted to be incurred under the provisions of Section 4.09 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein, taken as a whole, either (i) are not materially more restrictive than those contained in agreements governing Indebtedness in effect on the Issue Date, or (ii) are not materially more disadvantageous to Holders of the Notes than is customary in comparable financings (as determined by the Company in good faith) and in the case of (ii) either (x) the Company determines (in good faith) at the time of entry into such agreement that such encumbrance or restriction will not affect the Company’s ability to make principal or interest payments on the Notes or (y) such encumbrances or restrictions apply only during the continuance of a default in respect of payment or a financial maintenance covenant relating to such Indebtedness;

(4) applicable law, rule, regulation, order or requirement;

(5) any instrument of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such instrument was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(6) customary non-assignment provisions in contracts, leases, sub-leases, licenses or asset sale agreements otherwise permitted by this Indenture so long as such restrictions relate to the property interest, rights or assets subject thereto;

(7) purchase money obligations, mortgage financings and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 4.08(a)(3);

(8) contracts for the sale of assets, including any agreement for the sale or other disposition of a Restricted Subsidiary of all or substantially all of the assets of such Restricted Subsidiary in compliance with the terms of this Indenture that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(9) Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are (i) not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced or (ii) are not materially more disadvantageous to Holders of the Notes than is customary in comparable financings (as determined by the Company in good faith) and in the case of (ii) such encumbrances or restrictions apply only during the continuance of a default in respect of payment or a financial maintenance covenant relating to such Indebtedness;

(10) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 and Liens permitted to be incurred pursuant to Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(14) any Restricted Investment not prohibited by Section 4.07 and any Permitted Investment;

(15) restrictions created in connection with any Qualified Securitization Transaction or Qualified Receivables/Equipment Facility that, in the good faith determination of the Company, are necessary or advisable to effect such Qualified Securitization Transaction or Qualified Receivables/Equipment Facility;

(16) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is incurred by a Foreign Subsidiary subsequent to the Issue Date pursuant to Section 4.09 that imposes restrictions solely on the Foreign Subsidiary party thereto or its Subsidiaries;

(17) any encumbrances or restrictions of the type referred to in Sections 4.08(a)(1), 4.08(a)(2) and 4.08(a)(3) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in Sections 4.08(b)(1) through 4.03(b)(16); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(18) any encumbrance or other restriction that will not otherwise materially impair the Company’s ability to make payments on the Notes when due, in the good faith judgment of the Company; and

(19) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, arrangement, amalgamation or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary, any agreement or other instrument of such Unrestricted Subsidiary (but, in any such case, not created in contemplation of such redesignation, merger, arrangement, amalgamation, consolidation or transfer).

Section 4.09 Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit (a) any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or (b) any of its Restricted Subsidiaries that are not Guarantors to issue any shares of Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or Preferred Stock, if (any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued pursuant to the following clauses (1), (2) and (3), “Ratio Debt”):

(1) such Indebtedness is secured by Liens on the Collateral with Pari Passu Lien Priority with the Liens on the Collateral securing the Notes, the Consolidated First Lien Debt Ratio for the Company’s most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred, would be no greater than 2.50:1.00, determined on a Pro Forma Basis;

(2) such Indebtedness is secured by Liens on the Collateral with Junior Lien Priority with the Liens on the Collateral securing the Obligations, the Consolidated Secured Debt Ratio for the Company’s most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred, would be no greater than 3.25:1.00 determined on a Pro Forma Basis; or

(3) with respect to such Indebtedness that is secured by Liens on assets not constituting Collateral or not secured or any Disqualified Stock or Preferred Stock, (A) the Consolidated Total Debt Ratio for the Company’s most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred, would be no greater than 4.00:1.00 or (B) the Interest Coverage Ratio for the Company’s most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such Preferred Stock is issued, as the case may be, would be no less than 2.00:1.00, in each case determined on a Pro Forma Basis.

(b) The provisions of Section 4.09(a) will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness under any Credit Agreement in an aggregate principal amount not to exceed (i) $350.0 million, plus (ii) the greater of (I) $485.0 million and (II) 100% of LTM EBITDA, plus (iii) in the case of any refinancing of any Indebtedness permitted under this clause (1) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including, without limitation, tender premiums) and other costs and expenses (including, without limitation, original issue discount, upfront fees and similar fees) incurred in connection with such refinancing; provided, that any Indebtedness incurred under this clause (1), except to the extent permitted by any applicable Intercreditor Agreement then in effect, shall not be secured by a Lien on any assets other than the Collateral or any other assets that secure the Notes and shall constitute First Lien Obligations to the extent such Indebtedness is secured by a Lien;

(2) Indebtedness of the Company and its Restricted Subsidiaries existing on the Issue Date immediately after giving effect to the Transactions (excluding Indebtedness described in Sections 4.09(b)(1) or that is deemed to be incurred and outstanding on the Issue Date under 4.09(b)(3)), including, for avoidance of doubt, Indebtedness incurred under the Exit Credit Agreement;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (other than Additional Notes) and the related Note Guarantees issued on the Issue Date;

(4) Indebtedness incurred by the Company or any of its Restricted Subsidiaries, including Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (including such Indebtedness as lessee or guarantor), in each case, incurred for the purpose of financing all or any part of the acquisition, lease or cost of design, construction, installation or improvement of property, plant or equipment used or useful in a Permitted Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (x) $170.0 million and (y) 35.0% of LTM EBITDA, at the time of the incurrence, at any one time outstanding, plus, in the case of any refinancing of any Indebtedness permitted under this clause (4) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that serves to extend, refund, refinance, replace, redeem, repurchase, retire or defease, and is in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than, Indebtedness (including any Designated Revolving Commitments) incurred or Disqualified Stock or Preferred Stock issued as Ratio Debt or permitted under Sections 4.09(b)(2), 4.09(b)(3), this Section 4.09(b)(5), 4.09(b)(13) or 4.09(b)(17) or sub-clause (y) of each of Sections 4.09(b)(4), 4.09(b)(12) or 4.09(b)(21) (provided that any amounts incurred under this Section 4.09(b)(5) as Refinancing Indebtedness of sub-clause (y) of Sections 4.09(b)(4), 4.09(b)(12) or 4.09(b)(21) shall reduce the amount available under such sub-clause (y) of such clauses) so long as such Refinancing Indebtedness remains outstanding or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, refund, replace, refinance, redeem, repurchase, retire or defease such Indebtedness, Disqualified Stock or Preferred Stock, plus any additional Indebtedness incurred or Disqualified Stock or Preferred Stock issued to pay unpaid accrued interest and unpaid dividends and the aggregate amount of premiums or penalties (including reasonable tender premiums or penalties), and underwriting discounts, defeasance costs and fees and expenses in connection therewith (including original issue discount, upfront fees, underwriting, arrangement and similar fees) (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, replaced, redeemed, repurchased or retired;

(B) has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired;

(C) to the extent that such Refinancing Indebtedness refinances (i) Subordinated Indebtedness (other than such Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof), unless such refinancing constitutes a Restricted Payment permitted by Section 4.07 (other than Section 4.07(b)(4)), such Refinancing Indebtedness is Subordinated Indebtedness or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, respectively; and

(D) the limitations set forth above shall not apply to (x) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Guarantor, or (y) Indebtedness or Disqualified Stock of the Company or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

provided, further, that clauses (a) and (b) above shall not apply to Refinancing Indebtedness in the form of Customary Bridge/Interim Debt.

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries including Indebtedness consisting of any part of a Permitted Reorganization (or issued or transferred to any direct or indirect parent of a Guarantor which is substantially contemporaneously transferred to a Guarantor or any Restricted Subsidiary of a Guarantor); provided, however, that:

(A) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be unsecured; and

(B) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary will be deemed, in each case, to constitute an issuance of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this Section 4.09(b)(6);

(7) the issuance by any of its Restricted Subsidiaries to the Company or to any other Restricted Subsidiary of shares of Preferred Stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary will be deemed to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this Section 4.09(b)(7); and

(B) any sale or other transfer of any such Preferred Stock to a Person that is not either the Company or a Restricted Subsidiary will be deemed to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this Section 4.09(b)(7);

(8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations and not for speculative purposes;

(9) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries, in each case, to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of letters of credit, bank guarantees, workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or pooled insurance obligations, unemployment insurance, supply chain financing transactions, trade contracts, governmental contracts (other than for borrowed money), bankers’ acceptances, commercial letters of credit, leases, guarantees, performance, tender, bid, release, stay, customs, surety, statutory, judgment, appeal, return of money, advance payment, completion, export or import, indemnities (including through cash collateralization), customs, value added, sales or similar Tax or other guarantees and warranties, revenue bonds or similar instruments in the ordinary course of business, including guarantees or obligations with respect thereto (in each case other than for an obligation for money borrowed);

(11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;

(12) the incurrence of Indebtedness, Disqualified Stock or Preferred Stock by (i) Restricted Subsidiaries that are not Guarantors and (ii) the incurrence of Indebtedness by the Company or any of its Restricted Subsidiaries in connection with any joint venture arrangements and similar binding arrangements, in each case, an aggregate principal amount pursuant to this clause (12), including all Indebtedness, Disqualified Stock or Preferred Stock of any such non-Guarantors or joint ventures incurred or issued to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (12), not to exceed the greater of (x) $170.0 million (or the equivalent thereof, measured at the time of each incurrence, in the applicable foreign currency) and (y) 35.0% of LTM EBITDA, at any one time outstanding, plus in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing, outstanding at any one time;

(13) (i) the incurrence or issuance of (I) Indebtedness or Disqualified Stock of the Company or Indebtedness, Disqualified Stock or Preferred Stock of any of its Restricted Subsidiaries, incurred or issued to finance an acquisition or investment (or other purchase of assets) or (II) Indebtedness, Disqualified Stock or Preferred Stock (A) of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into, amalgamated or consolidated with the Company or any of its Restricted Subsidiaries in accordance with the terms of this Indenture or (B) that is assumed by the Company or any of its Restricted Subsidiaries in connection with such acquisition or investment (or other purchase of assets) (and not, for the avoidance of doubt with respect to this clause (II), created in contemplation of the applicable investment or acquisition), in each case under this clause (i), in an aggregate outstanding principal amount or liquidation preference, not to exceed (1) the greater of $120.0 million and 25.0% of LTM EBITDA plus (2) an unlimited amount so long as in the case of this clause (2) only (Indebtedness permitted by this clause (i), “Incurred Acquisition Debt”):

(x) if such Indebtedness is secured by Liens on the Collateral with Pari Passu Lien Priority with the Liens on the Collateral securing the Notes, the Consolidated First Lien Debt Ratio for the Company’s most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred, would be no greater than the greater of (A) 2.50:1.00 and (B) the Consolidated First Lien Debt Ratio immediately prior to giving effect to such incurrence of Indebtedness, in each case determined on Pro Forma Basis;

(y) if such Indebtedness is secured by Liens on the Collateral with Junior Lien Priority with the Liens on the Collateral securing the Obligations, the Consolidated Secured Debt Ratio for the Company’s most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred, would be no greater than the greater of (A) 3.25:1.00 and (B) the Consolidated Secured Debt Ratio immediately prior to giving effect to such incurrence of Indebtedness, in each case determined on Pro Forma Basis; or

(z) with respect to Indebtedness that is secured by Liens on assets not constituting Collateral or is not secured, or any Disqualified Stock or Preferred Stock, in each case, at least one of the following is satisfied (A) the Consolidated Total Debt Ratio for the Company’s most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred, would be no greater than the greater of (I) 4.00:1.00 and (II) the Consolidated Total Debt Ratio immediately prior to giving effect to such incurrence of Indebtedness, or (B) the Interest Coverage Ratio for the Company’s most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such Preferred Stock is issued, as the case may be, would be no less than the lesser of (I) 2.00:1.00 and (II) the Interest Coverage Ratio immediately prior to giving effect to such incurrence of Indebtedness or the issuance of such Disqualified Stock or Preferred Stock, in each case determined on a Pro Forma Basis; (ii) so long as not created in contemplation of such acquisition or investment, (I) Indebtedness or Disqualified Stock that is assumed by the Company or any of its Restricted Subsidiaries in connection with an acquisition or investment (or other purchase of assets) and (II) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into, amalgamated or consolidated with, the Company or any of its Restricted Subsidiaries in accordance with the terms of this Indenture;

(14) (i) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness arising from agreements providing for guarantees, indemnification, adjustments of purchase price or, in each case, similar obligations, incurred in connection with the disposition of any business, assets, Capital Stock, Person or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount of such Indebtedness incurred in connection with a disposition does not exceed the gross proceeds (including non-cash proceeds) actually received by the Company or any of its Restricted Subsidiaries in connection with such disposition, (ii) Indebtedness incurred by the Company or any of its Restricted Subsidiaries in any transaction or arrangement not prohibited under this Indenture constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments and obligations in respect of transaction Tax benefits and (iii) consisting of obligations of the Company or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with any Permitted Acquisitions or any other permitted Investment;

(15) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising in connection with (i) endorsement of instruments for collection or deposit in the ordinary course of business and (ii) Cash Management Services;

(16) Indebtedness consisting of the financing of insurance premiums;

(17) Contribution Indebtedness;

(18) Indebtedness of the Company or any of its Restricted Subsidiaries, the proceeds of which are applied to defease or discharge the Notes pursuant to Articles 8 or 11;

(19) take-or-pay obligations contained in supply arrangements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(20) (i) Indebtedness related to unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law and (ii) Indebtedness representing deferred compensation or similar arrangements to employees and independent contractors of the Company or any of its Restricted Subsidiaries, in each case, incurred in the ordinary course of business;

(21) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness or the issuance by the Company of Disqualified Stock or the issuance by any Restricted Subsidiary of Preferred Stock in an aggregate principal amount (or accreted value, as applicable) or liquidation value at any time outstanding, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness or liquidation value incurred pursuant to this clause (21), not to exceed the greater of (x) $290.0 million and (y) 60.0% of LTM EBITDA, at any one time outstanding, plus in the case of any refinancing of any Indebtedness permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing;

(22) Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Agreement in a principal amount not in excess of the available balance of such letter of credit;

(23) Indebtedness consisting of promissory notes issued by the Company or any of its Restricted Subsidiaries to current or former managers, officers, directors, advisors, service providers, consultants or employees, their respective Permitted Transferees, assigns, estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Company permitted by Section 4.07;

(24) the incurrence of Indebtedness arising out of any Sale/Leaseback Transaction incurred in the ordinary course of business;

(25) to the extent constituting Indebtedness, customer deposits and advance payments (including progress payments) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(26) Indebtedness incurred by the Company or any of its Restricted Subsidiaries in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms;

(27) to the extent constituting Indebtedness, obligations under or in respect of Qualified Securitization Transactions or Qualified Receivables/Equipment Facilities;

(28) Indebtedness incurred by the Company or any of its Restricted Subsidiaries as a result of the refinancing of any loans or other Indebtedness assigned to the Company or any of its Restricted Subsidiaries pursuant to the provisions of any assignment or buyback provision in the definitive documentation for any Indebtedness permitted hereunder which has not been cancelled or terminated and with respect to which such amount has not otherwise increased capacity under other category described in this covenant, as long as such Indebtedness would be Refinancing Indebtedness with respect to such Indebtedness;

(29) Indebtedness incurred in connection with any Intercompany Cash Management Arrangement or related activity;

(30) Indebtedness with respect to commercial letters of credit in an aggregate amount not to exceed the greater of (x) $120.0 million and (y) 25.0% of LTM EBITDA, at any one time outstanding, plus in the case of any refinancing of any Indebtedness with respect to commercial letters of credit permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing, outstanding at any one time;

(31) Indebtedness in respect of Disqualified Stock issued to and held by the Company or any of its Restricted Subsidiaries in an amount not to exceed the greater of (x) $75.0 million and (y) 15.0% of LTM EBITDA outstanding at the time of incurrence, plus in the case of any refinancing of any Disqualified Stock permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing, outstanding at any one time;

(32) Integrated Services Contract Debt; and

(33) all premiums (if any), penalties, make-whole, payments, interest (including interest paid in-kind, default interest and Post-Petition Interest), fees, expenses, charges and additional or contingent interest on obligations described in Section 4.09(a) and in Sections 4.09(b)(1) through 4.09(b)(32).

(c) The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms when taken as a whole (as determined by the Company); provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

(d) For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in Sections 4.09(b)(1) through 4.09(b)(32), or is entitled to be incurred as Ratio Debt, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09; provided that Indebtedness under the New Credit Agreement outstanding on the Issue Date will be deemed to have been incurred in reliance on Section 4.09(b)(1). The accrual of interest or Preferred Stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Preferred Stock or Disqualified Stock in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Preferred Stock or Disqualified Stock for purposes of this Section 4.09 or Section 4.12; provided, in each such case, that the amount thereof shall be included in Consolidated Interest Expense of the Company as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt;

provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including, without limitation, tender premiums) and other costs and expenses (including, without limitation, original issue discount, upfront fees or similar fees) incurred in connection with such refinancing (and with respect to Indebtedness under Designated Revolving Commitments, including an amount equal to any unutilized Designated Revolving Commitments being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness). Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or any of its Restricted Subsidiaries may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. The principal amount of Indebtedness outstanding under any clause of this covenant will be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness.

(e) The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

Section 4.10 Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or the Restricted Subsidiary, as the case may be, receives consideration (including, by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration received in the aggregate for all Asset Sales since the Issue Date (on a cumulative basis) (including, by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this Section 4.10(a)(2), each of the following will be deemed to be cash:

(A) any liabilities (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee), contingent or otherwise of the Company or such Restricted Subsidiary (as shown on the Company’s or such Restricted Subsidiary’s most recent consolidated balance sheet or in the notes thereto or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Company’s or such Restricted Subsidiary’s balance sheet or in the notes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet in the good faith determination of the Company) that are extinguished in connection with the transactions relating to such Asset Sale or are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Company or such Restricted Subsidiary from or indemnifies against further liability;

(B) any securities, notes or other obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are within 180 days following the closing of such Asset Sale converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents;

(C) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this Section 4.10(a)(2)(C) that is at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 20.0% of LTM EBITDA at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured, at the Company’s option, either at the time of contractually agreeing to such Asset Sale or at the time received and without giving effect to subsequent changes in value), net of any such Designated Non-cash Consideration subsequently converted into cash and Cash Equivalents;

(D) consideration consisting of Indebtedness of the Company or a Restricted Subsidiary that is not Subordinated Indebtedness received from such transferee; and

(E) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale (other than intercompany debt owed to the Company or any of its Restricted Subsidiaries), to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Sale.

(b) Within 450 days after the receipt of any Net Proceeds from an Asset Sale of Collateral, the Company or the applicable Restricted Subsidiary (as the case may be) may apply an amount (the “Asset Sale Prepayment Amount”) equal to such Net Proceeds:

(1) to reduce, prepay, repay, satisfy and discharge, redeem, or purchase, as applicable, either (i) Obligations under the Notes or (ii) First Lien Obligations, other than the Notes (and, if the Indebtedness being reduced, prepaid, repaid, satisfied and discharged, redeemed, or purchased under this clause (ii) is Indebtedness under a revolving credit facility, to correspondingly permanently reduce commitments with respect thereto); provided that in the case of any reduction, prepayment, repayment, satisfaction and discharge, redemption, or purchase pursuant to clause (ii), (x) unless such First Lien Obligations, other than the Notes, constitute Capital Markets Indebtedness, to the extent that the terms of such First Lien Obligations require that such Net Proceeds be applied to repay Indebtedness outstanding under such First Lien Obligations prior to the prepayment of other First Lien Obligations, the Company or the applicable Restricted Subsidiary shall be entitled to repay such First Lien Obligations prior to repaying Indebtedness under the Notes, and (y) except as provided in the foregoing subclause (x), the Company or such Restricted Subsidiary shall equally and ratably redeem or repurchase the Notes with any First Lien Obligations repaid pursuant to clause (ii) with such Asset Sale Prepayment Amount as described above under “—Optional Redemption,” or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase a pro rata principal amount of the Notes at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase;

(2) to repay any Indebtedness of a Restricted Subsidiary of the Company that is not a Guarantor (other than Indebtedness owed to the Company or another Restricted Subsidiary of the Company);

(3) to acquire all or substantially all of the assets of, or any Capital Stock of, a Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(4) to (i) make (a) acquisitions of properties (including fee and leasehold interests) and other assets, (b) a capital expenditure and (c) investments in Additional Assets or (ii) replace the businesses, properties and/or assets that are the subject of such Asset Sale;

(5) to acquire other assets (other than current assets) that are used or useful in a Permitted Business; or

(6) any combination of the foregoing.

Any Net Proceeds in respect of any sale of assets other than an Asset Sale of Collateral may be invested or utilized in any manner not prohibited by this Indenture. The Company will be deemed to have complied with the provisions set forth in Sections 4.10(b)(3), 4.10(b)(4) or 4.10(b)(5) if, (i) within 450 days after the receipt of the Net Proceeds from the Asset Sale that generated the Asset Sale Prepayment Amount, the Company (or the applicable Restricted

Subsidiary) have entered into and not abandoned or rejected a binding agreement or commitment to acquire all or substantially all of such assets of, or any Capital Stock of, another Permitted Business or to make a capital expenditure or acquire such other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business and that acquisition or capital expenditure is thereafter completed within 180 days after the end of such 450-day period or (ii) in the event such binding agreement described in the preceding clause (i) is canceled or terminated for any reason before such Asset Sale Prepayment Amount is applied, the Company (or the applicable Restricted Subsidiary) enter into another such binding commitment within 180 days of such cancellation or termination of the prior binding commitment; provided that if any second binding commitment is later canceled or terminated for any reason before such Asset Sale Prepayment Amount is applied within 180 days of such second binding commitment, then such Asset Sale Prepayment Amount shall constitute Excess Proceeds.

Pending the final application of any Asset Sale Prepayment Amount, the Company or any of its Restricted Subsidiaries may temporarily reduce Indebtedness including under a revolving credit facility, if any, or otherwise invest or utilize such Asset Sale Prepayment Amount in any manner not prohibited by this Indenture.

(c) Any Asset Sale Prepayment Amount that is not applied or invested as provided in Sections 4.10(a) and 4.10(b) will constitute “Excess Proceeds”; provided that any amount of proceeds offered to Holders in accordance with Section 4.10(b)(1) or pursuant to an Asset Sale Offer (as defined below) made at any time after the Asset Sale shall be deemed to have been applied as required and shall not be deemed to be Excess Proceeds without regard to the extent to which such offer is accepted by the Holders. When the aggregate amount of Excess Proceeds in any fiscal year exceeds the greater of $120.0 million and 25.0% of LTM EBITDA (the “Excess Proceeds Threshold Amount”), the Company will make an Asset Sale Offer to all Holders of the Notes and, if required by the terms of other First Lien Obligations (in the case of an Asset Sale of Collateral) that in each case, contain provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with an amount equal to the proceeds of sales of assets to purchase, prepay or redeem on a pro rata basis the maximum principal amount (or accreted value, if applicable) of Notes and such other First Lien Obligations (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed with an amount equal to the Excess Proceeds less the Excess Proceeds Threshold Amount. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, prepayment or redemption, subject to the right of Holders of Notes on a relevant record date to receive interest due on an Interest Payment Date occurring on or prior to the purchase date, and will be payable in cash. The Company may satisfy the foregoing obligations with respect to such Asset Sale Prepayment Amount by making an Asset Sale Offer with respect to such Asset Sale Prepayment Amount at any time prior to the expiration of the application period or by electing to make an Asset Sale Offer with respect to such Asset Sale Prepayment Amount. If the amount of Excess Proceeds exceeds the amount paid in connection with the consummation of an Asset Sale Offer (any such excess amount, “Retained Declined Proceeds”), the Company may use those Retained Declined Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes or the other First Lien Obligations, as applicable, tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company will select the Notes and such other First Lien Obligations, as applicable, to be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed and thereafter the Company will select the Notes to be purchased on a pro rata basis (subject to DTC’s applicable procedures with respect to the Global Notes) based on the principal amount tendered (with, in each case, such adjustments as may be deemed appropriate by the Company so that only Notes in minimum denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased; provided that any unpurchased portion of a Note must be in a minimum denomination of $2,000). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(d) To the extent that any portion of the Net Proceeds of an Asset Sale payable in respect of the Notes is denominated in a currency other than U.S. dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in U.S. dollars that is actually received by the Company upon converting such portion into U.S. dollars.

(e) Notwithstanding any other provisions of this Section 4.10, (i) to the extent that the application of any or all of the Net Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Disposition”) would be (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other organizational or administrative impediments if distributed by the Foreign Subsidiary to the Company (either directly or indirectly through the applicable Subsidiaries), an amount equal to the portion of such Net Proceeds so affected will not be required to be applied in compliance with this Section 4.10; and (ii) to the extent that the Company has determined in good faith that the distribution by the applicable Foreign Subsidiary of any or all of the Net Proceeds of any Foreign Disposition to the Company (either directly or indirectly through the applicable Subsidiaries) could have a material adverse tax consequence to the Company or any of its Subsidiaries, Affiliates or direct or indirect owners (which, for the avoidance of doubt, includes, but is not limited to, the incurrence of any non-de minimis Tax liability (determined in good faith by the Company), including as a result of a dividend or a withholding tax) (together with clauses (i)(x), (i)(y) and (i)(z) of this paragraph, each, a “Payment Block”), an amount equal to such Net Proceeds will not be required to be applied in compliance with this Section 4.10, provided that the Company and its Subsidiaries shall not be required to monitor any Payment Block and/or reserve cash for future repatriation after the Company has notified the Trustee of the existence of such Payment Block. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default. For the avoidance of doubt, nothing in this Indenture shall be construed to require any Subsidiary to repatriate cash.

(f) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 or this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 or this Section 4.10 by virtue of such compliance.

Section 4.11 Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of the greater of $75.0 million and 15.0% of LTM EBITDA, unless the Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a):

(1) (i) employment, consulting and severance arrangements between the Company or any of its Restricted Subsidiaries and their respective future, present or former officers, employees, independent contractors, advisor, service provider and/or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members), in each case, in the ordinary course of business and (ii) transactions pursuant to any shareholder, employee or director equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription, co-invest agreement or shareholder agreement, including any arrangement including Equity Interests rolled over or otherwise re-invested by management of the Company in connection with a Permitted Acquisition;

(2) (a) transactions between or among the Company and its Restricted Subsidiaries (or entity that becomes a Restricted Subsidiary as a result of such transaction) or between or among Restricted Subsidiaries (or entity that becomes a Restricted Subsidiary as a result of such transaction), (b) any customary transaction with a Securitization Entity effected as part of a Qualified Securitization Transaction, including in respect of Standard Securitization Undertakings, any disposition of Securitization Assets or related assets in connection with any Qualified Securitization Transaction and any repurchase of Securitization Assets pursuant to a Securitization Repurchase Obligation, and (c) for the avoidance of doubt, any customary transaction between or among the Company and its Restricted Subsidiaries effected as part of a Qualified Receivables/Equipment Facility, including in respect of Standard Receivables Undertakings, and any repurchase of Receivables Assets pursuant to a Receivables Repurchase Obligation;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of compensation, fees, indemnities and reimbursements of expenses to (pursuant to indemnity arrangements (including under customary insurance policies) or otherwise), and employee benefit and pension expenses and severance arrangements provided on behalf of or for the benefit of, officers, directors, employees, advisors, service provider or consultants or independent contractors (or their Controlled Investment Affiliates or Immediate Family Members or Permitted Transferees thereof) of the Company or any of its Restricted Subsidiaries;

(5) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(6) (a) Restricted Payments (other than Section 4.07(b)(18)) that do not violate Sections 4.07 and 4.09 and (b) Permitted Investments;

(7) [reserved];

(8) issuances, sales or transfers of Equity Interests of the Company to Affiliates of the Company or its Restricted Subsidiaries not otherwise prohibited by this Indenture and the granting of registration and other customary rights in connection therewith;

(9) transactions with an Affiliate where the only consideration paid is Qualifying Equity Interests of the Company;

(10) transactions in which the Company or its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction (i) is fair to the Company or such Restricted Subsidiary from a financial point of view, (ii) meets the requirements of Section 4.11(a) or (iii) has been approved by a majority of Disinterested Directors of the Company;

(11) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, present or former employees, officers, directors, managers, consultants, advisors, service providers, independent contractors or guarantees in respect thereof that are approved by the Board of Directors of the Company in good faith and that are otherwise permitted by this Indenture;

(12) any agreement as in effect as of the Issue Date or any amendment thereto or replacement thereof (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Holders of the Notes in any material respect in the good faith judgment of the Board of Directors of the Company than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby;

(13) payments to or the receipt of payments from, and entry into and the consummation of transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(14) any contributions to the common equity capital of the Company;

(15) pledges of Equity Interests of Unrestricted Subsidiaries;

(16) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or any direct or indirect parent of a Restricted Subsidiary, as appropriate, in good faith;

(17) the entry into any tax-sharing or funding arrangements or other equity agreements between the Company and any of its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Subsidiaries;

(18) transactions with customers, clients, lessors, landlords, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, or transactions otherwise relating to the purchase or sale of goods and services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or senior management thereof, or are on no less favorable terms than those that might reasonably have been obtained at such time from an unaffiliated party;

(19) transactions between the Company and any of its Restricted Subsidiaries and any Person a director of which is also a director of the Company; provided, however, that such director abstains from voting as a director of the Company on any matter involving such other Person;

(20) payments by the Company or any of its Restricted Subsidiaries for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with the acquisitions or divestitures, which payments are approved by, or made pursuant to arrangements approved by, a majority of the Board of Directors of the Company in good faith;

(21) [reserved];

(22) (i) the Transactions and (ii) any transactions constituting a Permitted Reorganization, and the payment of all fees, costs and expenses incurred in connection therewith and all legal, accounting and other professional fees, costs and expenses related thereto;

(23) [reserved];

(24) [reserved];

(25) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contracts of the Company or any of its Subsidiaries;

(26) any lease entered into between the Company or any of its Restricted Subsidiaries, as lessee, and any Affiliate of the Company, as lessor, and any transaction(s) pursuant to that lease, which lease is approved by the Board of Directors or senior management of the Company in good faith;

(27) intellectual property licenses or sublicenses in the ordinary course of business;

(28) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to owners of Equity Interests of the Company pursuant to any stockholders agreement or registration rights agreement entered into on or after the Issue Date; and

(29) transactions permitted by, and complying with, Section 5.01 solely for the purpose of (a) forming a holding company or (b) reincorporating the Company in a new jurisdiction.

Section 4.12 Liens.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries that are Guarantors, to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens), securing Indebtedness of the Company or the Restricted Subsidiaries that are Guarantors, if any, on any property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, unless in each case:

(1) in the case of Liens on any Collateral, (i) such Lien expressly has Junior Lien Priority on the Collateral relative to the Notes and the Note Guarantees or (ii) such Lien is a Permitted Lien; and

(2) in the case of any Lien on any asset or property that is not Collateral, (i) the Notes (or a Note Guarantee in the case of Liens of a Guarantor) are equally and ratably secured, with (or on a senior basis to, in the case such Lien secures any Subordinated Indebtedness) the obligations secured by such Lien until such time as such obligations are no longer secured by a Lien or (ii) such Lien is a Permitted Lien.

(b) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference, any fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith (including any refinancing thereof) and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 4.13 Offer to Repurchase Upon Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs, each Holder of Notes will have the right to require the Company to repurchase all or any portion (equal to a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Indenture; provided that any unpurchased portion of a Note must be in a minimum denomination of $2,000. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase (such payment, the “Change of Control Payment,” and such date of purchase, the “Change of Control Payment Date”), subject to the rights of Holders of Notes on a relevant record date to receive interest due on an Interest Payment Date occurring on or prior to the Change of Control Payment Date. Within 30 days following any Change of Control Triggering Event, except to the extent the Company has delivered notice to the Trustee of its intention to redeem Notes pursuant to Section 3.07 and/or paragraph 5 of such Note, the Company will deliver or cause to be delivered a notice of such Change of Control Offer electronically in accordance with the applicable procedures of DTC or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the Notes register or otherwise in accordance with the applicable procedures of DTC, describing the transaction or transactions that constitute the Change of Control and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.13 and that all Notes tendered will be accepted for payment;

(2) the purchase price and the Change of Control Payment Date, which date shall be no earlier than 10 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by this Indenture, except in the case of a conditional Change of Control Offer made in advance of a Change of Control Triggering Event pursuant to 4.13(a)(8);

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the expiration of the Change of Control Offer period (or the date otherwise set forth in the notice), which shall be specified in the notice if different from the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased or a withdrawal of the Note by book-entry transfer;

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, as applicable, which unpurchased option must be equal to a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof;

(8) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control and describing each such condition, and if applicable, stating that, in the Company’s discretion, the Change of Control Payment Date may be delayed until such time (including more than 60 days after the notice is mailed or delivered) as any or all such conditions shall be satisfied, or that such purchase may not occur and such notice may be rescinded in the event that the Company shall determine that any or all of such conditions shall not have been satisfied by the Change of Control Payment Date (as so delayed, if applicable); and

(9) the other instructions, as determined by the Company, consistent with this Section 4.13, that a Holder must follow in order to have its Notes repurchased.

(b) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.13, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.13 by virtue of such compliance. The Company may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

(c) The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.13 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given to the Trustee pursuant to Section 3.07 and/or paragraph 5 of such Note, unless and until there is a default in payment of the applicable redemption price on the applicable redemption date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied.

(d) Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, or conditioned upon the consummation of such Change of Control Triggering Event.

Section 4.14 Future Guarantees.

(a) If, after the Issue Date, (a) any Wholly-Owned Domestic Restricted Subsidiary (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary, but excluding any Excluded Subsidiary) that is not then a Guarantor (x) guarantees or incurs any Indebtedness under the New Credit Agreement or (y) incurs or guarantees any Capital Markets Indebtedness of the Company or any Guarantor with an aggregate principal amount in excess of $200.0 million (“Certain Capital Markets Debt”) or (b) the Company otherwise elects to have any Restricted Subsidiary become a Guarantor, then, in each such case, the Company shall cause such Restricted Subsidiary to execute and deliver to the Trustee and the Collateral Agent a supplemental indenture to this Indenture pursuant to which such Restricted Subsidiary shall become a Guarantor under this Indenture and shall provide a Note Guarantee by such Restricted Subsidiary on the same terms and conditions as those set forth in this Indenture and applicable to the other Guarantors and execute and deliver to the Trustee and the Collateral Agent joinders to the Security Documents or new Security Documents together with any other filings and agreements required by the Security Documents to create or perfect the Liens for the benefit of the Holders of the Notes in the Collateral of such Restricted Subsidiary; provided that, in the case of clause (a), such supplemental indenture, joinders to the Security Documents or new Security Documents together with any other such filings and agreements shall be executed and delivered to the Trustee and the Collateral Agent within 20 Business Days after the date that such Indebtedness under the New Credit Agreement or the agreement governing such Certain Capital Markets Debt has been guaranteed or incurred by such Restricted Subsidiary.

(b) Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally and any other limitations customary for such guarantees in the jurisdiction of incorporation or organization of the relevant Guarantor.

(c) Each Note Guarantee shall be released upon the terms and in accordance with the provisions of Article 10.

Section 4.15 Designation of Restricted Subsidiaries and Unrestricted Subsidiaries.

(a) After the Issue Date, the Company may designate any of its Restricted Subsidiaries to be an Unrestricted Subsidiary if after giving effect to such designation on a Pro Forma Basis, no Event of Default would be in existence following such designation. If such Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments in such Restricted Subsidiary by the Company and its Restricted Subsidiaries will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 or under one or more clauses of the definition of “Permitted Investments,” as determined by the Company. That designation will only be permitted if the Investment would be permitted at the time of designation and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(b) Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced by delivery to the Trustee an Officer’s Certificate certifying that such designation complied with the conditions above in this paragraph and was permitted by Section 4.07.

(c) The Company may at any time designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if

(1) such Indebtedness is permitted by Section 4.09, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Event of Default under Section 6.01(a)(2) or solely with respect to the Company, Sections 6.01(a)(6) or 6.01(a)(7) would be in existence following such designation. Any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be evidenced by delivery to the Trustee of an Officer’s Certificate certifying that such designation complied with the preceding conditions of this paragraph and was permitted by Section 4.09.

Section 4.16 Changes in Covenants When Notes Rated Investment Grade.

(a) If on any date following the Issue Date:

(1) the Notes receive two of the following: a rating of Baa3 or better by Moody’s, a rating of BBB- or better by S&P or a rating of BBB- or better by Fitch (or, if any of such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act selected by the Company as a replacement agency) (each an “Investment Grade Rating”);

(2) no Default or Event of Default shall have occurred and be continuing; and

(3) the Company has delivered to the Trustee an Officer’s Certificate certifying that the foregoing conditions have been satisfied;

then, beginning on that day and continuing at all times thereafter and subject to the provisions of Section 4.16(c), Sections 4.07, 4.08, 4.09, 4.10, 4.11 and 4.14 (collectively, the “Suspended Covenants”) will be suspended.

(b) During any period that the Suspended Covenants have been suspended, the Board of Directors of the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to Section 4.15 unless the Board of Directors of the Company would have been able, under the terms of this Indenture, to designate such Subsidiaries as Unrestricted Subsidiaries if the Suspended Covenants were not suspended. Notwithstanding that the Suspended Covenants may be reinstated, the failure to comply with the Suspended Covenants during the Suspension Period (including any action taken or omitted to be taken with respect thereto) will not give rise to a Default or Event of Default under this Indenture.

(c) Notwithstanding the foregoing, if the Notes no longer have an Investment Grade Rating from two or more such rating agencies, the Suspended Covenants will be reinstituted as of and from the date of such rating decline (any such date, a “Reversion Date”). The period of time between the suspension of covenants as set forth above and the Reversion Date is referred to as the “Suspension Period.” All Indebtedness incurred and Disqualified Stock or Preferred Stock issued during the Suspension Period will be deemed to have been incurred or issued in reliance on the exception provided by Section 4.09(b)(2) Calculations under the reinstated Section 4.07 will be made as if Section 4.07 had been in effect prior to but not during the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 4.07(a). For purposes of determining compliance with Section 4.10, the Excess Proceeds from all Asset Sales not applied in accordance with Section 4.10 will be deemed to be reset to zero after the Reversion Date. In addition, for purposes of Section 4.11, all agreements and arrangements entered into by the Company and any of its Restricted Subsidiaries with an Affiliate of the Company during the Suspension Period prior to such Reversion Date will be deemed to have been entered pursuant to Section 4.11(b)(12), and for purposes of Section 4.08, all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by such covenant will be deemed to have been entered pursuant to Section 4.08(b)(1). In addition, the obligation to grant further Note Guarantees under Section 4.14 shall be suspended.

(d) In addition, this Indenture will also permit, without causing a Default or Event of Default, the Company or any of its Restricted Subsidiaries to honor, comply with or otherwise perform any contractual commitments to take actions following a Reversion Date; provided that such contractual commitments were entered into during the Suspension Period and not in contemplation of a reversion of the Suspended Covenants.

(e) The Company shall notify the Trustee indicating the occurrence of any Suspension Period or Reversion Date. The Trustee shall not be deemed to have knowledge of the ratings of the Notes and shall have no obligation to independently determine or verify if such events have occurred or notify the Holders of Notes of any Suspension Period or Reversion Date. The Company may provide a copy of such notice to any Holder of Notes upon request.

(f) For purposes of Section 4.14, any Person that is required to become a Guarantor because it has become a borrower under the New Credit Agreement or guarantees the New Credit Agreement Obligations during the Suspension Period shall provide a Note Guarantee within 30 days of the Reversion Date.

(g) The Trustee shall have no obligation to monitor the ratings of the Notes, independently determine or verify if a Suspension Period or Reversion Date has occurred or notify the Holders of Notes of any Suspension Period or Reversion Date.

Section 4.17 After-Acquired Property.

(a) From and after the Issue Date, and subject to Section 12.01 and any other limitations and exceptions as set forth in this Indenture and any Security Document (including that certain actions will be required to be taken, or the deadline to take such actions may be extended, if the New Credit Agreement Agent exercises its discretion to forgo any such action or extend any such deadline), if (a) any Subsidiary becomes a Guarantor or (b) any Guarantor acquires any property or rights which are of a type constituting Collateral under any Security Document (excluding, for the avoidance of doubt, any Excluded Assets or assets not required to be Collateral pursuant to this Indenture, the Intercreditor Agreements or the Security Documents), it will be required to execute and deliver such security instruments, financing statements and such certificates as are required under this Indenture or any Security Document to vest in the Collateral Agent a Lien (subject to Permitted Liens) in such after-acquired collateral (or all of its assets, except Excluded Assets, in the case of a new Guarantor) such that the Collateral Agent would have a first priority perfected Lien (subject to Permitted Liens, the Pari Passu Intercreditor Agreement and any other Intercreditor Agreement then in effect) upon any such Collateral (subject to the limitations and exceptions set forth in this Indenture, the Security Agreement and the other Security Documents with respect to perfection of Liens).

(b) Subject to Section 12.01 and any other limitations and exceptions as set forth in this Indenture and any Security Document (including that certain actions will be required to be taken, or the deadline to take such actions may be extended, if the New Credit Agreement Agent exercises its discretion to forgo any such action or extend any such deadline), if (i) any Material Real Property is acquired by the Company or any Guarantor after the Issue Date or (ii) any Person that becomes a Guarantor after the Issue Date owns any Material Real Property, in each case, not constituting Excluded Assets, the Company or Guarantor (as applicable) (x) shall, within 120 days after acquisition of such Material Real Property, provide written notice to the Collateral Agent of its intent to pledge such Material Real Property and (y) deliver to the Collateral Agent (A) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the Company and Guarantor and corresponding UCC fixture filings, (B) a title insurance policy or a marked-up and signed pro forma thereof for such property available in each applicable jurisdiction (the “Mortgage Policies”) insuring the Lien of each such Mortgage as a valid first priority perfected security interest (subject to Permitted Liens), together with such endorsements, coinsurance and reinsurance as are available at commercially reasonable rates in each applicable jurisdiction and in such amounts which approximate (but need not exceed) the fair market value of the applicable Material Real Property, (C) either ALTA surveys or such existing surveys (together with no change affidavits), in each case prepared by a land surveyor duly registered and licensed in the state in which the Material Real Property described in such surveys is located and sufficient for the title company to remove all standard survey exceptions from the Mortgage Policies and issue the endorsements required in clause (B) above to the extent such coverage and endorsements are available in the applicable jurisdictions at commercially reasonable rates, (D) copies of any existing abstracts and existing appraisals and (E) opinions of local counsel to the Company or Guarantor in states in which the Mortgaged Property is located confirming the enforceability and perfection of the Mortgages and any related fixture filings.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of Assets.

(a) The Company will not, directly or indirectly: (1) consolidate, amalgamate or merge with or into another Person (whether or not the Company is the surviving Person) or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) the Company is the surviving or continuing Person; or (b) the Person formed by or surviving or continuing following any such consolidation, arrangement, amalgamation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia (such Person, the “Surviving Entity”);

(2) the Surviving Entity (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of the Company under the Notes, this Indenture and the Security Documents, pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) the Company shall deliver, or cause to be delivered, to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, arrangement, amalgamation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of this Indenture; and

(4) the Collateral owned by or transferred to the Surviving Entity shall: (a) continue to constitute Collateral under this Indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Notes Secured Parties, and (c) not be subject to any Liens other than Permitted Liens.

(b) This Section 5.01 will not apply to (i) any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and/or any Guarantor, (ii) any consolidation, amalgamation or other combination or merger of the Company with or into an Affiliate for purpose of changing the legal domicile of the Company, reincorporating or changing the legal form of the Company in another jurisdiction so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby, (iii) any consolidation, amalgamation or other combination, merger or transfer of all or part of the properties and assets of any Restricted Subsidiary to or with any of the Company or Guarantors, (iv) any consolidation, amalgamation or other combination, merger or transfer of all or part of the properties and assets of any Restricted Subsidiary to or with any other Restricted Subsidiary and (v) the Transactions and any Permitted Reorganization.

Section 5.02 Successor Person Substituted.

Upon any consolidation, amalgamation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01, the successor Person formed by such consolidation or into or with which the Company is merged or amalgamated or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for the Company (so that from and after the date of such consolidation, merger, amalgamation, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company or such predecessor Person. Following any such assumption (except in the case of a lease), the relevant Company or such predecessor Person, as the case may be, shall be released from its obligations under this Indenture and the Notes.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

(a) Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in the payment when due (at maturity, upon redemption, offer to purchase or otherwise) of the principal of, or premium, if any, on, the Notes;

(3) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice by the Trustee to the Company or, subject to Section 9.03, by the Holders of at least 30% in aggregate principal amount of the Notes then outstanding voting as a single class to the Company and the Trustee to comply with any of the agreements in this Indenture (other than a default referred to in Sections 6.01(a)(1) or 6.01(a)(2)); provided that in the case of a failure to comply with Section 4.03, such period of continuance of such default or breach shall be 270 days after written notice described in this Section 6.01(a)(3) has been given;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary) other than Indebtedness owed to the Company or any of its Restricted Subsidiaries, whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, if that default:

(A) is caused by a failure to pay principal of, or premium, if any, on any such Indebtedness at final Stated Maturity (after giving effect to any applicable grace periods) (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates the greater of $195.0 million and 40.0% of LTM EBITDA or more (“cross-acceleration default”);

(5) failure by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary to pay final non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of the greater of $195.0 million and 40.0% of LTM EBITDA (other than any judgments covered by indemnities or insurance policies issued by creditworthy companies), which judgments are not paid, discharged or stayed, for a period of 60 days, after the applicable judgment becomes final and non-appealable, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case or proceeding seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent,

(B) consents to the entry of an order for relief against it in an involuntary case or proceeding,

(C) consents to the appointment of a custodian, interim receiver, receiver, receiver and manager, trustee, monitor or similar official of it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against either of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary in an involuntary case or proceeding;

(B) appoints a custodian, interim receiver, receiver, receiver and manager, monitor or similar official of either of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of either of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary; or

(C) orders the liquidation or winding-up of either of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary;

and, in each case, the order or decree remains unstayed and in effect for 60 consecutive days;

(8) except as permitted by this Indenture, any Note Guarantee of a Significant Subsidiary of the Company is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (except as contemplated by the terms hereof), or any Significant Subsidiary of the Company, or any Person acting on behalf of such Significant Subsidiary of the Company, denies or disaffirms its obligations under its Note Guarantee and any such Default continues for 10 days;

(9) with respect to any Collateral having a Fair Market Value in excess of $100.0 million, any of the Security Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void (other than pursuant to the terms thereof or as a result of the failure of the Collateral Agent to maintain control over possessory collateral actually received by it), any Lien in favor of the Collateral Agent in any such Collateral purported to be covered by any of the Security Documents shall be invalid or not perfected except as expressly permitted by the terms hereof or thereof (other than the failure of the Collateral Agent to maintain control over possessory collateral actually received by it), any Lien subordination provision in respect of such Collateral shall be determined to be invalid or the Company or any Guarantor terminates or repudiates in writing or rescinds any Security Document executed by it or any of its obligations thereunder.

(b) However, a Default under Sections 6.01(a)(3), 6.01(a)(4) or 6.01(a)(5) will not constitute an Event of Default until the Trustee or, subject to Section 9.03, the Holders of at least 30% in principal amount of the outstanding Notes notify the Company of the Default and, with respect to Sections 6.01(a)(3) and 6.01(a)(5), the Company does not cure such Default within the time specified in Sections 6.01(a)(3) or 6.01(a)(5) after receipt of such notice; provided that a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default.

Section 6.02 Acceleration.

(a) In the case of an Event of Default specified in Sections 6.01(a)(6) or 6.01(a)(7) with respect to either the Company, any Domestic Restricted Subsidiary that is a Significant Subsidiary or any group of Domestic Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding principal of the Notes and any accrued but unpaid interest thereon will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or, subject to Section 9.03, the Holders of at least 30% in aggregate principal amount of the then outstanding Notes by notice to the Company (with a copy to the Trustee if given by Holders of Notes) may declare all outstanding principal of the Notes and any accrued but unpaid interest thereon, to be due and payable immediately.

(b) Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, premium on, if any, and interest, if any.

(c) In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in Section 6.01(a)(4) (excluding any resulting payment default under this Indenture or the Notes), the declaration of acceleration of the Notes shall be automatically annulled if the Holders of all Indebtedness described in Section 6.01(a)(4) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration of acceleration of the Notes, and if the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, and all existing Events of Default, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived and all amounts owing to the Trustee and the Collateral Agent have been paid.

Section 6.03 Other Remedies.

(a) If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

(a) By written notice to the Trustee, the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, for the avoidance of doubt, any Additional Notes) at the time of such written notice is given may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under this Indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default specified in Sections 6.01(a)(1) or 6.01(a)(2) (except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes).

(b) If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action. Any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.03 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture. Any time period in this Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction.

Section 6.05 Control by Majority.

Subject to Section 9.03 and the provisions of the Intercreditor Agreements, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Collateral Agent or of exercising any trust or power conferred on the Trustee or the Collateral Agent. However, the Trustee or the Collateral Agent, as applicable, may refuse to follow any direction that conflicts with law, this Indenture or the Security Documents, that the Trustee or the Collateral Agent, as applicable, determines may be unduly prejudicial to the rights of other Holders of Notes (it being understood that neither the Trustee nor the Collateral Agent has an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to other Holders) or that may involve the Trustee or the Collateral Agent, as applicable, in personal liability. The Trustee or the Collateral Agent, as applicable, may take any other action deemed proper by the Trustee or the Collateral Agent which is not inconsistent with such direction.

Section 6.06 Limitation on Suits.

In case an Event of Default occurs and is continuing, neither the Trustee nor the Collateral Agent will be under any obligation to exercise any of the rights or powers under this Indenture at the request or direction of any Holders of Notes unless such Holders have offered, and if requested, provided to the Trustee and the Collateral Agent, as applicable, indemnity or security satisfactory to each of the Trustee and Collateral Agent, as applicable, against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no Holder of a Note may pursue any remedy with respect to this Indenture, the Notes or any Note Guarantee unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default has occurred and is continuing;

(2) subject to Section 9.03, Holders of at least 30% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee or the Collateral Agent, as applicable, to pursue the remedy;

(3) such Holder or Holders offer and, if requested, provide to the Trustee or the Collateral Agent, as applicable, security or indemnity satisfactory to the Trustee or the Collateral Agent, as applicable, against any loss, liability or expense;

(4) the Trustee or Collateral Agent, as applicable, does not comply with such request within 60 days after receipt of the notice, request and the offer of security or indemnity; and

(5) during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee or the Collateral Agent, as applicable, a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium on, if any, or interest on, the Note, on or after the respective due dates expressed or provided for in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Sections 6.01(a)(1) or 6.01(a)(2) occurs and is continuing, each of the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company or any Guarantor for the whole amount of principal of, premium on, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, reasonable expenses, disbursements and advances of each of the Trustee, the Collateral Agent, their agents and their respective counsel.

Section 6.09 Restoration of Rights and Remedies.

If any of the Trustee, the Collateral Agent or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been determined or abandoned for any reason, or has been determined adversely to the Trustee, the Collateral Agent or to such Holder, then and in every such case, subject to any determination in such proceedings or any other proceedings, the Company, any Guarantor, the Trustee, the Collateral Agent and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies hereunder of the Trustee, the Collateral Agent and the Holders shall continue as though no such proceeding had been instituted.

Section 6.10 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, reasonable expenses, disbursements and advances of the Trustee, its agents and counsel), the Collateral Agent (including any claim for the compensation, reasonable expenses, disbursements and advances of the Collateral Agent, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company or any Guarantor (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims or pursuant to the Security Documents and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to each of the Trustee and the Collateral Agent any amount due to it for the compensation, reasonable expenses, disbursements and advances of the Trustee, the Collateral Agent, their respective agents and counsel, and any other amounts due the Trustee and the Collateral Agent under Section 7.06. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment, composition or proposal affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.11 Priorities.

Subject to the provisions of the Intercreditor Agreements, if the Trustee collects any money pursuant to this Article 6, including upon exercises of remedies on the Collateral, it shall pay out the money in the following order:

First: to each of the Trustee, each Agent and the Collateral Agent (including any predecessor Trustee, Agent or Collateral Agent), their agents and attorneys for amounts due under Section 7.06, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee, such Agent or the Collateral Agent and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee, upon written notice to the Company, may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.11.

Section 6.12 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as the Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.12 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture or the Security Documents against the Trustee; and

(2) in the absence of bad faith on its part, each of the Trustee and the Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee or the Collateral Agent, as applicable, and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not investigate or confirm the accuracy of the mathematical calculations or other facts contained therein).

(c) The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of Section 7.01(b);

(2) the Trustee will not be liable for any action taken, or error of judgment made in good faith by it or a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to Sections 7.01(a), 7.01(b) and 7.01(c).

(e) Neither the Trustee nor the Collateral Agent shall be required to expend or risk its own funds or incur any liability. The Trustee and the Collateral Agent will be under no obligation to exercise any of their rights or powers under this Indenture at the request or direction of any Holders, unless such Holder has offered, and if requested, provided, to the Trustee or the Collateral Agent, as applicable, indemnity or security satisfactory to them against any loss, liability or expense that might be incurred by either of them in compliance with such request or direction.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law. The Trustee shall have no obligation to invest funds received by them pursuant to this Indenture.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in its original, electronic or facsimile form) believed by them to be genuine and to have been signed or presented by the proper Person, not only as to due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both (other than as specified in Sections 3.06 and 9.01(b)). The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by them hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys, agents and other experts or assistants and will not be responsible for the misconduct or negligence of any such person appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in them by this Indenture or the Notes at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be required to give any note, bond or surety in respect of the trusts and powers under this Indenture.

(h) The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in such certificate previously delivered and not superseded.

(i) Except with respect to receipt of payments of principal and interest on the Notes payable by the Company pursuant to Section 4.01 and any Default or Event of Default information contained in the Officer’s Certificate delivered to them pursuant to Section 4.04, the Trustee shall have no duty to monitor the Company’s or the Guarantors’ compliance with or the breach of any representation, warranty or covenant made in this Indenture.

(j) Delivery of reports, information and documents to the Trustee described in Section 4.03 is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s or the Guarantors’ compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officer’s Certificates). The Trustee is under no duty to examine such reports, information or documents to ensure compliance with the provision of this Indenture or to ascertain the correctness or otherwise of the information or the statements contained therein.

(k) In no event shall the Trustee be responsible or liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee have been advised of the likelihood of such loss or damage and regardless of the form of action.

(l) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has received written notice of any event which is in fact such a default at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(m) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, their right to be compensated, reimbursed and indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and under the Security Documents, whether as Agent or otherwise, and each Agent hereunder including, without limitation, the Collateral Agent, and each other agent, custodian and other Person employed to act hereunder.

(n) Neither the Trustee nor the Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or the Private Placement Legend or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(o) The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is actually known to a Responsible Officer of the Trustee.

(p) Whenever in the administration of this Indenture or the Notes the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith or willful misconduct on its part conclusively rely upon an Officer’s Certificate.

(q) The permissive rights of the Trustee enumerated herein and under the Security Documents shall not be construed as duties of the Trustee.

(r) The permissive rights of the Trustee to take certain actions under or pursuant to this Indenture shall not be construed as a duty and, with respect to such permissive rights, the Trustee shall not be answerable for other than its gross negligence or willful misconduct. The rights and powers conferred on the Trustee and the Collateral Agent under the Security Documents with respect to the Collateral are solely to protect its interest in the Collateral under this Indenture and the Security Documents and shall not be construed to impose any duty upon the Trustee or the Collateral Agent to exercise any such rights or powers. No permitted exercise of any rights or powers by the Trustee or the Collateral Agent under the Note Documents shall in any way be construed as an assumption of any obligation under the UCC by the Trustee under any circumstance if such obligation is not reflected in the express terms of this Indenture.

Section 7.03 Individual Rights of Trustee.

Each of the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not the Trustee. The Trustee is also subject to Sections 7.09 and 7.10.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and make no representation as to the validity or adequacy of this Indenture, the Security Documents, the Notes or the Note Guarantees, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, they will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and they will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. The Trustee shall not be bound to ascertain or inquire as to the performance, observance, or breach of any covenants, conditions, representations, warranties or agreements on the part of the Company or the Guarantors. Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Notes or the Note Guarantees. The Trustee shall have no obligation to pursue any action that is not in accordance with applicable law. The Trustee shall have no obligation to independently determine or verify if any event has occurred or notify the Holders of any event dependent upon the rating of the Notes, or if the rating on the Notes has been changed, suspended or withdrawn by any rating agency. The Trustee shall have no obligation to independently determine or verify if any Change of Control Triggering Event, Asset Sale, or any other event has occurred or if an offer to purchase is required to be made, or notify the Holders of any such event.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee will send to Holders of Notes a notice of the Default or Event of Default within 90 days after the Trustee obtains actual knowledge thereof. Except in the case of a Default or Event of Default in payment of principal of, premium on, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of the Trustee’s Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06 Compensation and Indemnity.

(a) The Company will pay to the Trustee and the Collateral Agent from time to time such compensation as is agreed to in writing by the Company and the Trustee and the Collateral Agent for their acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee and the Collateral Agent promptly upon request for all reasonable out-of-pocket disbursements, advances and expenses incurred or made by them in addition to the compensation for their services. Such expenses will include the reasonable compensation, disbursements and out-of-pocket expenses of the Trustee’s and the Collateral Agent’s, experts, agents and counsel. Any amount due and owing pursuant to the Trustee’s and Collateral Agent’s fees that remains unpaid by the Company 30 days after request for payment will bear interest from the expiration of such period at a rate per annum equal to the then current rate charged by the Trustee, payable by the Company on demand by the Trustee and/or the Collateral Agent.

(b) The Company and the Guarantors will indemnify, defend and release on a joint and several basis each of the Trustee and the Collateral Agent (including their officers, directors, employees and agents) and save them harmless against all actions, proceedings, liability, claims, suits, proceedings at law or in equity, losses, fees, damages, costs and expenses (including reasonable expert consultant and legal fees and disbursements on a solicitor and client basis) whatsoever arising out of or in connection with the acceptance or administration of their duties under this Indenture, the Notes, the Note Guarantees and the under the Security Documents, including attorney’s fees and expenses and the reasonable costs and expenses of enforcing this Indenture, the Notes, the Note Guarantees and the Security Documents against the Company and the Guarantors (including this Section 7.06) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the acceptance, exercise or performance of any of their respective powers or duties under this Indenture, the Notes, the Note Guarantees or the Security Documents, except to the extent any such loss, liability or expense may be attributable to its own gross negligence or willful misconduct. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Company and the Guarantors under this Section 7.06 will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee or the Collateral Agent.

(d) To secure the Company’s and the Guarantors’ payment obligations in this Section 7.06, the Trustee and the Collateral Agent will have a Lien prior to the Notes on all money or property held or collected by the Trustee or the Collateral Agent, except that held in trust to pay principal of, premium on, if any, or interest on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee. The Trustee’s and Collateral Agent’s respective rights to receive payment of any amounts due under this Section 7.06 shall not be subordinate to any other liability or Indebtedness of the Company.

(e) Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses or renders services after an Event of Default specified in Sections 6.01(a)(6) and 6.01(a)(7)occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

“Trustee” for the purposes of this Section 7.06 shall include any predecessor Trustee and the Trustee in each of its capacities hereunder and each agent, custodian and other person employed to act hereunder; provided, however, that the negligence or willful misconduct of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

Section 7.07 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

(b) The Trustee may resign at any time upon 30 days’ prior written notice to the Company and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee upon 30 days written notice to the Trustee and the Company. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.09;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the Company, the retiring Trustee, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may, in each case at the expense of the Company, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will send a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Company’s and the Guarantors’ obligations under Section 7.06 will continue for the benefit of the retiring Trustee.

Section 7.08 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges, amalgamates or converts into, or transfers or sells all or substantially all of its corporate trust business to, another entity, the successor entity without any further act will be the successor Trustee and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor.

Section 7.09 Eligibility; Disqualification.

There will at all times be the Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of $150,000.

Section 7.10 Security Documents; Intercreditor Agreements.

By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and the Collateral Agent, as the case may be, to execute and deliver the Intercreditor Agreements and any other Security Documents in which either of the Trustee or the Collateral Agent, as applicable, is named as a party, including any Security Documents executed after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the Intercreditor Agreements or any other Security Documents, each of the Trustee and the Collateral Agent shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

Section 7.11 Anti-Money Laundering.

The Trustee shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Trustee, in their sole judgment, determine that such act might cause them to be in non-compliance with any applicable anti-money laundering, anti-terrorist financings or economic sanctions legislation, regulation or guideline. Further, should the Trustee, in their sole judgment, determine at any time that their acting under this Indenture has resulted in their being in non-compliance with any applicable anti-money laundering, anti-terrorist financing or economic sanctions legislation, regulation or guideline, then they shall have the right to resign on 10 days’ written notice to the Company, provided the (i) the Trustee’s written notice shall describe the circumstances of such non-compliance, and (ii) if such circumstances are rectified to the Trustee’s satisfaction within such 10-day period, then such resignation shall not be effective.

Section 7.12 Limitation on Duty of Trustee and Collateral Agent in Respect of Collateral; Indemnification.

(a) Beyond the exercise of reasonable care in the custody thereof, neither the Trustee nor the Collateral Agent shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Trustee nor the Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee and the Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Trustee or Collateral Agent, as applicable, accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or Collateral Agent in good faith.

(b) Neither Trustee nor the Collateral Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee and Collateral Agent, as determined by a final order of a court of competent jurisdiction, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Neither the Trustee nor the Collateral Agent shall have any duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or the Security Documents by the Company or the Guarantors.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance and Covenant Defeasance.

The Company may at any time, at the option of the Board of Directors of the Company evidenced by resolutions set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes (including the Note Guarantees) upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company and each of the Guarantors, if any, will, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors, if any, will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments reasonably requested by the Company acknowledging the same), except for the following provisions, which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, and interest, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04;

(2) the Company’s obligations with respect to such Notes under Sections 2.06, 2.07 and 4.02;

(3) the rights, powers, trusts, duties, indemnities and immunities of the Trustee under this Indenture, and the Company’s and the Guarantors’, if any, obligations in connection therewith (including without limitation, those contained in Article 7); and

(4) this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03. Notwithstanding anything to the contrary contained herein, the Company’s and the Guarantors’ obligations under Section 7.06 shall survive a Legal Defeasance.

Section 8.03 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from each of their obligations under the covenants contained in Sections 4.03, 4.04, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14 and 4.15 and Section 5.01(a)(3) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), the Note Guarantees will be released pursuant to Section 10.05 and the Notes and Note Guarantees will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes and the Note Guarantees will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors, if any, may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(a)(3) (to the extent relating to the covenants that are subject to Covenant Defeasance), 6.01(a)(4), 6.01(a)(5), 6.01(a)(8) and 6.01(a)(9) will not constitute Events of Default. Notwithstanding anything to the contrary contained herein, the Company’s and the Guarantors’ obligations under Section 7.06 shall survive a Covenant Defeasance.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:

(1) the Company must irrevocably deposit with the Trustee for the benefit of the Holders of the Notes, cash in U.S. dollars in an amount, non-callable Government Securities, the scheduled payments of principal of and interest thereon will be in an amount, or a combination thereof in amounts, as will be sufficient, without consideration of any reinvestment of interest, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, and interest, if any, on, the outstanding Notes to the stated date for payment thereof or to the applicable redemption date, as the case may be, and all interest, if any, accrued to such dates, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date, provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purpose of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit at the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption (it being understood that any defeasance shall be subject to the condition subsequent that such deficit is in fact paid and the Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not in fact paid after any Legal Defeasance or Covenant Defeasance);

(2) in the case of an election under Section 8.02, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that: (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or (b) since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.03, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time, as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which either of the Company or any of the Guarantors is a party or by which the Company or any of the Guarantors is bound;

(6) the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

The Collateral will be released from the Lien securing the Notes, as provided in Section 12.02, upon a defeasance in accordance with the provisions described above.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including either of the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the written request of the Company any money or non-callable Government Securities held by them as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to the Company.

Subject to applicable law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium on, if any, or interest, if any, on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest, if any, has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture, the Notes, the Security Documents and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Sections 8.02 or 8.03 until such time as the Trustee or Paying Agent are permitted to apply all such money in accordance with Sections 8.02 or 8.03, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium on, if any, or interest, if any, on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

(a) Notwithstanding Section 9.02, without the consent of or notice to any Holder of Notes, the Company, the Guarantors, the Trustee and the Collateral Agent, as applicable, may amend or supplement this Indenture (including the form of agreements attached thereto as exhibits), the Notes, the Note Guarantees or the Security Documents (including the form of agreements attached thereto as exhibits):

(1) to (a) cure any ambiguity, omission, mistake, defect, error or inconsistency contained in this Indenture or reduce minimum denominations or (b) make such other provisions in regard to matters or questions arising under this Indenture that shall not materially and adversely affect the interests of the Holders of the Notes, as the Board of Directors of the Company may deem necessary or desirable;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of this Indenture relating to the form of the Notes (including related definitions);

(3) to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes and Note Guarantees in the case of a merger, arrangement, amalgamation or consolidation or sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any Holder;

(5) at the Company’s election, to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act, if applicable or required;

(6) to conform the text of this Indenture, the Notes, the Note Guarantees or the Security Documents to any provision of the “Description of the notes” section of the Offering Memorandum;

(7) to provide for the issuance of Additional Notes, as determined in good faith by the Company, in accordance with the limitations set forth in this Indenture;

(8) to add an obligor or a Guarantor under this Indenture or allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes in accordance with the terms of this Indenture;

(9) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee, Collateral Agent or agent to provide for the accession by the Trustee, the Collateral Agent or agent to any Notes documentation;

(10) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect;

(11) to comply with the rules and procedures of any applicable securities depositary;

(12) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for the benefit of the Notes Secured Parties, as additional security for the payment and performance of all or any portion of the Obligations in respect of the Notes, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to this Indenture, any of the Security Documents or otherwise;

(13) to release Collateral from the Lien of this Indenture and the Security Documents when permitted or required by the Security Documents or this Indenture;

(14) to add First Lien Obligations or Permitted Junior Lien Obligations and the holders thereof and/or any representatives thereof and to add any additional Restricted Subsidiary that is a borrower, issuer or guarantor, as applicable, for any such obligations to the Intercreditor Agreements; and

(15) to comply with any requirement of the Commission in connection with any required qualification of this Indenture under the Trust Indenture Act.

(b) Upon the request of the Company, and upon receipt by the Trustee and the Collateral Agent, as applicable, of the documents described in Sections 9.06, 13.02 and 13.03, the Trustee and/or the Collateral Agent, as applicable, will join with the Company and the Guarantors, if any, in the execution of any amended or supplemental indenture or amendment or supplement of the Notes, any Note Guarantee, any Security Document or other instrument, authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee or the Collateral Agent, as applicable, will not be obligated to (but may) enter into such amended or supplemental indenture or amendment or supplement of the Notes, any Note Guarantee, any Security Document or other instrument, that affects their own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor, the Trustee and the Collateral Agent of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto and any supplement to the Security Documents and the Intercreditor Agreements in connection with the same.

(c) Notwithstanding the foregoing, no Holder consent is required for the Collateral Agent to enter into, or to effect any amendment, modification or supplement to any Intercreditor Agreement or other intercreditor agreement or arrangement permitted under, referred to in or contemplated by this Indenture or in any document pertaining to any Indebtedness permitted thereby that is permitted to be secured by the Collateral, for the purpose of adding the holders of such Indebtedness (or their representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto, in each case as contemplated by the terms of any such Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under, referred to in or contemplated by this Indenture or such intercreditor agreement (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Company, as evidenced by delivery of an Officer’s Certificate to the Trustee or the Collateral Agent, are required to effectuate the foregoing and provided that such other changes are not directly adverse, in any material respect (taken as a whole), to the interests of the Holders of the Notes as certified by the Company to the Trustee and Collateral Agent); provided, further, the Trustee or the Collateral Agent shall be entitled to receive an Officer’s Certificate and Opinion of Counsel stating that such amendment, modification or supplement is permitted by this Indenture and the Security Documents and that all covenants and conditions precedent thereto have been satisfied and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Trustee or Collateral Agent under this Indenture without the prior written consent of the Trustee or Collateral Agent, as applicable.

Section 9.02 With Consent of Holder of Notes.

(a) Except as provided in Section 9.01 and this Section 9.02, this Indenture (including the form of agreements attached thereto as exhibits), the Notes, the Note Guarantees or the Security Documents (including the form of agreements attached thereto as exhibits) may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes other than the Notes beneficially owned by the Company or its Affiliates (including, without limitation, Additional Notes treated as the same class as the Initial Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and any existing Default or Event of Default (other than a Default or Event of Default under Sections 6.01(a)(1) or 6.01(a)(2), except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Note Guarantees or the Security Documents may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes subject to Section 2.09 (including, without limitation, Additional Notes treated as the same class as the Initial Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided that (x) if any such amendment or waiver will only affect one series of Notes (or less than all series of Notes) then outstanding under this Indenture, then only the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer for Notes) shall be required and (y) if any such amendment or waiver by its terms will affect a series of Notes in a manner different and materially adverse relative to the manner such amendment or waiver affects other series of Notes, then the consent of the Holders of a majority in principal amount of the Notes of such adversely affected series then outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer for Notes) shall be required. Sections 2.08 and 2.09 shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

(b) Upon the filing with the Trustee of evidence reasonably satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Sections 9.06, 13.02 and 13.03, the Trustee and/or the Collateral Agent, as applicable, will join with the Company and the Guarantors in the execution of such amended or supplemental indenture, or amendment or supplement of such Note Guarantee, Security Document or other instrument unless such amended or supplemental indenture, amendment or supplement of such Note Guarantee, Security Document or other instrument directly affects the Trustee’s and/or the Collateral Agent’s, as applicable, own rights, protection, indemnities, duties or immunities under this Indenture or otherwise, in which case the Trustee and/or the Collateral Agent may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture, Security Document or other instrument.

(c) It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof. A consent to any amendment or waiver under this Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

(d) In executing any waiver, amendment, or supplemental indenture, the Trustee and the Collateral Agent, as applicable, shall be entitled to receive and fully protected in relying upon an Officer’s Certificate and an Opinion of Counsel stating that all covenants and conditions precedent to such waiver, amendment or supplement have been complied with, that such waiver, amendment or supplement is authorized or permitted by this Indenture and the Security Documents, and, with respect to such Opinion of Counsel, that the amendment or supplement constitutes our legal, valid and binding obligation, enforceable against us in accordance with its terms.

(e) After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will send to the Holders of Notes affected thereby a notice either attaching a copy thereof or briefly describing the amendment, supplement or waiver. Any failure of the Company to send such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company or Guarantors with any provision of this Indenture, the Notes or any Note Guarantees. However, without the consent of each Holder of Notes affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions relating to the dates on which the Notes may be redeemed (other than altering or waiving any of the provisions relating to the dates for the redemption periods set forth in this Indenture to the extent that such alteration or waiver does not adversely affect the Holders of the Notes) or the redemption price thereof with respect to the redemption of the Notes (other than provisions relating to Change of Control and Asset Sales);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note (other than provisions relating to Change of Control and Asset Sales);

(4) waive a Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in anything other than U.S. dollars;

(6) amend the contractual right expressly set forth in this Indenture or the Notes of any Holder to institute suit for the enforcement of any payment of principal of and interest on such Holder’s Notes on or after the due dates therefor; or

(7) make any change in the preceding amendment and waiver provisions which require each Holder’s consent.

(f) In addition, without the consent of the Holders of at least 66 2⁄3% in principal amount of Notes then outstanding, no amendment, supplement or waiver may modify any Security Document, the Intercreditor Agreements or the provisions in this Indenture dealing with the Collateral or the Security Documents that would have the effect of releasing all or substantially all of the Collateral from the Liens of the Security Documents (except as permitted by the terms of this Indenture, the Security Documents and the Intercreditor Agreements) or change or alter the priority of the Liens in the Collateral.

Section 9.03 Net Short Holders.

In connection with any determination as to whether the requisite Holders have (A) consented (or not consented) to any amendment, modification or waiver of any provision of this Indenture, any Security Document or any Intercreditor Agreement or any departure by the Company or any of its Restricted Subsidiaries therefrom, (B) otherwise acted on any matter related to this Indenture, the Notes, the Note Guarantees, any Security Document or any Intercreditor Agreement or (C) directed or required the Trustee or the Collateral Agent to undertake any action (or refrain from taking any action) with respect to, or under, this Indenture, the Notes, the Note Guarantees, any Security Document or any Intercreditor Agreement, any Holder (or any Affiliate of such Person (provided that for purposes of this paragraph, Affiliates shall not include Persons that are subject to customary procedures to prevent the sharing of confidential information between such Holders and such Person and such Person is managed having independent fiduciary duties to the investors or other equityholders of such Person)) (other than any Holder that is a Regulated Bank) that, as a result of its (or its Affiliates’) interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position on the date, if any, that such Holder consents to such amendment, modification or waiver or takes an action of the type specified in clause (B) or (C) above (such later date, the “date of determination”) with respect to the Notes or with respect to any other tranche, class or series of Indebtedness for borrowed money incurred or issued by the Company or any of its Restricted Subsidiaries on such date of determination (including commitments with respect to any revolving credit facility) (each such item of Indebtedness, including the Notes, “Specified Indebtedness”) (each such Holder, a “Net Short Holder”) shall be deemed to have voted its interest as a Holder without discretion in the same proportion as the allocation of voting with respect to such matter by Holders who are not Net Short Holders (including in any plan of reorganization). For purposes of determining whether a Holder (alone or together with its Affiliates) has a “net short position” on any date of determination: (i) derivative contracts with respect to any Specified Indebtedness and such contracts that are the functional equivalent thereof shall be counted at the notional amount of such contract in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar equivalent thereof by such Holder in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes the Company or any of its Restricted Subsidiaries or any instrument issued or guaranteed by the Company or any of its Restricted Subsidiaries shall not be deemed to create a short position with respect to such Specified Indebtedness, so long as (x) such index is not created, designed, administered or requested by such Holder or its Affiliates and (y) the Company and its Restricted Subsidiaries and any instrument issued or guaranteed by the Company or its Restricted Subsidiaries, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the relevant Specified Indebtedness if such Holder or its Affiliates is a protection buyer or the equivalent thereof for such derivative transaction and (x) the relevant Specified Indebtedness is a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the relevant Specified Indebtedness would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) the Company or any of its Restricted Subsidiaries is designated as a “Reference Entity” under the terms of such derivative transaction, and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to any Specified Indebtedness if such transactions offer the Holder or its Affiliates protection against a decline in the value of such Specified Indebtedness, or in the credit quality of the Company or any of its Restricted Subsidiaries, in each case, other than as part of an index so long as (x) such index is not created, designed, administered or requested by such Holder or its Affiliates and (y) the Company and its Restricted Subsidiaries, and any instrument issued or guaranteed by the Company or its Restricted Subsidiaries, collectively, shall represent less than 5% of the components of such index. In connection with any amendment, modification or waiver of this Indenture, any Security Document or any Intercreditor Agreement, each Holder (other than any Holder that is a Regulated Bank) will be deemed to have represented to the Company, the Trustee and the Collateral Agent that it does not constitute a Net Short Holder, in each case, unless such Holder shall have notified the Company, the Trustee and the Collateral Agent prior to the requested response date with respect to such amendment, modification or waiver that it constitutes a Net Short Holder (it being understood and agreed that the Company, the Trustee and the Collateral Agent shall be entitled to rely on each such representation and deemed representation). In no event shall the Trustee or the Collateral Agent be obligated to ascertain, calculate, monitor, inquire or otherwise make any determination as to whether any Holder is a Net Short Holder. None of the Trustee nor the Collateral Agent shall have any liability to the Company, Guarantor, Holder, beneficial holder or any other person in connection with determinations related to or actions taken or deemed to be taken by Net Short Holders. In any case in which the Holder is DTC or its nominee, each beneficial owner of the Notes agrees to notify DTC if it is a Net Short Holder and DTC shall be entitled to conclusively rely thereon in delivering its consent to any amendment, modification or waiver of any provision of this Indenture, the Notes, the Note Guarantees, any Security Document or any Intercreditor Agreement.

For the avoidance of doubt, each of the Trustee and the Collateral Agent shall be entitled to conclusively rely on any direction, consent or waiver delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any position representation, enforce compliance with any net short covenants, verify any statements in any delivered to it, or otherwise make calculations, investigations or determinations with respect to Net Short Holders. Neither the Trustee not the Collateral Agent shall have any liability to the Company, any Holder or any other Person in acting in good faith on a direction, consent or waiver delivered to it.

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date on which the Trustee receives an Officer’s Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, etc.

The Trustee and/or the Collateral Agent, as applicable, will sign any amended or supplemental indenture or amendment or supplement of the Notes, any Note Guarantee, any Security Document or other instrument, authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, protections, indemnities, obligations, duties, liabilities or immunities of the Trustee and/or the Collateral Agent, as applicable. In executing any amended or supplemental indenture or amendment or supplement of the Notes, any Note Guarantee, any Security Document or other instrument, the Trustee and/or the Collateral Agent, as applicable, will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon, in addition to the documents required by Section 13.02, except as specified in Section 9.01(b), an Officer’s Certificate and an Opinion of Counsel each stating that the execution of such amended or supplemental indenture or amendment or supplement of the Notes, any Note Guarantee, any Security Document or other instrument, is authorized or permitted by this Indenture and to the extent applicable, the Security Documents and that such supplemental indenture or amendment or supplement of the Notes, any Note Guarantee, any Security Document or other instrument, constitutes the valid and binding obligation of the Company, enforceable against them in accordance with its terms, subject to customary exceptions.

ARTICLE 10

NOTE GUARANTEES

Section 10.01 Guarantee.

(a) Subject to this Article 10, each of the Guarantors that executes this Indenture or a supplemental indenture hereto, from and after the date of such execution, jointly and severally, irrevocably, fully and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Collateral Agent and their successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes, the Security Documents or the obligations of the Company hereunder or thereunder, that:

(1) the principal of, premium on, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest on, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee or the Collateral Agent under the Indenture, the Security Documents and the Notes will be promptly paid in full or performed, all in accordance with the terms hereof and thereof (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization, arrangement, receivership or like proceeding, relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.06); and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives (to the fullest extent permitted by law) diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture. Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee, the Collateral Agent or any Holder in enforcing any rights under this Section 10.01.

(c) If any Holder, the Trustee or the Collateral Agent is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either the Trustee, the Collateral Agent or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(e) Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee and the Collateral Agent, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 10.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance or transfer at undervalue for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state, provincial or territorial law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03 Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that this Indenture or a supplemental indenture in the form of Exhibit D hereto will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or a supplemental indenture hereto or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that the Company or any of its Restricted Subsidiaries creates or acquires any Wholly-Owned Domestic Restricted Subsidiary after the Issue Date, if required by Section 4.14, the Company will cause such Wholly-Owned Domestic Restricted Subsidiary to comply with the provisions of Section 4.14 and this Article 10, to the extent applicable.

Neither the Company nor any Guarantor shall be required to make a notation on the Notes to reflect a Note Guarantee or any release, termination or discharge thereof.

Section 10.04 Guarantors May Consolidate, etc., on Certain Terms.

(a) Except as otherwise provided in Section 10.05, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge or amalgamate with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless either:

(1) subject to Section 10.05, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving or continuing following any such consolidation, amalgamation or merger unconditionally assumes all the obligations of that Guarantor under its Note Guarantee and this Indenture, on the terms set forth therein or herein, pursuant to a supplemental indenture; or

(2) such sale, other disposition, consolidation, amalgamation or merger is permitted and the Net Proceeds of such sale or other disposition if any and if required are applied in accordance with, in each case, the applicable provisions of this Indenture, including without limitation, Section 4.10.

(b) In case of any such consolidation, merger, amalgamation, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

(c) This Section 10.04 will not apply to (i) any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and/or any Guarantor, (ii) any consolidation, amalgamation or other combination or merger of a Guarantor with or into an Affiliate for purpose of changing the legal domicile of such Guarantor, reincorporating such or changing the legal form of such Guarantor in another jurisdiction so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby, (iii) any consolidation, amalgamation or other combination, merger or transfer of all or part of the properties and assets of any Restricted Subsidiary to or with any of the Company or Guarantors, (iv) any consolidation, amalgamation or other combination, merger or transfer of all or part of the properties and assets of any Restricted Subsidiary to or with any other Restricted Subsidiary and (v) the Transactions or, any Permitted Reorganization.

Section 10.05 Releases.

A Note Guarantee of a Guarantor will be automatically and unconditionally released and discharged upon:

(1) the sale, exchange, disposition or other transfer (including through merger, arrangement, amalgamation or consolidation) of (x) the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) either the Company or its Restricted Subsidiaries, if after such transaction the Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of such Guarantor if such sale, exchange, disposition or other transfer is made in compliance with this Indenture and such entity is not a guarantor or a borrower (if applicable) of the New Credit Agreement Obligations (or is contemporaneously released therefrom);

(2) the Company designating such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under Section 4.07 and the definition of “Unrestricted Subsidiary;”

(3) in the case of any Restricted Subsidiary that after the Issue Date is required to guarantee the Notes pursuant Section 4.14, the release or discharge of the Indebtedness incurred by or the guarantee by such Restricted Subsidiary of Indebtedness that gave rise to such guarantee whether such release or discharge occurs upon any action, event, circumstance or occurrence in accordance with the terms thereof or the repayment of the Indebtedness, in each case, that resulted in the obligation to guarantee the Notes, except if a release or discharge is by or as a result of payment in connection with the enforcement of remedies under such other guarantee or Indebtedness (it being understood that a release subject to a contingent reinstatement is still considered a release and that if any such guarantee is so reinstated, such Note Guarantee shall also be reinstated to the extent that such Guarantor would then be required to provide a Note Guarantee pursuant Section 4.14);

(4) in the case of any Guarantor that becomes an Excluded Subsidiary, the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Company under the New Credit Agreement whether such release or discharge occurs upon any action, event, circumstance or occurrence in accordance with the terms thereof or the repayment of the Indebtedness, in each case, under the New Credit Agreement and any other then-outstanding Certain Capital Markets Debt, except if a release or discharge is by or as a result of payment in connection with the enforcement of remedies under such other guarantee or Indebtedness (except to the extent that such Guarantor would then be required to provide a Note Guarantee pursuant Section 4.14);

(5) the Company’s exercise of its legal defeasance option or covenant defeasance option as described under Article 8, or if the Company’s Obligations under this Indenture are discharged in accordance with the terms of this Indenture;

(6) such Guarantor ceasing to be a guarantor (or borrower, if applicable) under the New Credit Agreement in accordance with the terms thereof, in each case, other than pursuant to a repayment or refinancing of the New Credit Agreement, as applicable (other than in connection with the termination or payoff of the New Credit Agreement, as applicable) (except to the extent that such Guarantor would then be required to provide a Note Guarantee pursuant to Section 4.14); and

(7) with the consent of the Holders in accordance with Section 9.02.

At the request of the Company, and upon delivery to the Trustee of an Officer’s Certificate and an Opinion of Counsel that such release complies with this Indenture and all covenants and conditions precedent thereto have been complied with, the Trustee shall execute and deliver such instruments reasonably requested by the Company evidencing such release of a Guarantor from its Note Guarantee (it being understood that the failure to obtain any such instrument shall not impair any automatic release pursuant to this Section 10.05).

Section 10.06 Independent Obligation.

As an original and independent obligation, each Guarantor shall (i) indemnify the Trustee and Holder and their successors, endorsees, transferees and assigns and keep the Trustee and Holders indemnified against all costs, losses, expenses and liabilities of whatever kind resulting from the failure by the Company, or any of them, to make due and punctual payment of any of the obligations guaranteed under this Article 10 or resulting from any of such obligations being or becoming void, voidable, unenforceable or ineffective against any Company or Guarantor (including, but without limitation, all legal and other costs, charges and expenses incurred by the Trustee or Holders, or any of them, in connection with preserving or enforcing, or attempting to preserve or enforce, its rights under this Article 10); and (ii) pay on demand the amount of such costs, losses, expenses and liabilities whether or not any of the Trustee or Holders has attempted to enforce any rights against any Company or Guarantor or any other Person or otherwise.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge.

(a) This Indenture and the Security Documents will be discharged and will cease to be of further effect as to all Notes issued hereunder (except for certain surviving rights of the Trustee and Collateral Agent), when:

(1) either:

(A) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company or discharged from such trust, have been cancelled or delivered to the Trustee for cancellation; or

(B) all such Notes have become due and payable at final maturity or by reason of the sending of a notice of redemption or will become due and payable within one year or will be redeemed within one year under arrangements satisfactory to the Trustee for the giving of a notice of redemption in the name and at the expense of the Company and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, (i) cash in U.S. dollars in an amount, (ii) non-callable Government Securities, the scheduled payments of principal of and interest thereon will be in an amount, or (iii) a combination thereof in amounts, as will be sufficient (in case Government Securities have been deposited, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants certified in writing to the Trustee), without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on such Notes for principal of, premium on, if any, and interest, if any, on, the Notes to the date of maturity or redemption; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption (it being understood that any satisfaction and discharge shall be subject to the condition subsequent that such deficit is in fact paid), provided that the Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not in fact paid after any satisfaction and discharge of this Indenture; the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(2) the Company has delivered irrevocable written instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes to maturity or to the redemption date, as the case may be.

(b) In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, the Company’s and Guarantors’ obligations to the Trustee and the Collateral Agent pursuant to Section 7.06 shall survive such satisfaction and discharge, and if money shall have been deposited with the Trustee pursuant to clause (a) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive such satisfaction and discharge.

Section 11.02 Application of Trust Money.

Subject to the provisions of Section 8.06, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If either of the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Company has made any payment of principal of, premium on, if any, or interest on, any Notes because of the reinstatement of their obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 11.01 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 11 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 11.01 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect a discharge in accordance with this Article 11.

ARTICLE 12

COLLATERAL

Section 12.01 The Collateral.

From and after the Issue Date, the due and punctual payment of the principal of, premium, if any, and interest on the Notes and the Note Guarantees when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and the Note Guarantees and performance of all other obligations of the Company and the Guarantors under this Indenture, and the Notes and the Security Documents, shall be secured as provided in the Security Documents (upon the entry into such documents), which will define the terms of the Liens that secure the Notes Obligations, subject to the terms of the Intercreditor Agreements. The Company and the Guarantors hereby agree that the Collateral

Agent shall hold the Collateral in trust for its benefit and for the benefit of all of the Holders and the Trustee, in each case pursuant to the terms of the Security Documents and the Intercreditor Agreements, and the Collateral Agent is hereby authorized to execute and deliver the Security Documents and the Intercreditor Agreements. Each Holder, by its acceptance of any Notes, consents and agrees to the terms of the Security Documents and the Intercreditor Agreements (including the provisions providing for the possession, use, release and foreclosure of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreements, and authorizes and directs each of the Trustee and the Collateral Agent, as applicable, to enter into the Security Documents and the Intercreditor Agreements on the Issue Date, and at any time after the Issue Date, and to perform its respective obligations and exercise its respective rights thereunder in accordance therewith. The Collateral Agent, the Trustee and each Holder, by accepting the Notes and the Note Guarantees, acknowledges that, as more fully set forth in the Security Documents and the Intercreditor Agreements, the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders, the Collateral Agent and the Trustee, and that the Lien of this Indenture and the Security Documents in respect of the Collateral Agent, the Trustee and the Holders is subject to and qualified and limited in all respects by the Security Documents and the Intercreditor Agreements and actions that may be taken thereunder.

From and after the Issue Date, subject to the limitations set forth in the Security Documents, the Company and each of the Guarantors will execute, deliver and file, if applicable any and all documents, financing statements, financing change statements, registrations, agreements and instruments, and take all action that may be reasonably required under applicable law (including the filing of continuation financing statements and amendments to financing statements or equivalent Canadian financing statements or registrations), or that the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the Liens created or intended to be created by the Security Documents in the Collateral, subject to the terms of the Intercreditor Agreements.

So long as the Pari Passu Intercreditor Agreement is in effect and prior to the repayment in full of the New Credit Agreement Obligations, if the New Credit Agreement Agent grants an extension of time pursuant to a provision in the New Credit Agreement that is substantially similar to the corresponding provisions of the definition of “Excluded Assets” or exercises its discretion under the New Credit Agreement to determine that any Subsidiary of the Company shall be excluded from any of the requirements of the New Credit Agreement requiring a Subsidiary to become a Guarantor, or that any property shall be excluded from the Collateral by falling within the definition of “Excluded Asset” (as defined in the New Credit Agreement) or otherwise excluded from the Collateral, or that any action is not required to be taken to perfect a security interest in such property (or any applicable deadline will be extended), the Collateral Agent shall automatically be deemed to accept such determination under this Indenture and the Security Documents with respect to the Notes Obligations and shall execute any documentation requested by the Company, in connection therewith, in each case, other than pursuant to a repayment or refinancing of the New Credit Agreement. The Company shall provide written notice (which may be by e-mail) to the Collateral Agent certifying as to any such determination made by the New Credit Agreement Agent which shall be binding upon the Collateral Agent in accordance with the terms of this Indenture and such Security Documents.

Section 12.02 Release of Collateral.

(a) The Liens securing the Notes and the Note Guarantees will be automatically and unconditionally released and discharged under any one or more of the following circumstances:

(1) to enable the Company or a Guarantor to consummate the sale, transfer or other disposition (including by the termination of capital leases or the repossession of the leased property in a capital lease by the lessor) of such property or assets (to a Person that is not the Company or a Guarantor) to the extent not prohibited under Section 4.10;

(2) upon the release of a Guarantor from its Note Guarantee pursuant to this Indenture;

(3) in respect of the property, assets and Capital Stock of a Guarantor, upon designation of such Guarantor to be an Unrestricted Subsidiary in accordance with the terms of this Indenture;

(4) to the extent such Collateral otherwise becomes Excluded Assets;

(5) as described under Article 9;

(6) upon any release or termination of the Lien on any Shared Collateral securing the First Lien Obligations for which the Controlling Collateral Agent acts as Authorized Representative other than (x) pursuant to a repayment or refinancing of such First Lien Obligations or (y) after the occurrence and during the continuance of an event of default with respect to any First Lien Obligations for which the Controlling Collateral Agent does not act as Authorized Representative;

(7) in whole or in part, if the New Credit Agreement Agent releases or will release its Lien on such Collateral concurrently therewith, unless such release occurs in connection with a discharge in full in cash of the New Credit Agreement Obligations, which discharge is not in connection with a foreclosure of, or other exercise of remedies with respect to, Collateral by the New Credit Agreement Agent;

(8) upon payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(9) upon a legal defeasance or covenant defeasance under this Indenture as described under Article 8 or upon the satisfaction and discharge of this Indenture as described under Article 11; or

(10) as otherwise provided for in any Intercreditor Agreement.

The Holders also irrevocably authorize the Collateral Agent (a) to enter into and sign for and on behalf of the Notes Secured Parties, the Security Documents (including any subordination or intercreditor agreements with respect to Indebtedness and Liens permitted under this Indenture) for the benefit of the Notes Secured Parties and (b) to release or subordinate any Lien on any property granted to or held by the Collateral Agent to the holder of any Lien on such property that is permitted by clause (6) of the definition of “Permitted Liens” to the extent required by the holder of, or pursuant to the terms of any agreement governing, the obligations secured by such Liens.

(b) In each case described in the foregoing paragraph, upon receipt of an Officer’s Certificate and an Opinion of Counsel stating that such action is permitted by this Indenture, the Security Documents and all covenants and conditions precedent to such action have been complied with, the Collateral Agent will, at the Company’s expense, execute and deliver to the Company or the applicable Guarantor such documents as the Company or such Guarantor may reasonably request to evidence the release of such item of Collateral from the Lien granted under the Security Documents or to subordinate its interest in such item, or to evidence the release of such Guarantor from its obligations under the Note Guarantee, in each case in accordance with the terms of this Indenture and applicable Security Documents. Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in good faith in reliance upon any such Officer’s Certificate and Opinion of Counsel, and notwithstanding any term hereof or in any Security Document to the contrary, the Trustee and the Collateral Agent shall not be under any obligation to execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

(c) The release of any Collateral in accordance with the terms of this Indenture and the Security Documents shall not be deemed to impair the security under this Indenture on any remaining Collateral or affect the Lien of this Indenture or the Security Documents on any remaining Collateral pursuant to this Indenture, the Security Documents or the Intercreditor Agreements.

Section 12.03 Suits to Protect the Collateral.

Subject to the provisions of Article 7 and the Security Documents and the Intercreditor Agreements, the Trustee in its sole discretion and without the consent of the Holders, on behalf of the Holders, may or may direct the Collateral Agent to take all actions it determines in order to:

(a) enforce any of the terms of the Security Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Security Documents and the Intercreditor Agreements, the Trustee and the Collateral Agent shall have the power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may in its sole discretion deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.

Section 12.04 Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the Intercreditor Agreements, the Trustee and the Collateral Agent are authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 12.05 Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 12 to be sold be under any obligation to ascertain or inquire into the authority of the Company or the applicable Guarantor to make any such sale or other transfer.

Section 12.06 Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 12; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 12.07 Release Upon Termination of the Company’s Obligations.

In the event that the Company delivers to the Trustee and the Collateral Agent an Officer’s Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Notes, the Note Guarantees and the Security Documents that were due and payable at or prior to the time such principal, together with accrued and unpaid interest, were paid, (ii) the Company shall have exercised its Legal Defeasance option or its Covenant Defeasance option, in each case in compliance with the provisions of Article 8, or (iii) the Company has discharged this Indenture and the Security Documents described under Article 11, and in each case, an Opinion of Counsel stating that all conditions precedent to such Legal Defeasance, Covenant Defeasance or discharge, as applicable, have been satisfied, the Trustee and/or the Collateral Agent, as applicable, shall deliver to the Company a release of Lien in the Collateral without recourse, representations or warranties and shall do or cause to be done (at the expense of the Company) all acts reasonably requested of them to promptly release such Lien.

Section 12.08 Collateral Agent.

(a) The Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its agent under this Indenture, the Security Documents and the Intercreditor Agreements and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents and the Intercreditor Agreements and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, the Security Documents and the Intercreditor Agreements, together with such powers as are reasonably incidental thereto, and consents and agrees to the terms of the Intercreditor Agreements and each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. In acting under this Indenture, the Security Documents or any Intercreditor Agreement, the Collateral Agent shall have all the same rights, privileges, indemnities and immunities provided hereunder and in the Security Documents and shall have all the same rights, privileges, indemnities and immunities as the Trustee set forth in Article 7 of this Indenture to the extent not otherwise expressly set forth herein. For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Collateral Agent hereunder, including, without limitation, its right to be indemnified prior to taking action, shall survive the satisfaction, discharge or termination of this Indenture or its earlier termination, resignation or removal of the Collateral Agent, in such capacity. The Collateral Agent agrees to act as such on the express conditions contained in this Section 12.08. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provision of this Indenture, the Intercreditor Agreements and the Security Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents and the Intercreditor Agreements, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents and the Intercreditor Agreements to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents and the Intercreditor Agreements or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Collateral Agent may perform any of its duties under this Indenture, the Security Documents or the Intercreditor Agreements by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates and branches (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.

(c) None of the Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Document or the Intercreditor Agreements or the transactions contemplated thereby (except to the extent that the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any other Grantor (as defined in a Security Agreement or similar term used in a Security Agreement) or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, the Security Documents or the Intercreditor Agreements, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Security Documents or the Intercreditor Agreements, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents or the Intercreditor Agreements, or for any failure of any Grantor or any other party to this Indenture, the Security Documents or the Intercreditor Agreements to perform its obligations hereunder or thereunder. None of the Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Security Documents or the Intercreditor Agreements or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any other Grantor), independent accountants and other experts and advisors selected by the Collateral Agent. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents or the Intercreditor Agreements unless it shall first receive such request, direction, instruction or consent of the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Security Documents or the Intercreditor Agreements in accordance with a request, direction, instruction or consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (or such larger amount of Holders as required pursuant to Section 9.02) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested in accordance with Article 6 by the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.08).

(f) The Collateral Agent may resign at any time by notice to the Trustee (if the entity acting as the Trustee is not also acting as Collateral Agent hereunder) and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Company shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Trustee, at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint a successor collateral agent, subject to the consent of the Company (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor, at the Company’s expense. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 12.08 (and Section 7.06) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture. If the Collateral Agent consolidates, merges, converts into, sells or transfers all or substantially all of its corporate trust business to another corporation, such successor corporation without any further act shall be the successor Collateral Agent.

(g) Regions Bank shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreements, neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct, as determined by a final order of a court of competent jurisdiction. The Collateral Agent shall have no liability for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents, unless it shall have been grossly negligent in ascertaining the pertinent facts.

(h) The Collateral Agent is authorized and directed to (i) enter into the Security Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreements, (iii) make the representations of the Holders set forth in the Security Documents and Intercreditor Agreements, (iv) bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreements and (v) perform and observe its obligations under the Security Documents and the Intercreditor Agreements.

(i) If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent such proceeds to be applied by the Collateral Agent pursuant to the terms of this Indenture, the Security Documents and the Intercreditor Agreements. Any funds held on deposit by the Collateral Agent pending distribution shall be held on deposit under this Indenture without investment, and the Collateral Agent shall have no liability for interest or other compensation thereon.

(j) The Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(k) The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders and the Trustee shall have no obligation to the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to record or re-record or file or re-file any financing or continuation statements or amendments thereto or record any documents or instruments in any public office at any time or times or otherwise perfect or maintain the perfection of any Lien or security interest in the Collateral, or to determine whether all or the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the value, genuineness, validity, ownership, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreements other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents.

(l) If the Company or any Guarantor (i) incurs any obligations in respect of First Lien Obligations or Permitted Junior Lien Obligations at any time when no applicable intercreditor agreement is in effect or at any time when Indebtedness constituting First Lien Obligations or Permitted Junior Lien Obligations entitled to the benefit of an existing Intercreditor Agreement is concurrently retired, and (ii) delivers to the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the applicable Intercreditor Agreement) in favor of a designated agent or representative for the holders of the First Lien Obligations or Permitted Junior Lien Obligations so incurred, together with an Opinion of Counsel, the Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole and reasonable expense and cost of the Company, including reasonable legal fees and expenses of outside counsel to the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder; provided that neither an Officer’s Certificate nor an Opinion of Counsel shall be required in connection with the applicable Intercreditor Agreements to be entered into by the Collateral Agent on the Issue Date.

(m) No provision of this Indenture, the Intercreditor Agreements or any Security Document shall require the Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Collateral Agent) if it shall have received indemnity satisfactory to the Collateral Agent and the Trustee against potential costs and liabilities incurred by the Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreements or the Security Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.

(n) The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreements and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Company and (iii) may consult with counsel of its selection and the advice or opinion of such counsel shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(o) In no event shall the Collateral Agent be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(p) The Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Company or any other Grantor under this Indenture, the Intercreditor Agreements and the Security Documents. The Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Security Documents, the Intercreditor Agreements or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreements or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreements and any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreements and the Security Documents. The Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreements and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreements and any Security Documents. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreements and the Security Documents unless expressly set forth hereunder or thereunder. The Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture, the Security Documents and the Intercreditor Agreements.

(q) The parties hereto and the Holders hereby agree and acknowledge that neither the Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreements, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreements and the Security Documents, the Collateral Agent or Trustee may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto which in the Collateral Agent’s or the Trustee’s, as applicable, sole discretion may cause the Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state, provincial, territorial, local or foreign law, each of the Collateral Agent and the Trustee, as applicable, reserves the right, instead of taking such action, to either resign as the Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Collateral Agent nor the Trustee shall be liable to the Company, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state, provincial, territorial, local or foreign law, rule or regulation by reason of the Collateral Agent or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Collateral Agent or the Trustee) other than the Company or the Guarantors, a majority in interest of Holders shall direct the Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(r) Upon the receipt by the Collateral Agent of a written request of the Company signed by an Officer (a “Security Document Order”), the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document to be executed after the Issue Date. Such Security Document Order shall (i) state that it is being delivered to the Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 12.08(r), and (ii) instruct the Collateral Agent to execute and enter into such Security Document and the Collateral Agent shall (without any obligation to review or negotiate the terms of such Security Document) sign any such Security Document. Any such execution of a Security Document shall be at the direction and expense of the Company, upon delivery to the Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Security Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Security Documents without risk of liability. Notwithstanding the foregoing, in no event shall the Collateral Agent be required to execute and enter into any such Security Document if the Collateral Agent determines in its reasonable discretion that such Security Document is reasonably likely to adversely affect any of the Collateral Agent’s rights, benefits, immunities, privileges or indemnities hereunder, require the Collateral Agent to expend or risk its own funds or cause the Collateral Agent to incur any loss, liability or expense.

(s) Subject to the provisions of the applicable Security Documents and the Intercreditor Agreements, each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver the Intercreditor Agreements and the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreements or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes, the Trustee or, as expressly set forth herein, the Company, as applicable, subject, in each case, to all the rights, protections, privileges, indemnities and immunities afforded the Collateral Agent and the Trustee hereunder and under the Security Documents. Notwithstanding anything else to the contrary set forth herein, but subject to the provisions of Section 4.17 and Section 12.01 of this Indenture, whenever reference is made herein or in any Security Document to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, unless the applicable action is permitted to be taken under this Indenture without the consent of the Holders (in which case the Collateral Agent may act at the direction of the Company), (i) such provision shall refer to the Collateral Agent exercising each of the foregoing at the instruction of the Holders of a majority in aggregate principal amount of the then outstanding Notes (or such other number or percentage of Holders as may be required by the applicable provisions of this Indenture) and (ii) it is understood that in all cases, the Collateral Agent shall be fully justified in failing or refusing to take any such action if it shall not have received written instruction, advice or concurrence from the Holders of a majority in aggregate principal amount of the then outstanding Notes (or such other number or percentage of Holders as shall be expressly provided for by the applicable provisions of this Indenture) in respect of such action.

(t) After the occurrence and continuance of an Event of Default, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents or the Intercreditor Agreements.

(u) The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the Intercreditor Agreements and to the extent not prohibited under the Intercreditor Agreements, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.11 and the other provisions of this Indenture.

(v) In each case that the Collateral Agent may or is required hereunder or under any Security Document or any Intercreditor Agreement to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document or any Intercreditor Agreement, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. Subject to the provisions of Article IX, if the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(w) Notwithstanding anything to the contrary in this Indenture or in any Security Document or any Intercreditor Agreement, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, (A) the recording, filing, registering, perfection, protection or maintenance of the Liens intended to be created by this Indenture, the Security Documents, the Intercreditor Agreements or any agreement or instrument contemplated hereby or thereby (including without limitation the filing or continuation of any UCC financing or continuation statements or similar registrations, documents or instruments), (B) the filing, re-filing, recording, re-recording or continuing of any document, financing statement, financing change statement, registration, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (C) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to the Collateral, nor shall the Collateral Agent or the Trustee be responsible for, and neither the Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the Liens intended to be created thereby. The actions described in items (A) through (C) shall be the sole responsibility of the Company.

(x) Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Company or the Guarantors, it may require an Officer’s Certificate and Opinion of Counsel, which shall conform to the provisions of this Section 12.08 and Section 13.02. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(y) Notwithstanding anything to the contrary contained herein, the Collateral Agent shall act pursuant to the instructions of the Holders, the Trustee and, as expressly set forth herein, the Company, solely with respect to the Security Documents and the Collateral, except as otherwise set forth in any Intercreditor Agreement.

(z) Neither the Trustee nor the Collateral Agent shall be under any obligation to effect or maintain insurance or to renew any policies of insurance or to make any determination or inquire as to the sufficiency of any policies of insurance carried by the Company or any Guarantor, or to report, or make or file claims or proof of loss for, any loss or damage insured against or that may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment to be made.

(aa) In no event shall the Collateral Agent be required to execute and deliver any landlord lien waiver, estoppel or collateral access letter, or any account control agreement or any instruction or direction letter delivered in connection with such document that the Collateral Agent determines adversely affects it or otherwise subjects it to personal liability, including without limitation agreements to indemnify any contractual counterparty; provided that nothing in this clause (aa) shall be implied as imposing any such obligation on the Company or any Guarantor to obtain any such landlord lien waiver, estoppel or collateral access letter, or any account control agreement.

(bb) Neither the Collateral Agent nor the Trustee shall have any responsibility or liability for the actions or omissions of the Credit Agreement Collateral Agent or any other “Controlling Collateral Agent” under the Pari Passu Intercreditor Agreement, nor shall the Trustee or Collateral Agent be obligated at any time to indemnify any person in connection with the exercise of any remedy under the Security Documents.

Section 12.09 Junior Lien Priority Intercreditor Agreements.

In the event that the Company or any of the Guarantors incur Indebtedness required to be secured on a Junior Lien Priority basis, subject to Section 12.08, the Collateral Agent will enter into a Junior Lien Priority Intercreditor Agreement which shall set forth the relative rights and obligations of the New Credit Agreement Agent, the Collateral Agent, on behalf of the Holders, and the holders of such Indebtedness.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Notices.

(a) Any notice or communication by the Company, any Guarantor or the Trustee to the others or to them by the Holders is duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission, e-mail or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company:

Diebold Nixdorf, Incorporated

350 Orchard Avenue NE

North Canton, Ohio 44720

Attention: Elizabeth C. Radigan

Phone: (330) 490-4000

E-mail: Elizabeth.Radigan@dieboldnixdorf.com

with a copy (which shall not constitute notice) to:

Jones Day

North Point, 901 Lakeside Avenue

Cleveland, Ohio 44114

Attention: Michael Solecki

Facsimile: (216) 579-0212

E-mail: mjsolecki@jonesday.com

If to the Trustee and/or the Collateral Agent:

Regions Bank

1180 West Peachtree Street, Suite 1200

Atlanta, Georgia 30309

Attention: Kristine Prall

Phone: (404) 581-3742

E-mail: Kristine.prall@Regions.com

The Company, any Guarantor, the Collateral Agent or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

(b) All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile or e-mail; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

(c) Any notice or communication to a Holder will be electronically delivered or mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to send a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders. Notwithstanding any other provision of this Indenture or the Notes, where this Indenture or a Note provides for notice of any event (including notice of redemption) to be given to a Holder of a Global Note, such notice shall be deemed sufficiently given when delivered to the Depositary for such Note, in accordance with its applicable procedures.

(d) If a notice or communication is sent in the manners provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except that notices to the Trustee and the Collateral Agent shall be effective only upon actual receipt thereof.

(e) If the Company sends a notice or communication to Holders, it will send a copy to the Trustee and each Agent at the same time.

(f) The Trustee and Collateral Agent agree to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods; provided, however, that the Trustee and the Collateral Agent shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee and the Collateral Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee and the Collateral Agent in their discretion elect to act upon such instructions, the Trustee’s or Collateral Agent’s understanding of such instructions shall be deemed controlling. Neither the Trustee nor the Collateral Agent shall be liable for any losses, costs or expenses arising directly or indirectly from their reasonable reliance upon and compliance with such notice, instructions or directions notwithstanding such notice, instructions or directions conflict or are inconsistent with a subsequent notice, instructions or directions. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee or the Collateral Agent, including without limitation the risk of the Trustee or Collateral Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Section 13.02 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or a Guarantor to the Trustee or the Collateral Agent to take any action under this Indenture or the Security Documents, as applicable, the Company or such Guarantor, as applicable, shall furnish to the Trustee and the Collateral Agent:

(1) An Officer’s Certificate in form reasonably satisfactory to the Trustee and the Collateral Agent (which must include the statements set forth in Section 13.03) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture and, if applicable, the Security Documents relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form reasonably satisfactory to the Trustee and the Collateral Agent stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.03 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied;

provided that an issuer of an Opinion of Counsel may rely as to matters of fact on an Officer’s Certificate or a certificate of a public official and an Officer executing an Officer’s Certificate may rely as to legal conclusions on an Opinion of Counsel.

Section 13.04 Business Days; Payment Dates.

If a payment date, including, without limitation, an Interest Payment Date and a redemption date, is not a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.

Section 13.05 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar, Paying Agent or Transfer Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.06 No Personal Liability of Directors, Officers, Employees and Shareholders.

No director, officer, employee, incorporator or shareholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, this Indenture, the Note Guarantees, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.07 Governing Law; Jurisdiction.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES AND THE SECURITY DOCUMENTS WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. The parties hereby (i) irrevocably submit to the non-exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan, the city of New York, (ii) waive any objection to laying of venue in any such action or proceeding in such courts, and (iii) waive any objection that such courts are an inconvenient forum or do not have jurisdiction over any party.

Section 13.08 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.09 Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind their successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.05.

Section 13.10 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.11 Intercreditor Agreements.

Reference is made to the Intercreditor Agreements. Each Holder, by its acceptance of a Note, (a) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and (b) authorizes and instructs the Trustee and the Collateral Agent to enter into the Intercreditor Agreements as Trustee and as Collateral Agent, as the case may be, and on behalf of such Holder, including without limitation, making the representations of the Holders contained therein.

Section 13.12 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Indenture by facsimile, e-mail or other electronic means shall be effective as delivery of a manually executed counterpart of this Indenture. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. In furtherance of the foregoing, the words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Indenture and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. As used herein, “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or other document.

Section 13.13 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.14 Waiver of Jury Trial.

EACH OF THE COMPANY, THE GUARANTORS (IF ANY), EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF AND THE TRUSTEE IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 13.15 Foreign Account Tax Compliance Act (FATCA).

The Company agrees (i) to provide the Trustee with such reasonable information as it has in its possession to enable the Trustee to determine whether any payments pursuant to this Indenture are subject to the withholding requirements described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof (“Applicable Law”), and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Law.

Section 13.16 Force Majeure.

Neither the Trustee nor the Collateral Agent shall be liable for delays or failures in performance resulting from acts beyond its control including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, any act or provision of any present or future law or regulation or governmental authority, earthquakes, fires, floods, sabotage, epidemics, riots, labor disputes, acts of civil or military authority or government actions, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee and the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Signatures on following page]

SIGNATURES

Dated as of December 18, 2024

DIEBOLD NIXDORF, INCORPORATED

By:	/s/ Thomas S. Timko
Name: Thomas S. Timko
Title: Executive Vice President and
Chief Financial Officer

DIEBOLD GLOBAL FINANCE LLC
DIEBOLD HOLDING COMPANY, LLC
DIEBOLD NIXDORF TECHNOLOGY FINANCE, LLC
DIEBOLD SST HOLDING COMPANY, LLC, as Guarantors

By:	/s/ Elizabeth Radigan
Name: Elizabeth Radigan
Title: President

[Signature Page to Indenture]

REGIONS BANK, as Trustee and Collateral Agent

By:	/s/ Kristine Prall
Name: Kristine Prall
Title: Vice President

[Signature Page to Indenture]

EXHIBIT A

[Insert the Global Note Legend, if applicable pursuant to the provisions of this Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of this Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of this Indenture]

CUSIP ______________1

ISIN ____________2

[RULE 144A][REGULATION S] GLOBAL NOTE

7.750% Senior First Lien Note due 2030

No.	$___________________

Diebold Nixdorf, Incorporated promises to pay to __________________ or registered assigns, the principal sum of [___] U.S. DOLLARS[, as revised by the Schedule of Exchanges of Interests in the Global Note attached hereto,]3 on March 31, 2030.

Interest Payment Dates: March 31 and September 30

Record Dates: March 15 and September 15

Dated: _________________

DIEBOLD NIXDORF, INCORPORATED

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

REGIONS BANK, as Trustee

By:
Authorized Signatory

Dated:

[1]	144A - 253651 AK9 // Reg S - U25319 AA9
[2]	144A - US253651AK94 // Reg S - USU25319AA95
[3]	Insert in Global Notes only

Back of Note

7.750% Senior Secured Notes due 2030

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. DIEBOLD NIXDORF, INCORPORATED, a Delaware corporation (the “Company”), promises to pay or cause to be paid interest on the principal amount of this Note at the rate of 7.750% per annum from December 18, 2024 until maturity. The Company will pay interest semi-annually in arrears on March 31 and September 30 of each year commencing March 31, 2025 (each, an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day to the Holders of record as of the close of business on the immediately preceding March 15 and September 15 (whether or not a Business Day). Interest on the Notes will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the date of original issuance of the Notes.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on March 15 and September 15 immediately preceding the Interest Payment Date (whether or not a Business Day), even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest (and defaulted interest, if any), if any, at the office or agency of the Paying Agent and Registrar within the City and State of New York, or, at the option of the Company, payment of interest, if any, due on an Interest Payment Date may be made by check mailed to the Holders at their addresses set forth in the register of Holders (or in the case of Global Notes, otherwise in accordance with the Applicable Procedures of the Depositary); provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium, if any, on, and interest, if any, on, all Global Notes and, with respect to interest due on an Interest Payment Date, all other Notes the Holders of which will have provided wire transfer instructions to the Paying Agent at least fifteen (15) Business Days prior to the Interest Payment Date. Such payments will be in coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT, TRANSFER AGENT AND REGISTRAR. Initially, Regions Bank, the Trustee under the Indenture, will act as Registrar, Paying Agent and Transfer Agent. The Company may change the Paying Agent, the Transfer Agent or Registrar without prior notice to the Holders of the Notes. The Company or any of its Subsidiaries may act in such capacity.

(4) INDENTURE. The Company issued the Notes under an Indenture dated as of December 18, 2024 (the “Indenture”) between the Company, the guarantors named therein, the Trustee and the Collateral Agent. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

(a) At any time prior to December 18, 2026, the Company may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes (calculated after giving effect to the issuance of any Additional Notes treated as the same class as the Initial Notes) issued under the Indenture at a redemption price equal to 107.750% of the principal amount of Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the right of Holders of Notes on a relevant record date to receive interest on an Interest Payment Date occurring on or prior to the redemption date), with an amount not to exceed the net cash proceeds of an Equity Offering; provided that:

(1) at least 50% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes treated as the same class as the Initial Notes, but excluding Notes held by the Company or any of its Subsidiaries) remain outstanding immediately after the occurrence of such redemption, unless all such Notes are redeemed substantially concurrently; and

(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(b) At any time prior to December 18, 2026, the Company may on any one or more occasions redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the date of redemption (subject to the right of Holders of Notes on a relevant record date to receive interest due on an Interest Payment Date occurring on or prior to the redemption date).

(c) At any time prior to December 18, 2027, the Company may on any one or more occasions redeem up to 10% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes) during any 12-month period at a redemption price equal to 103% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the right of Holders of Notes on a relevant record date to receive interest on an Interest Payment Date occurring on or prior to the redemption date).

(d) Except pursuant to clauses (a), (b), (c) and (h) of this Section 5, the Notes will not be redeemable at the Company’s option prior to December 18, 2026.

(e) On or after December 18, 2026, the Company may on any one or more occasions redeem all or a portion of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed to, but excluding, the applicable date of redemption, if redeemed during the 12-month period beginning on December 18 of the years indicated below (subject to the rights of Holders of Notes on a relevant record date to receive interest on an Interest Payment Date occurring on or prior to the redemption date):

Year	Percentage
2026	103.875%
2027	101.938%
2028 and thereafter	100.000%

(f) In connection with any redemption of Notes (including with an amount not to exceed the net cash proceeds of an Equity Offering), any such redemption may, at the Company’s discretion, be given prior to the completion of a transaction and be subject to one or more conditions precedent, including, but not limited to, consummation of any related Equity Offering, consummation of a Change of Control or consummation of a refinancing of any Indebtedness. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

(g) If the optional redemption date is on or after a record date and on or before the corresponding Interest Payment Date, the accrued and unpaid interest to, but excluding, the redemption date will be paid on the redemption date to the Holder in whose name the Note is registered at the close of business on such record date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

(h) Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Sale Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company, purchase all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all (but not less than all) Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption (subject to the right of Holders of Notes on a relevant record date to receive interest on an Interest Payment Date occurring on or prior to the redemption date). In determining whether the Holders of at least 90% of the aggregate principal amount of the outstanding Notes have validly tendered and not validly withdrawn such Notes in a tender offer, including a Change of Control Offer or Asset Sale Offer, Notes owned by the Company or its Affiliates or by funds controlled or managed by any Affiliate of the Company, or any successors thereof, shall be deemed to be outstanding for the purposes of such tender offer.

(i) Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on and after the applicable redemption date.

(6) MANDATORY REDEMPTION. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) If a Change of Control Triggering Event occurs, each Holder of Notes will have the right to require the Company to repurchase all or any portion (equal to a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture; provided that any unpurchased portion of a Note must be in a minimum denomination of $2,000. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase (the “Change of Control Payment Date”), subject to the rights of Holders of Notes on a relevant record date to receive interest due on an Interest Payment Date occurring on or prior to the Change of Control Payment Date. Within 30 days following any Change of Control Triggering Event, except to the extent the Company has delivered notice to the Trustee of its intention to redeem Notes pursuant to the Indenture, the Company will deliver or cause to be delivered a notice of such Change of Control Offer electronically in accordance with the applicable procedures of DTC or by first-class mail, with a copy to the Trustee, to each holder of Notes at the address of such Holder appearing in the Notes register or otherwise in accordance with the applicable procedures of DTC, describing the transaction or transactions that constitute the Change of Control.

(b) Following the occurrence of certain Asset Sales, the Company may be required to offer to repurchase the Notes as required by the Indenture.

(8) NOTICE OF REDEMPTION. At least 10 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail (or with respect to Global Notes to the extent permitted or required by the Depositary’s applicable procedures or regulations, send electronically), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address with a copy to the Trustee, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 11 thereof. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof (provided, that any unpurchased portion of a Note must be in a minimum denomination of $2,000); except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes, any Note Guarantee or the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes treated as the same class as the initial Notes, if any), voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and any existing Default or Event of Default (other than a Default or Event of Default under Sections 6.01(a)(1) or 6.01(a)(2) of the Indenture, except a Payment Default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture or the Notes or any Note Guarantee or Security Document may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes treated as the same class as the initial Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Without the consent of or notice to any Holder of Notes, the Indenture, the Notes, any Note Guarantee or the Security Documents may be amended or supplemented to cure any ambiguity, omission, mistake, defect, error or inconsistency contained in the Indenture, reduce the minimum denominations, or make such other provisions in regard to matters or questions arising under the Indenture that shall not materially and adversely affect the interests of the Holders of the Notes as the Board of Directors of the Company may deem necessary or desirable; to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of the Indenture relating to the form of the Notes (including related definitions); to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of the Notes and Note Guarantees in the case of a merger, arrangement, amalgamation or consolidation or sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the Company’s or such Guarantor’s assets, as applicable; to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any Holder; at the Company’s election, to comply with the requirements of the Commission in order to effect or maintain the qualifications of the Indenture under the TIA, if applicable or required; to conform the text of the Indenture, the Notes, the Note Guarantees or any Security Documents to any provision of the “Description of the notes” section of the Offering Memorandum; to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture; to add an obligor under the Indenture or allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Note Guarantee with respect to the Notes; to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee, Collateral Agent or agent to provide for the accession by the Trustee, Collateral Agent or agent to any Notes documentation; to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect; to comply with the rules and procedures of any applicable securities depositary; to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for the benefit of the Notes Secured Parties, as additional security for the payment and performance of all or any portion of the Obligations in respect of the Notes, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to the Indenture, any of the Security Documents or otherwise; to release Collateral from the Lien of the Indenture and the Security Documents when permitted or required by the Security Documents or the Indenture; to add First Lien Obligations or Permitted Junior Lien Obligations and the holders thereof and/or any representatives thereof and to add any additional Restricted Subsidiary that is a borrower, issuer or guarantor, as applicable, for any such obligations to the Intercreditor Agreements; and to comply with any requirement of the Commission in connection with any required qualification of this Indenture under the Trust Indenture Act.

(12) DEFAULTS AND REMEDIES. The Notes are subject to the Defaults and Events of Default set forth in Section 6.01 of the Indenture. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all the Notes, rescind an acceleration or waive an existing Default or Event of Default and its respective consequences under the Indenture except a continuing Default or Event of Default under Sections 6.01(a)(1) or 6.01(a)(2) of the Indenture (except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes). The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default that has occurred and is continuing, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default, its status and what action the Company and Guarantors propose to take with respect thereto.

(13) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(14) NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(15) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature, facsimile signature or Electronic Signature of an authorized signatory of the Trustee or an authenticating agent.

(16) SECURITY. This Note will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture, the Security Documents and the Intercreditor Agreements. The Collateral Agent holds the Collateral in trust for the benefit of the Trustee, the Holders and the Collateral Agent pursuant to the Security Documents and the Intercreditor Agreements. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and the Intercreditor Agreements, and authorizes and directs the Collateral Agent to enter into the Security Documents and the Intercreditor Agreements on the Issue Date, and at any time after the Issue Date, and to perform its obligations and exercise its rights thereunder in accordance therewith.

(17) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=Custodian), and U/G/M/A (=Uniform Gifts to Minors Act).

(18) CUSIP, COMMON CODE AND ISIN NUMBERS. The Company has caused CUSIP, Common Code and/or ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP, ISIN and Common Code numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE, THE NOTE GUARANTEES AND THE SECURITY DOCUMENTS (OTHER THAN SECURITY DOCUMENTS GOVERNED BY APPLICABLE FOREIGN LAW) WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(20) WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE GUARANTORS (IF ANY), EACH HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THIS NOTE, THE GUARANTEES OR THE TRANSACTION CONTEMPLATED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Diebold Nixdorf, Incorporated

350 Orchard Avenue NE

North Canton, Ohio 44720

Attention: Elizabeth C. Radigan

Phone: (330) 490-4000

E-mail: Elizabeth.Radigan@dieboldnixdorf.com

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s sec. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

attorney to transfer this Note on the books of the Company. The attorney may substitute another to act for him.

Date: ____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: ____________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or Section 4.13 of the Indenture, check the appropriate box below:

☐ Section 4.10    ☐ Section 4.13

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.13 of the Indenture, state the amount you elect to have purchased:

$__________ (equal to $2,000 or an integral multiple of $1,000 in excess thereof, provided that the unpurchased portion of the Note shall be in a minimum principal amount of $2,000).

Date: ___________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*: ____________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE4

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made (or otherwise in accordance with the Applicable Procedures of the Depositary):

Date of Exchange/Transfer	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

[4]	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Diebold Nixdorf, Incorporated

350 Orchard Avenue NE

North Canton, Ohio 44720

Attention: Elizabeth C. Radigan

E-mail: Elizabeth.Radigan@dieboldnixdorf.com

Regions Bank

1180 West Peachtree Street, Suite 1200

Atlanta, Georgia 30309

Attention: Kristine Prall

E-mail: Kristine.prall@Regions.com

Re:	7.750% Senior Secured Notes due 2030

Reference is hereby made to the Indenture dated as of December 18, 2024 (the “Indenture”), among Diebold Nixdorf, Incorporated, a Delaware corporation (the “Company”), the Guarantors (as defined herein) party thereto from time to time, and Regions Bank, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

________________, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $______________ in such Note[s] or interests (the “Transfer”), to _______________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if the Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for his, her or its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

2. ☐ Check if the Transferee will take delivery of a beneficial interest in the Regulation S Temporary Global Note, the Regulation S Permanent Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on his, her or its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on his, her or its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed Transfer is being made prior to the expiration of the Restricted Period, the Transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an initial purchaser). Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Permanent Global Note, the Regulation S Temporary Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if the Transferee will take delivery of a beneficial interest in a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Company or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4.  ☐ Check if the Transferee will take delivery of a Beneficial Interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)  ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)  ☐ Check if Transfer is pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)  ☐ Check if Transfer is pursuant to other exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:	_____________________

Signature Guarantee*:	____________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐	a beneficial interest in the:

	(i)	☐ 144A Global Note (CUSIP ________), or

	(ii)	☐ Regulation S Global Note (CUSIP ________), or

(b)	☐	a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐	a beneficial interest in the:

	(i)	☐ 144A Global Note (CUSIP ________), or

	(ii)	☐ Regulation S Global Note (CUSIP ________), or

	(iii)	☐ Unrestricted Global Note (CUSIP ________)

(b)	☐	a Restricted Definitive Note;

(c)	☐	an Unrestricted Definitive Note;

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Diebold Nixdorf, Incorporated

350 Orchard Avenue NE

North Canton, Ohio 44720

Attention: Elizabeth C. Radigan

E-mail: Elizabeth.Radigan@dieboldnixdorf.com

Regions Bank

1180 West Peachtree Street, Suite 1200

Atlanta, Georgia 30309

Attention: Kristine Prall

E-mail: Kristine.prall@Regions.com

Reference is hereby made to the Indenture dated as of December 18, 2024 (the “Indenture”), among Diebold Nixdorf, Incorporated, a Delaware corporation (the “Company”), the Guarantors (as defined herein) party thereto from time to time, and Regions Bank, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $_________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or beneficial interests in Restricted Global Notes for Restricted Definitive Notes of the same series or beneficial interests in Restricted Global Notes of the same series.

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note of the same series. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note of the same series with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act of 1933, as amended (the “Securities Act”).

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note of the same series. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE]

☐ 144A Global Note; or

☐ Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

2. Exchange of Restricted Definitive Notes or beneficial interests in Restricted Global Notes for Unrestricted Definitive Notes or beneficial interest, in Unrestricted Global Notes of the same series.

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note of the same series. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note of the same series in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note of the same series. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note of the same series, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note of the same series. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note of the same series, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note of the same series. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _____________________

Signature Guarantee*: ____________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of ________________, among ______________________ (the “Guaranteeing Subsidiary”), a subsidiary of Diebold Nixdorf, Incorporated, a Delaware corporation (the “Company”), the Company and Regions Bank, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”).

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee and the Collateral Agent an indenture (the “Indenture”), dated as of December 18, 2024, providing for the issuance of 7.750% Senior Secured Notes due 2030 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee and the Collateral Agent a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”);

WHEREAS, Section 9.01 of the Indenture provides that the parties may amend or supplement the Indenture in order to add Guarantors pursuant to the Indenture, without the consent of the Holders; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid indenture and agreement according to its terms have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE.

(a) Subject to paragraph (c) below, the Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture, effective upon the execution and delivery of this Supplemental Indenture.

(b) Subject to paragraph (c) below, the Guaranteeing Subsidiary hereby agrees to provide an unconditional Note Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article 10 thereof.

3. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiary, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE AND COLLATERAL AGENT. Neither the Trustee nor the Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guaranteeing Subsidiary.

8. BENEFITS ACKNOWLEDGED. The Guaranteeing Subsidiary’s Note Guarantee is subject to the terms and conditions in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

9. SUCCESSORS. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee and the Collateral Agent in this Supplemental Indenture shall bind their respective successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: __________________

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

DIEBOLD NIXDORF, INCORPORATED

By:
Name:
Title:

REGIONS BANK, as Trustee and Collateral Agent

By:
Name:
Title:

EXHIBIT E

CERTIFICATE OF BENEFICIAL OWNERSHIP

Regions Bank

1180 West Peachtree Street, Suite 1200

Atlanta, Georgia 30309

Attention: Kristine Prall

E-mail: Kristine.prall@Regions.com

Re:	$950,000,000 aggregate principal amount of 7.750% Senior Secured Notes due 2030 (the “Notes”) of Diebold Nixdorf, Incorporation, a Delaware corporation (the “Company”).

Ladies and Gentlemen:

This is to certify that based solely on certifications we have received in writing, by tested telex or by electronic transmission from institutions appearing in our records as persons being entitled to a portion of the principal amount of Notes represented by a Regulation S Temporary Global Note issued under the Indenture, dated as of December 18, 2024, among the Company, the Guarantors party thereto from time to time and Regions Bank, as trustee and collateral agent, that as of the date hereof, $_________ principal amount of Notes represented by the Regulation S Temporary Global Note being submitted herewith for exchange is beneficially owned by persons that are either (i) non-U.S. persons (within the meaning of Regulation S under the Securities Act of 1933, as amended) or (ii) U.S. persons that purchased the Notes in a transaction that did not require registration under the Securities Act of 1933, as amended.

We further certify that (i) we are not submitting herewith for exchange any portion of such Regulation S Temporary Global Note excepted in such certifications and (ii) as of the date hereof we have not received any notification from any institution to the effect that the statements made by such institution with respect to any portion of such Regulation S Temporary Global Note submitted herewith for exchange are no longer true and cannot be relied upon as of the date hereof.

You and the Company are entitled to rely upon this certificate and are irrevocably authorized to produce this certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

E-1

Yours faithfully,

[Name of Euroclear or Clearstream Participant]

By:
Name:
Title:
Address:

Date: _______________

E-2